Exhibit 10.1

CREDIT AGREEMENT

Dated as of January 31, 2018

among

MEREDITH CORPORATION,

as the Borrower,

THE SUBSIDIARY GUARANTORS PARTY HERETO FROM TIME TO TIME,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

and

ROYAL BANK OF CANADA,

as Administrative Agent and Collateral Agent

RBC CAPITAL MARKETS*,

CREDIT SUISSE SECURITIES (USA) LLC,

BARCLAYS BANK PLC,

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners

and

BNP PARIBAS,

CAPITAL ONE, NATIONAL ASSOCIATION,

FIFTH THIRD BANK,

BANKERS TRUST COMPANY,

and

THE NORTHERN TRUST COMPANY,

as Co-Documentation Agents

*	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

i

(continued)

(continued)

(continued)

(continued)

v

DISCLOSURE LETTER SCHEDULES

1.01A	Commitments
1.01B	Letter of Credit Commitments
1.01C	Subsidiary Guarantors
1.01D	Existing Investments
2.03(a)	Existing Letters of Credit
5.06	Litigation
5.07	Exceptions to Ownership of Property
5.08	Environmental Matters
5.11	Restricted Subsidiaries
5.19	Insurance
5.24	Broadcast Licenses and Stations
6.13(a)	Certain Collateral Documents
7.01	Existing Liens
7.02(b)	Existing Indebtedness
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A-1	Committed Loan Notice
A-2	Swingline Request
B-1	Term Note
B-2	Revolving Credit Note
C	Compliance Certificate
D	Assignment and Assumption
E	Security Agreement
F-1	Perfection Certificate
F-2	Perfection Certificate Supplement
G-1	U.S. Tax Compliance Certificate or Foreign Non-Partnership Lenders
G-2	U.S. Tax Compliance Certificate or Foreign Non-Partnership Participants
G-3	U.S. Tax Compliance Certificate or Foreign Partnership Lenders
G-4	U.S. Tax Compliance Certificate or Foreign Partnership Participants
H	Solvency Certificate
I	Prepayment Notice

CREDIT AGREEMENT, dated as of January 31, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among Meredith Corporation, an Iowa corporation, as borrower (the “Borrower”), the Subsidiary Guarantors party hereto from time to time, each lender party hereto from time to time (collectively, the “Lenders” and individually, a “Lender”) and Royal Bank of Canada (“Royal Bank”), as Swingline Lender, Administrative Agent and Collateral Agent.

The Borrower has entered into that certain Agreement and Plan of Merger, dated as of November 26, 2017 (the “Merger Agreement”), among the Borrower, Time Inc. (the “Target”) and Gotham Merger Sub, Inc. (the “Merger Sub”).

The Borrower has requested that (a) the Term Lenders lend Term Loans to the Borrower on the Closing Date the proceeds of which, together with the proceeds of the Senior Notes and the Equity Contribution, will be used to (i) acquire all of the Target Stock from the holders thereof (the “Acquisition”), (ii) refinance or repay in full all existing Indebtedness for borrowed money of the Borrower and the Target (except for Indebtedness permitted under Section 7.02), and (iii) pay fees and expenses incurred in connection with the Transactions; and (b) from time to time (i) the Revolving Credit Lenders make Revolving Credit Loans to the Borrower, and (ii) the L/C Issuers issue Letters of Credit.

The applicable Lenders have indicated their willingness to lend, and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Opinion” has the meaning set forth in Section 6.01(a).

“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. The term “Acquired Indebtedness” does not include Indebtedness of a Person that is redeemed, discharged, defeased, retired or otherwise repaid at the time of, or immediately upon consummation of, the transactions by which such Person became a Restricted Subsidiary or such asset acquisition.

“Acquisition” has the meaning specified in the recitals to this Agreement.

“Additional Lender” has the meaning set forth in Section 2.14(c).

“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.15; provided, that each Additional Refinancing Lender shall be subject to the approval of (x) the Administrative Agent and (y) solely with respect to any Refinancing Amendment establishing any Revolving Credit Commitments, each L/C Issuer and the Swingline Lender, such approvals not to be unreasonably withheld or delayed, to the extent that any such consent would be required from the Administrative Agent under Section 10.06(b)(iii)(B) or from such L/C Issuers and the Swingline Lender under Section 10.06(b)(iii)(C), as the case may be, for an assignment of Loans to such Additional Refinancing Lender, solely to the extent such consent would be required for any assignment to such Lender.

“Administrative Agent” means Royal Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02 of the Disclosure Letter, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 7.07(a).

“Affiliated Lender” means any Lender that holds beneficial ownership of 10% or more of the total voting power of the Voting Stock of the Borrower.

“Agent Parties” has the meaning set forth in Section 10.02(c).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” mean the Commitments of all the Lenders.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Agreement Currency” has the meaning set forth in Section 10.22(b).

“All-In Yield” means, at any time, with respect to any Term Loan or other Indebtedness, the weighted average yield to stated maturity of such Term Loan or other Indebtedness based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders or other creditors advancing such Term Loan or other Indebtedness with respect thereto (but not arrangement or underwriting fees paid to an arranger for their account) and to any interest rate “floor” (with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four year life to maturity).

“Alternative Currency” means (a) Sterling and (b) any Permitted Additional L/C Currency.

“Alternative Currency Exposure” means, at any time, the Dollar Equivalent of all L/C Obligations denominated in an Alternative Currency.

“Alternative Currency Sublimit” means the lesser of (a) $150 million and (b) the aggregate amount of the L/C Commitments. The Alternative Currency Sublimit is part of, and not in addition to, the Letter of Credit Sublimit.

“Applicable Creditor” has the meaning set forth in Section 10.22(b).

“Applicable ECF Percentage” means, for any Excess Cash Flow Period, (a) 50% if the Consolidated Net Leverage Ratio as of the last day of such Excess Cash Flow Period is greater than 2.50 to 1.00, (b) 25% if the Consolidated Net Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00, and (c) 0% if the Consolidated Net Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 2.00 to 1.00.

“Applicable Percentage” means, with respect to any Revolving Credit Lender, the percentage of the total Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Applicable Period” has the meaning set forth in the definition of “Applicable Rate”.

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to Term Loans, 3.00% in the case of Eurocurrency Rate Loans and 2.00% in the case of Base Rate Loans.

(b) with respect to Revolving Credit Loans, Swingline Loans, commitment fees on unused Revolving Credit Commitments and Letter of Credit fees, as the case may be, the applicable rate set forth in the table below under the caption “Eurocurrency Rate and Letter of Credit Fees”, “Base Rate” or “Unused Commitment Fee Rate”, respectively, subject to the adjustment as provided in the paragraph set forth beneath the table below:

Applicable Rate

Pricing Level	Consolidated Net Leverage Ratio	Eurocurrency Rate and Letter of Credit Fees	Base Rate	Unused Commitment Fee Rate
1	> 2.50 to 1.00	3.00%	2.00%	0.500%
2	< 2.50 to 1.00 and > 2.00 to 1.00	2.75%	1.75%	0.375%
3	< 2.00 to 1.00	2.50%	1.50%	0.375%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, that the highest pricing level shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply up to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

In the event that any Compliance Certificate is shown by the Administrative Agent to be inaccurate (whether as a result of an inaccuracy in the financial statements on which such Compliance Certificate is based, a mistake in calculating the applicable Consolidated Net Leverage Ratio or otherwise) at any time that this Agreement is in effect and any Revolving Credit Loans or Revolving Credit Commitments are outstanding such that the Applicable Rate for any period (an “Applicable Period”) should have been higher than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall promptly (and in no event later than five Business Days thereafter) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period; (ii) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Revolving Credit Lenders owe any amounts to the Borrower); and (iii) the Borrower shall pay to the Administrative Agent promptly (and in no event later than five Business Days after the date such corrected Compliance Certificate is delivered) any additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. Notwithstanding anything to the contrary in this Agreement, any nonpayment of such interest as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the Default Rate), at any time prior to the date that is five Business Days following the date such corrected Compliance Certificate is delivered. The Borrower’s Obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

“Applicable Reserve Requirement” means, at any time, for any Eurocurrency Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against Eurocurrency liabilities (as such term is defined in Regulation D issued by the FRB) under regulations issued from time to time by the FRB or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves maintained by such member banks with respect to any category of liabilities which includes deposits by reference to which the applicable Eurocurrency Rate or any other interest rate of a Loan is to be determined, and any category of extensions of credit or other assets which include Eurocurrency Rate Loans. A Eurocurrency Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurocurrency Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class and (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means the Persons identified on the cover page of this Agreement as “joint lead arrangers” and “joint arrangers”; provided that the reference to Citigroup Global Markets Inc. shall be deemed to be a reference to Citi.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)(iii), and accepted by the Administrative Agent, in substantially the form of Exhibit D hereto or any other form (including electronic documentation generated by any electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, in respect of any Sale and Lease-Back Transaction, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Audited Financial Statements” means (a) the audited combined balance sheet of the Borrower, as of each of June 30, 2015, June 30, 2016 and June 30, 2017, and the related audited combined statements of income, of changes in shareholders’ equity and of cash flows and (b) the audited combined balance sheet of the Target, as of each of December 31, 2014, December 31, 2015 and December 31, 2016, and the related audited combined statements of income, of changes in shareholders’ equity and of cash flows, respectively.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Barclays” means Barclays Bank PLC.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its base rate, and (c) the Eurocurrency Rate for a Loan denominated in Dollars and an Interest Period of one month plus 1.00%; provided, that for purposes of this clause (c), the Base Rate with respect to Term Loans will be deemed not to be less than 2.00%. For the purposes of clause (b) above, the base rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such base rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means (1) with respect to the Borrower or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Term Borrowing or Swingline Loans, as the context may require.

“Broadcast Licenses” means the main station license issued by the FCC for each of the Stations, as such main station licenses may have been extended, modified, or renewed from time to time. This definition of “Broadcast Licenses” may be used with respect to any single Broadcast License meeting the preceding requirements or multiple Broadcast Licenses meeting such requirements, as the context requires.

“Business Day” means a day of the year on which banks are required to be open or are not authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Loans, on which dealings are carried on in the London interbank market and banks are open for business in London.

“Capital Expenditures” means, for any period, the aggregate of, without duplication (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries and (b) Capitalized Lease Obligations incurred by the Borrower and its Restricted Subsidiaries during such period.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, with respect to any Person, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP. The amount of Indebtedness represented by such liability will be the capitalized amount of such liability at the time any determination thereof is to be made as determined on the basis of GAAP.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked account at the Administrative Agent (or another commercial bank selected in compliance with Section 9.09) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means:

(a) United States dollars;

(b) (i) Euros, Canadian dollars, Sterling or any national currency of any member state of the European Union; and

(ii) any other foreign currency held by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government, Canadian government or any member state of the European Union or, in each case, any agency or instrumentality thereof (provided, that full faith and credit obligation of such country or member state is pledged in support thereof), with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits, eurodollar deposits and dollar time deposits with maturities of one year or less from the date of acquisition thereof, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the dollar equivalent calculated based on the relevant currency exchange rate as of the date of determination) in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) above and clause (h) below entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least (i) “P-1” by Moody’s or at least “A-1” by S&P (or if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and (ii) “P-2” by Moody’s or at least “A-2” by S&P (or if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after creation thereof;

(g) marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States, any province of Canada, any member state of the European Union or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(i) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated “AAA” (or the equivalent thereof) or better by S&P or “Aaa3” (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized rating agency); and

(j) investment funds investing 95% of their assets in securities of the types described in clauses (a) through (i) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means a Domestic Subsidiary or a Foreign Subsidiary that is a disregarded entity for U.S. federal income tax purposes, in each case substantially all of the assets of which consist, directly or indirectly, of Equity Interests in (i) one or more Foreign Subsidiaries that are CFCs or (ii) any other Person described in this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following, in each case excluding any of the Transactions:

(a) the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, to any Person other than the Borrower or a Restricted Subsidiary;

(b) the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), other than any Person or Persons that are members of the Meredith Family, in a single transaction or in a related series of transactions, of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person or “group”, such Person or “group” will not be deemed to have beneficial ownership of any securities that such Person or “group” has the right to acquire or vote only upon the happening of any future event or contingency, including the passage of time, that has not yet occurred) of 35% or more of the total voting power of the Voting Stock of the Borrower (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) (other than a transaction following which holders of securities that represented 100% of the Voting Stock of the Borrower immediately prior to such transaction (or other securities into which such securities are converted as part of such transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such transaction immediately after such transaction);

(c) the adoption of a plan of liquidation and dissolution of the Borrower; or

(d) a “change of control” (or similar event) shall occur under the Senior Notes Indenture or any Indebtedness for borrowed money or any Disqualified Stock, in each case incurred by any Loan Party as permitted under Section 7.08 with an aggregate outstanding principal amount in excess of the Threshold Amount.

“Citi” means Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby.

“Class” means (a) when used with respect to Lenders, whether such Lenders are Revolving Credit Lenders, Term Lenders or the Swingline Lender, (b) when used with respect to Commitments, whether such Commitments are Revolving Credit Commitments, Swingline Commitments or Term Commitments, and (c) when used with respect to Loans or a Borrowing, whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Swingline Loans or Term Loans. Additional Classes may be established as provided in this Agreement.

“Closing Date” the date on which the conditions precedent set forth in Section 4.01 are satisfied or duly waived.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means the “Collateral” as defined in the Security Agreement, all the “Collateral” or “Pledged Assets” as defined in any other Collateral Document and any other assets a Lien in which is granted or purported to be granted pursuant to any Collateral Document.

“Collateral Agent” means Royal Bank, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral Documents” means, collectively, the Security Agreement, each of the Mortgages (if any), collateral assignments, security agreements, pledge agreements, the Intellectual Property Security Agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.11 or Section 6.13, and each other agreement, instrument or document that creates or purports to create a Lien securing any or all of the Obligations in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment, Revolving Credit Commitment or Swingline Commitment of any Class or of multiple Classes, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing (other than Swingline Loans), (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.15(a), which shall be substantially in the form of Exhibit A-1 hereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications Act” has the meaning set forth in Section 8.02(e).

“Communications Laws” means the Communications Act, and any similar or successor federal statute, together with all published rules, regulations, policies, orders and decisions of the FCC promulgated thereunder.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C hereto.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by (to the extent the same were deducted (and not added back) in computing such Consolidated Net Income (other than clause (x)):

(i) provision for taxes based on income or profits or capital gains, including federal, state, provincial, local, foreign, non-U.S. franchise, excise, value added and similar taxes, foreign withholding taxes and taxes (whether paid in full or in installments) incurred as a result of or in order to consummate the Transactions, of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations; plus

(ii) Consolidated Interest Expense of such Person for such period; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv) any fees, premiums, expenses or charges related to (x) the Transactions, (y) any actual, proposed or contemplated Equity Offering, Permitted Investment, acquisition, Disposition, recapitalization, the incurrence or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) or (z) any amendments, consents, waivers or other modifications relating to the Senior Notes or the Facilities (whether or not consummated or successful); plus

(v) the amount of any restructuring charge, accrual or reserve, integration cost or other business optimization expense, including any restructuring costs incurred in connection with the Transactions, acquisitions, mergers or consolidations after the Closing Date and any other restructuring expenses, severance expenses, one-time compensation charges, post-retirement employee benefits plans, any expenses relating to reconstruction, decommissioning or recommissioning fixed assets for alternate use, expenses or charges relating to facility closing costs, acquisition integration costs and signing, retention or completion bonuses or expenses; plus

(vi) any other non-cash charges or expenses, including any write-offs or write-downs and non-cash compensation charges or expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period); plus

(vii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(viii) the amount of loss on sale of receivables and related assets to any Receivables Subsidiary in connection with a Receivables Facility; plus

(ix) any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 7.05(a)(iii); plus

(x) other than with respect to the Transactions, the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Borrower in good faith to result from actions taken or to be taken in connection with any Investment, acquisition, Disposition, merger, amalgamation, consolidation, discontinued operations, operational changes or other action being given pro forma effect (which will be added to Consolidated Adjusted EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such actions have been taken or are expected to be taken within 18 months after the consummation of the Investment, acquisition, Disposition, merger, amalgamation, consolidation, discontinued operations, operational change or other action expected to result in such cost savings or other benefits, (y) such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Borrower) and (z) the aggregate amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies added back pursuant to this clause (x) in any Test Period shall not exceed 20% of Consolidated Adjusted EBITDA (prior to giving effect to such addbacks); plus

(xi) solely with respect to the Transactions, such add-backs reflected in the financial model delivered by the Borrower to the Arrangers on or about October 17, 2017, and projected by the Borrower in good faith to result from actions with respect to the Transactions that have been taken or are expected to be taken (in the good faith determination of the Borrower) within 18 months of the Closing Date, in an aggregate amount not to exceed $400 million;

(b) decreased by (without duplication) the amount of non-cash gains increasing such Consolidated Net Income, excluding (i) any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Adjusted EBITDA in any prior period and (ii) any non-cash gains in respect of which cash was actually received in a prior period so long as such cash did not increase Consolidated Adjusted EBITDA in such prior period; and (iii) the accrual of revenue in the ordinary course of business; and

(c) increased or decreased by (without duplication):

(A) any net loss or gain resulting in such period from Hedging Obligations and the application of Financial Accounting Codification No. 815-Derivatives and Hedging; and

(B) any net loss or gain resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and its Restricted Subsidiaries which may properly be classified as current assets (excluding deferred tax assets without duplication of amounts otherwise added in calculating Excess Cash

Flow) on a consolidated balance sheet for the Borrower and its Restricted Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents; provided that Consolidated Current Assets shall be calculated without giving effect to the impact of purchase accounting.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities (excluding deferred taxes and taxes payable, in each case, without duplication of amounts otherwise deducted in calculating Excess Cash Flow) of the Borrower and its Restricted Subsidiaries which may properly be classified as current liabilities (other than (a) the current portion of any Indebtedness and other long-term liabilities, and accrued interest thereon, (b) accruals for current or deferred Taxes based on income or profits, (c) accruals, if any, of transaction costs resulting from the Transactions, and (d) accruals of any costs or expenses related to (x) severance or termination of employees prior to the Closing Date or (y) bonuses, pension and other post-retirement benefit obligations) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP; provided that Consolidated Current Liabilities shall be calculated without giving effect to the impact of purchase accounting.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of intangibles and deferred financing fees or debt issuance costs, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period to the extent such expense was deducted (and not added back) in computing Consolidated Net Income of such Person (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) imputed interest with respect to Attributable Indebtedness, and (vi) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (1) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (2) any expensing of bridge, commitment and other financing fees and (3) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b) consolidated capitalized interest of such Person and such Subsidiaries for such period, whether paid or accrued; plus

(c) whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Borrower) on any series of Disqualified Stock or any series of Preferred Stock (excluding the Series A Preferred Stock) during such period (other than dividends or distributions to the Borrower or a Restricted Subsidiary).

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(a) any after-tax effect of extraordinary, non-recurring or unusual gains or losses or expenses (including fees and expenses relating to (i) the Transactions, (ii) severance, relocation and transition costs and (iii) any rebranding or corporate name change) shall be excluded;

(b) the cumulative effect of a change in accounting principles during such period shall be excluded;

(c) any after-tax effect of income (or loss) from disposed or discontinued operations and any net after-tax gains (or losses) on disposal of disposed, abandoned or discontinued operations shall be excluded;

(d) any after-tax effect of gains (or losses) (less all fees and expenses relating thereto) attributable to asset Dispositions other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded;

(e) any impairment charge or asset write-off or write-down, including impairment charges, write-offs or write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities, in accordance with GAAP or as a result of a change in law or regulation, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(f) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary in respect of such period;

(g) the Net Income for such period of any Non-Guarantor Subsidiary shall be excluded to the extent of any portion of its Net Income that may not be transferred (including by way of any one or more of the following (i) dividends or similar distributions, (ii) returns of capital, (iii) loans or advances or the repayment thereof or (iv) other conveyances) at the date of determination without any prior governmental approval (which has not been obtained) and without violating, directly or indirectly, the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period;

(h) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, employee benefit plans or agreements, stock options, restricted stock or other rights, and any non-cash deemed finance charges or expenses in respect of any pension liabilities or other retiree provisions or on the revaluation of any benefit plan obligation and any non-cash charges or expenses in respect of curtailments, discontinuations or modifications to pension plans shall be excluded;

(i) any after-tax effect of income (or loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(j) any unrealized foreign currency translation or transaction gains or losses (or similar charges) (i) in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, (ii) relating to translation of assets and liabilities denominated in foreign currencies and (iii) in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary shall be excluded;

(k) accruals and reserves for liabilities or expenses that are established or adjusted as a result of the Transactions, calculated in accordance with GAAP, within 18 months after the Closing Date shall be excluded;

(l) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, Disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(m) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition, sale, conveyance, transfer or other Disposition of assets will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days) shall be excluded;

(n) losses, charges and expenses with respect to liability or casualty events or business interruption, to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for reimbursement by the insurer and such amount (A) is not denied by the applicable carrier in writing and (B) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days) shall be excluded;

(o) the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to the Transactions or any acquisition consummated before or after the Closing Date, and the amortization, write-down or write-off of any amounts thereof, shall be excluded;

(p) all non-cash gains, losses, expenses or charges attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments shall be excluded; and

(q) any deferred tax expense associated with tax deductions or net operating losses as a result of the Transactions, or the release of any valuation allowance related to such item shall be excluded.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Total Net Debt of the Borrower and its Restricted Subsidiaries on such date, to (b) Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period ending immediately prior to such date for which Required Financial Statements have been delivered.

In the event that the Borrower or any of its Restricted Subsidiaries (i) incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness repaid, redeemed, retired or extinguished under any revolving credit facility (including the Revolving Credit Facility), except to the extent that such revolving credit facility is permanently reduced and has not been replaced) or (ii) issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the period for which the Consolidated Net Leverage Ratio is being calculated but prior to or substantially simultaneously with the event for which the calculation of the Consolidated Net Leverage Ratio is made (the “Consolidated Net Leverage Ratio Calculation Date”), then (x) the Consolidated Total Net Debt shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred as of the date of determination of Consolidated Total Net Debt referred to in clause (a) above and (y) the Consolidated Adjusted EBITDA shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred as of the beginning of the applicable four fiscal quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01), a company, a segment, an operating division or unit or line of business that the Borrower or any of its Restricted Subsidiaries has determined to make and/or made during the Test Period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Net Leverage Ratio Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a Pro Forma Basis assuming that all such Investments, acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations had occurred on the first day of such Test Period. If since the beginning of such Test Period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made or effected any Investment, acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation, in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01), a company, a segment, an operating division or unit or line of business that would have required adjustment pursuant to this definition, then the Consolidated Net Leverage Ratio shall be calculated giving pro forma effect thereto for such Test Period as if such Investment, acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of such Test Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the good faith determination of the Borrower as set forth in an officer’s certificate, to reflect reasonably identifiable and factually supportable operating expense reductions and other operating improvements or synergies reasonably expected to result from any action taken or expected to be taken within 12 months after the date of any pro forma event; provided, that (x) no such amounts shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated Adjusted EBITDA with respect to such period and (y) such amounts shall be subject to the limitations contained in clause (a)(x) of the definition of Consolidated Adjusted EBITDA.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).

“Consolidated Net Leverage Ratio Calculation Date” has the meaning specified in the definition of “Consolidated Net Leverage Ratio”.

“Consolidated Secured Net Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Total Net Debt of the Borrower and its Restricted Subsidiaries that is secured by a Lien on any property or assets of the Borrower or any of its Restricted Subsidiaries as of such date, to (b) Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period for which Required Financial Statements have been delivered, in each case with such pro forma adjustments to the Consolidated Total Net Debt and Consolidated Adjusted EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Net Leverage Ratio as determined in good faith by the Borrower.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Net Debt” means, as of any date of determination, the sum, without duplication, of (a) the total amount of (i) Indebtedness for borrowed money, (ii) Indebtedness evidenced by bonds, notes (other than notes in favor of trade creditors evidencing trade payables incurred in the ordinary course of business), debentures or other similar instruments for the payment of which such Person is liable, (iii) Capitalized Lease Obligations, (iv) the Senior Notes and (v) guarantees of the foregoing, in each case of the Borrower and of its Restricted Subsidiaries (excluding (w) the U.K. Pension Security Obligations, (x) Indebtedness in respect of undrawn letters of credit (including Letters of Credit) and bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof) and for the avoidance of doubt, performance and surety bonds not constituting bonds evidencing indebtedness for borrowed money, except to the extent of unreimbursed amounts drawn thereunder, (y) intercompany Indebtedness and (z) Indebtedness in respect of Hedging Obligations not yet due and owing) outstanding on such date; minus (b) up to $250 million of Eligible Cash included in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries (x) for purposes of determining compliance with Section 7.08, as of the last day of the relevant Test Period or (y) otherwise, as of the most recently ended Test Period for which Required Financial Statements have been delivered (with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Net Leverage Ratio” as determined in good faith by the Borrower); plus (c) the greater of (i) the aggregate liquidation value and (ii) maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Borrower and the Subsidiary Guarantors and all Preferred Stock of Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP; provided that (1) for purposes of determining the Consolidated Secured Net Leverage Ratio in connection with the incurrence of any Incremental Credit Extension incurred pursuant to Section 2.14 or any Permitted Debt Offerings incurred pursuant to Section 7.02(b)(xxi) only, the cash proceeds of such Incremental Credit Extension and/or Permitted Debt Offering being incurred shall not be deemed to be included on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries and (2) for purposes of this definition, the “maximum fixed repurchase price” of any

Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Net Debt shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be the fair market value (as determined in good faith by the Borrower).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b) to advance or supply funds:

(A) for the purchase or payment of any such primary obligation, or

(B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Credit Agreement Refinancing Indebtedness” means any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred hereunder pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Loans or Commitments hereunder, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided, that (i) such exchanging, extending, renewing, replacing, repurchasing, retiring or refinancing Indebtedness (including, if such Indebtedness includes or relates to any Other Revolving Credit Commitments, the unused portion of such Other Revolving Credit Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Credit Commitments or Other Revolving Credit Commitments, the amount thereof) except by an amount equal to unpaid accrued interest and premium (including tender premium) and penalties thereon plus reasonable upfront fees and OID on such exchanging, extending, renewing, replacing, repurchasing, retiring or refinancing Indebtedness, plus other reasonable and customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement, repurchase, retirement or extension and (ii) such Indebtedness shall has the same or later maturity and, except in the case of Other Revolving Credit Commitments, a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt and (iii)

such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; provided that to the extent such Refinanced Debt consists, in whole or in part, of Revolving Credit Commitments or Other Revolving Credit Commitments (or Revolving Credit Loans or Other Revolving Credit Loans incurred pursuant to any Revolving Credit Commitments or Other Revolving Credit Commitments), such Revolving Credit Commitments or Other Revolving Credit Commitments, as applicable, shall be terminated and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Suisse” means Credit Suisse AG, Cayman Islands Branch.

“Cure Amount” has the meaning specified in Section 8.04(a).

“Cure Right” has the meaning specified in Section 8.04(a).

“Debtor Relief Laws” means the United States Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.05(b)(vi).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.00% per annum; provided, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(d), any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans or participations in L/C Obligations or Swingline Loans required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder, unless subsequently cured or unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default or breach of a representation, if any, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute or subsequently cured, (c) has notified the Borrower or the Administrative Agent or an L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or generally under agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan or L/C Obligation hereunder and states that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in writing or public statement) cannot be satisfied), (d) has failed, within three Business Days after written request by the Administrative Agent, an L/C Issuer or the Borrower to confirm in a manner satisfactory to the Administrative Agent, such L/C Issuer or the Borrower that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such confirmation by the Administrative Agent, such L/C Issuer or the Borrower), or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of (1) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (2) an Undisclosed Administration.

“Designated Non-cash Consideration” means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or conversion of or collection on such Designated Non-cash Consideration.

“Disclosure Letter” means the disclosure letter, dated as of the Closing Date, and delivered to the Administrative Agent and the Lenders in respect of this Agreement.

“Disposition” or “Dispose” means:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower or any of its Restricted Subsidiaries; or

(b) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 7.02 and the issuance or sale of Equity Interests representing directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law), whether in a single transaction or a series of related transactions.

“Disposition Deficiency” means the excess, if any, of (a) the fair market value (as determined in good faith by the Borrower) of any property or asset that is Disposed of by any Loan Party to any Non-Guarantor Subsidiary pursuant to Section 7.04(e) over (b) the fair market value (as determined in good faith by the Borrower) of the consideration received by such Loan Party in respect of such Disposition.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event (1) matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or (2) is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is 91 days after the earlier of the Latest Maturity Date at the time of issuance of such Capital Stock or the date the Loans are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so putable, convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of any such employee’s termination, death or disability; provided further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock; provider further that any Capital Stock issued in connection with the Equity Contribution shall not constitute Disqualified Stock.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, of any amount expressed, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, and (b) if such amount is expressed in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate in effect on the date that is three Business Days prior to the date of such determination for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Dutch Auction” means an auction conducted by the Borrower or any Restricted Subsidiary in order to purchase Term Loans of any Class as contemplated by Section 10.06(i), which auction shall be open to all Term Lenders of such Class on a pro rata basis and shall be conducted in accordance with customary Dutch auction procedures reasonably established by the Administrative Agent and acceptable to the Borrower.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means and includes a commercial bank, an insurance company, a finance company, a financial institution, any Fund or any other “accredited investor” (as defined in Regulation D of the Securities Act) other than a Person engaged in a Similar Business to the Borrower or its Subsidiaries (which Persons shall be determined in good faith by the Borrower and identified to the Administrative Agent in writing) but in any event excluding (x) the Borrower and its Affiliates and Subsidiaries, (y) natural persons and (z) any Defaulting Lender.

“Eligible Cash” means any cash and Cash Equivalents held by (a) the Borrower or a Subsidiary Guarantor or (b) any Non-Guarantor Subsidiary, but only to the extent that such cash and Cash Equivalents held by such Non-Guarantor Subsidiary in excess of the amount of Indebtedness of such Non-Guarantor Subsidiary included in Consolidated Total Net Debt (before subtracting Eligible Cash) are reduced by the amount of taxes (if any) that would be incurred (as determined assuming a tax rate of 21% or, if less, the highest U.S. corporate tax rate then in effect at that time) if such cash and Cash Equivalents were to be transferred to (i) the Borrower or a Subsidiary Guarantor or (ii) another Non-Guarantor Subsidiary; provided that, in the case of clause (ii), any such after-tax cash and Cash Equivalents will only qualify as “Eligible Cash” hereunder to the extent that the amount of cash and Cash Equivalents that would be held by such other Non-Guarantor Subsidiary after giving effect to such deemed transfer is not in excess of the amount of its Indebtedness included in Consolidated Total Net Debt (before subtracting Eligible Cash). In determining any taxes that would be incurred for these purposes, the Borrower may select among the group of eligible transferees (and the manner in which transfers could be effected) so as to minimize any taxes that would be deemed incurred.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means the common law and any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment (or, to the extent relating to exposure to Hazardous Materials, human health) or to the Release or threat of Release of Hazardous Materials into the Environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” means the issuance and sale on the Closing Date to an Affiliate of Koch Equity Development LLC for gross consideration of $650 million of 650,000 shares of Series A Preferred Stock, warrants to purchase up to 1,625,000 shares of the Borrower’s Class A Common Stock and options to purchase up to 875,000 shares of the Borrower’s Class A Common Stock.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Borrower (excluding Disqualified Stock), other than:

(a) the Equity Contribution;

(b) public offerings with respect to any of the Borrower’s common stock registered on Form S-4 or Form S-8 (or any successor form);

(c) issuances to any Subsidiary of the Borrower; and

(d) Refunding Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party or any Restricted Subsidiary is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standards under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (e) the filing of a notice of intent to terminate the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate, a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA by the PBGC, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate with respect to any Pension Plan or Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” or “€” means the single currency of participating member states of the EMU.

“Eurocurrency Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan, the greater of (i) 0% per annum; and (ii) the rate per annum obtained by dividing (x)(A) the rate per annum equal to the rate determined by the Administrative Agent to be the London Interbank Offered Rate (“LIBOR”), as administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on page LIBOR01 of the Reuters Screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitutive page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (B) in the event the rate referenced in the preceding clause (A) is not available, the rate per annum determined by the Administrative Agent as the rate of interest equal to the offered quotation rate to major banks in the offshore Dollar market at their request by the Administrative Agent’s London Branch for deposits (for delivery of the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the Loan, for which the Eurocurrency Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (y) an amount equal to (A) one minus (B) the Applicable Reserve Requirement; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any Excess Cash Flow Period, Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such Excess Cash Flow Period,

(a) minus, without duplication,

(i) repayments, prepayments and other cash payments made with respect to the principal of any Indebtedness or the principal component of any Capitalized Lease Obligations of the Borrower or any Restricted Subsidiary during such period (excluding voluntary and mandatory prepayments of Term Loans, voluntary prepayments of Indebtedness described in Section 2.05(b)(iii)(B) and prepayments of other revolving Indebtedness (except to the extent accompanied by a corresponding reduction in commitments), but including all premium, make-whole or penalty payments paid in cash (to the extent such payments were not already deducted in calculating Consolidated Net Income and are not otherwise prohibited under this Agreement)); provided that a mandatory prepayment of Indebtedness will only be deducted pursuant to this clause (i) to the extent not already deducted in the computation of Net Proceeds of Dispositions;

(ii) (A) cash payments made by the Borrower or any Restricted Subsidiary during such period in respect of Capital Expenditures, Permitted Acquisitions, Investments and Restricted Payments (excluding Investments in Cash Equivalents and other items (including Investments and Restricted Payments) that are eliminated in consolidation) and (B) cash payments that the Borrower or any Restricted Subsidiary is required to make in respect of Capital Expenditures, Permitted Acquisitions and Investments within 365 days after the end of such period pursuant to binding obligations entered into prior to or during such period; provided that amounts described in this clause (B) will not reduce Excess Cash Flow in subsequent periods and, to the extent not so paid, will increase Excess Cash Flow in the subsequent period;

(iii) cash payments made by the Borrower or any Restricted Subsidiary during such period in respect of (A) long-term liabilities other than Indebtedness or (B) items for which an accrual or reserve was established in a prior period;

(iv) (A) cash payments made by the Borrower or any Restricted Subsidiary during such period in respect of Taxes (including distributions to any parent entity in respect of Taxes), to the extent such payments exceed the amount of tax expense deducted in calculating such Consolidated Net Income, and (B) cash payments that the Borrower or any Restricted Subsidiary will be required to make in respect of Taxes (including distributions to any parent entity in respect of Taxes) within 180 days after the end of such period; provided that amounts described in this clause (B) will not reduce Excess Cash Flow in subsequent periods;

(v) cash payments and other cash expenditures made by the Borrower or any Restricted Subsidiary during such period (A) with respect to items that were excluded in the calculation of such Consolidated Net Income pursuant to clauses (a) through (q) of the definition of Consolidated Net Income or (B) that were not expensed during such period in accordance with GAAP;

(vi) all non-cash credits included in calculating such Consolidated Net Income (including insured or indemnified losses referred to in clauses (m) and (n) of Consolidated Net Income to the extent not reimbursed in cash during such period);

(vii) an amount equal to the sum of (A) the increase in the Working Capital of the Borrower during such period, if any, plus (B) the increase in long-term accounts receivable of the Borrower and the Restricted Subsidiaries, if any (other than any such increases contemplated by clauses (A) and (B) of this clause (vii) that are directly attributable to acquisitions of a Person or business unit by the Borrower and the Restricted Subsidiaries during such period);

(b) plus, without duplication,

(i) all non-cash charges, losses and expenses of the Borrower or any Restricted Subsidiary that were deducted in calculating such Consolidated Net Income;

(ii) all cash payments received by the Borrower or any Restricted Subsidiary during such period pursuant to Hedge Agreements that were not treated as revenue or net income under GAAP;

(iii) an amount equal to the sum of (A) the decrease in Working Capital of the Borrower during such period, if any, plus (B) decrease in long-term accounts receivable of the Borrower and the Restricted Subsidiaries, if any;

(iv) all amounts referred to in clauses (a)(i), (a)(ii) and (a)(iii) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (other than proceeds of revolving loans), the sale or issuance of Equity Interests or any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition to any Person of, any assets.

“Excess Cash Flow Period” means each fiscal year of the Borrower commencing with the first full fiscal year of the Borrower ending after the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary; (b) any Immaterial Subsidiary; (c) any Subsidiary that is prohibited or restricted by applicable Law, or by Contractual Obligations existing on the Closing Date (or, in the case of any future acquisition, as of the closing date of such acquisition, so long as such prohibition is not incurred in contemplation of such acquisition), from guaranteeing the Obligations or would require the approval, consent, license or authorization of any Governmental Authority in order to guarantee the Obligations (unless such approval, consent, license or authorization has been received); (d) any other Subsidiary with respect to which, the a guarantee therefrom would reasonably be expected to result in material adverse tax consequences to the Borrower and its Subsidiaries (as determined by the Borrower in good faith); (e) any not-for-profit Subsidiary, captive insurance entity or special purpose entity (including, for the avoidance of doubt, any Receivables Subsidiary); (f) any Unrestricted Subsidiary; or (g) any CFC or CFC Holdco or any direct or indirect Subsidiary of any CFC or CFC Holdco.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) any Taxes imposed on or measured by net income (however denominated), franchise Taxes or branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect at the time (i) such Lender becomes a party hereto or acquires such interest in the Loan or Commitment (other than pursuant to the Borrower’s request under Section 10.13) or (ii) such Lender designates a new Lending Office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such Taxes pursuant to Section 3.01; (c) any Taxes attributable to such Recipient’s failure to comply with Section 3.01(d); and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Letters of Credit” has the meaning set forth in Section 2.03(a).

“Extended Revolving Credit Commitment” has the meaning set forth in Section 2.16.

“Extended Term Loan” has the meaning set forth in Section 2.16.

“Extending Lender” has the meaning set forth in Section 2.16.

“Extension” has the meaning set forth in Section 2.16.

“Extension Offer” has the meaning set forth in Section 2.16.

“Facility” means the Term Loans, the Revolving Credit Facility, the Swingline Commitment or the Letter of Credit Sublimit, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code as of the Closing Date (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any current or future Treasury regulations or official administrative interpretations thereof and any intergovernmental agreements entered into in connection with the implementation thereof.

“FCC” has the meaning set forth in Section 8.02(e).

“FCC License” means a License issued or granted by the FCC.

“FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) charged to Royal Bank on such day on such transactions as determined by the Administrative Agent.

“Financial Covenant Event of Default” has the meaning set forth in Section 8.01(b).

“Foreign Currency Letter of Credit” has the meaning set forth in Section 2.03(p).

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Plan” means any employee benefit plan, program or agreement maintained or contributed to by, or entered into with, the Borrower or any of its Subsidiaries with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).

“Foreign Subsidiary” means (i) any Subsidiary which is not a Domestic Subsidiary or (ii) any Subsidiary of a Subsidiary described in the preceding clause (i).

“Four Quarter EBITDA” means, as of any date of determination, Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period for which Required Financial Statements have been delivered, in each case with such pro forma adjustments to Consolidated Adjusted EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Net Leverage Ratio as determined in good faith by the Borrower.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, subject to Section 1.03.

“Governmental Authority” means any nation or government, any state, county, provincial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.06(h).

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guaranteed Obligations” has the meaning specified in Section 11.01.

“Guarantors” means (a) the Subsidiary Guarantors and (b) with respect to obligations and liabilities owing by any Loan Party (other than the Borrower) or Non-Guarantor Subsidiary in respect of Secured Hedge Agreements or Treasury Services Agreements, the Borrower.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes that are regulated pursuant to applicable Environmental Law.

“Hedge Bank” means any Person that is the Administrative Agent, an Arranger or a Lender or an Affiliate of the Administrative Agent, an Arranger or a Lender at the time it enters into a Secured Hedge Agreement or a Treasury Services Agreement (or, in the case of a Secured Hedge

Agreement or Treasury Services Agreement that is in effect on the Closing Date, any Person that is the Administrative Agent, an Arranger or a Lender or an Affiliate of the Administrative Agent, an Arranger or a Lender as of the Closing Date), as applicable, in its capacity as a party thereto, and (other than a Person already party hereto as a Lender) delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the Collateral Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 9.09 and 10.05 as if it were a Lender.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks or commodity pricing risks either generally or under specific contingencies.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Immaterial Subsidiary” means any Subsidiary of the Borrower that does not have assets (after intercompany eliminations) in excess of 5% of Consolidated Total Assets or revenues in excess of 5% of annual consolidated revenues of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period (provided that the assets (after intercompany eliminations) of all Immaterial Subsidiaries (other than those that would be Excluded Subsidiaries even if they were not Immaterial Subsidiaries) shall not exceed 10% of Consolidated Total Assets in the aggregate and the annual revenues of all Immaterial Subsidiaries for the most recently ended Test Period (other than those that would be Excluded Subsidiaries even if they were not Immaterial Subsidiaries) shall not exceed 10% of the annual consolidated revenues of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period in the aggregate), in each case as determined as of the date of the most recent Required Financial Statements that have been delivered.

“Incremental Amendment” has the meaning set forth in Section 2.14(c).

“Incremental Extensions of Credit” has the meaning specified in Section 2.14(a).

“Incremental Term Loans” has the meaning set forth in Section 2.14(a).

“Indebtedness” means, with respect to any Person on the day of determination, without duplication:

(a) the principal in respect of (i) any indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by bonds, notes (other than notes in favor of trade creditors evidencing trade payables incurred in the ordinary course of business), debentures or other similar instruments for the payment of which such Person is liable;

(b) the net obligations under all Hedging Obligations of such Person (the amount of such obligations to be equal at any time to the net payment under such agreements or arrangements giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

(c) all Attributable Indebtedness in respect of a Sale and Lease-Back Transaction entered into by such Person and all Capitalized Lease Obligations of such Person;

(d) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of any property (excluding trade payables incurred in the ordinary course of business), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(e) the principal amount of all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other similar instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables incurred in the ordinary course of business);

(f) the principal component of Indebtedness of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by the Person first referenced in this definition (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of such Indebtedness will be the lesser of (i) the Indebtedness so secured and (ii) the fair market value (as determined in good faith by the Borrower) of the assets of such first Person securing such Indebtedness; and

(g) to the extent not otherwise included, any obligation by the Person first referenced in this definition to be liable for, or to pay, as obligor, guarantor or otherwise, on Indebtedness of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business, (B) deferred or prepaid revenues, (C) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (D) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (E) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy underperformed obligations of the seller of such asset or (F) obligations under or in respect of Receivables Facilities.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.04.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning set forth in Section 10.07.

“Intellectual Property” has the meaning specified in the Security Agreement.

“Intellectual Property Security Agreements” has the meaning specified in Section 4.01(d)(iv)(E).

“Intercreditor Agreement” means a first lien intercreditor agreement among the Loan Parties, the Administrative Agent, the Collateral Agent and the trustee, agent or other representative for holders of any Indebtedness (a) incurred pursuant to Section 7.02(b)(xxi) or Section 7.02(b)(xxii) and (b) secured by a Lien on the Collateral permitted by Section 7.01(38), which intercreditor agreement shall be consistent with the then existing market practice and reasonably acceptable to the Required Lenders (it being understood that (i) any such intercreditor agreement shall be considered acceptable to a Lender if made available to such Lender by the Administrative Agent (through IntraLinks, SyndTrak, DebtDomain or similar facility) and such Lender is informed that such intercreditor agreement shall be considered acceptable to it if there is no objection within five Business Days, and no such objection is made and (ii) such intercreditor agreement shall be deemed accepted if accepted or deemed accepted by the Required Lenders).

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, and (b) as to any Base Rate Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, 12 months thereafter, as selected by the Borrower in its Committed Loan Notice; provided, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency, and in each such case with a “stable” or better outlook.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States, United Kingdom or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States, the United Kingdom and Canada customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees of loans), advances or capital contributions (excluding accounts receivable, trade credit, deposits, advances to customers, dealers, distributors and suppliers, commission, payroll, travel and similar advances to directors, officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.05:

(a) “Investments” shall include the portion (proportionate to the Borrower’s direct or indirect equity interest in such Subsidiary) of the fair market value (as determined in good faith by the Borrower) of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i) the Borrower’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(ii) the portion (proportionate to the Borrower’s direct or indirect equity interest in such Subsidiary) of the fair market value (as determined in good faith by the Borrower) of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Borrower) at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment (determined, in the case of any Investment made with assets of the Borrower or any Restricted Subsidiary, based on the fair market value (as determined in good faith by the Borrower) at the time of such Investment of the assets invested), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Borrower or a Restricted Subsidiary in respect of such Investment.

“IP Rights” has the meaning set forth in Section 5.15.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Judgment Currency” has the meaning set forth in Section 10.22(b).

“Junior Indebtedness” means unsecured Indebtedness with an aggregate principal amount in excess of the Threshold Amount, Junior Lien Secured Indebtedness and any Subordinated Indebtedness.

“Junior Lien Secured Indebtedness” means Indebtedness secured by Liens on the Collateral that are junior to the Liens securing the Obligations.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been timely reimbursed or refinanced as a Revolving Credit Borrowing in accordance with Section 2.03(c).

“L/C Commitment” means, with respect to any L/C Issuer, the aggregate face amount of Letters of Credit that such L/C Issuer has committed, in writing, to provide subject to the terms and conditions set forth in this Agreement. The L/C Commitments of the L/C Issuers as of the Closing Date are as set forth on Schedule 1.01B of the Disclosure Letter.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (a) each Person identified on Schedule 1.01B of the Disclosure Letter, (b) any other Revolving Credit Lender that becomes an L/C Issuer in accordance with Section 2.03(k) following the Closing Date, in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and, in the case of clause (b), subject to such Lender’s acceptance of such appointment, (c) BNP Paribas in its capacity as Letter of Credit issuer with respect to Existing Letters of Credit issued by it and any amendment or extension thereof that BNP Paribas agrees to in its sole and absolute discretion, and (d) any Affiliate of any L/C Issuer referred to in clause (a) through (c) above that has issued an Existing Letter of Credit or issues a Letter of Credit under such L/C Issuer’s L/C Commitment, but such Affiliate shall constitute an L/C Issuer solely for purposes of Letters of Credit issued by it; provided that in no event shall Royal Bank, Credit Suisse, Barclays or Citi (or any of their respective Affiliates) be required to issue commercial or documentary letters of credit. Any reference to “L/C Issuer” herein shall be to the applicable L/C Issuer, as appropriate.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any

Incremental Extensions of Credit, any Other Term Loan Commitment, any Extended Term Loan, any Other Revolving Credit Commitment, any Other Revolving Credit Loan, any Extended Revolving Credit Commitment and any Incremental Extensions of Credit, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCA Election” means the Borrower’s election to treat a specified acquisition as a Limited Condition Acquisition in accordance with Section 1.12.

“LCA Test Date” has the meaning specified in Section 1.12.

“Lender” has the meaning specified in the preamble to this Agreement and includes the Swingline Lender and its successors and assigns as permitted hereunder and, as the context requires, includes an L/C Issuer and its successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“Lending Office” means, as to any Lender, such office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder, including the Existing Letters of Credit. A Letter of Credit shall include any standby, commercial or documentary letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $175 million and (b) the aggregate amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“LIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.

“License” means any authorization, permit, consent, special temporary authorization, franchise, ordinance, registration, certificate, license, agreement or other right filed with, granted by or entered into with a Governmental Authority which permits or authorizes the acquisition, construction, ownership or operation of a television broadcast station or any part thereof.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or similar agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction in respect of a security interest; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition by the Borrower or one or more of its Restricted Subsidiaries permitted pursuant to the Loan Documents whose consummation is not conditioned on the availability of, or on obtaining, third party financing and which is designated as a Limited Condition Acquisition by the Borrower or such Restricted Subsidiary in writing to the Administrative Agent and the Lenders; provided that the Consolidated Net Income (and any other financial defined term derived therefrom) shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition for usages other than in connection with the applicable transaction pertaining to such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Loan” means an extension of credit by a Lender to the Borrower pursuant to Article II.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes (if any), (c) the Collateral Documents, (d) the Disclosure Letter and (e) other amendments of and joinders to any Loan Documents that are deemed pursuant to their terms to be Loan Documents for purposes hereof.

“Loan Extension Agreement” means an agreement among the Borrower and one or more Extending Lenders implementing the terms of any applicable Extension Offer pursuant to Section 2.16.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Margin Stock” has the meaning specified in Section 5.12(a).

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their obligations under this Agreement, or (c) the material rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.

“Material Disposition” means a Disposition or Dispositions, whether in a single transaction or multiple transactions, pursuant to Sections 7.04(c) (solely to the extent the Borrower or any Restricted Subsidiary receives Net Proceeds from a Disposition to a Person that is not the Borrower or any of its Restricted Subsidiaries), 7.04(h) and/or 7.04(x) to the extent that the aggregate amount of Consolidated Adjusted EBITDA attributable to all Dispositions, transfers or separations pursuant to Sections 7.04(c) (solely to the extent the Borrower or any Restricted Subsidiary receives Net Proceeds from a Disposition to a Person that is not the Borrower or any of its Restricted Subsidiaries), 7.04(h) and/or 7.04(x) (as reasonably determined by the Borrower at the time of each such Disposition) following the Closing Date exceeds 15% or more of the Consolidated Adjusted EBITDA of the Borrower as of the last day of the Fiscal Quarter of the Borrower for which Required Financial Statements have been delivered or, prior to the first such delivery, the most recent Audited Financial Statements or Quarterly Financial Statements (as applicable) delivered prior to the Closing Date (excluding, for the avoidance of doubt, the Merger Agreement Dispositions); provided that any Dispositions, whether in a single transaction or a series of related transactions, yielding less than $20 million of Net Proceeds shall not be included in calculating the foregoing percentage of Consolidated Adjusted EBITDA.

“Material Non-Guarantor Subsidiary” means any Non-Guarantor Subsidiary of the Borrower that has assets (after intercompany eliminations) in excess of 5% of Consolidated Total Assets or annual consolidated revenues in excess of 5% of the annual consolidated revenues of the Borrower and its Restricted Subsidiaries, in each case as determined as of the date of the most recent Required Financial Statements that have been delivered.

“Maturity Date” means (a) with respect to the Term Loans, the date that is seven years after the Closing Date and (b) with respect to the Revolving Credit Facility, the date that is five years after the Closing Date; provided, that if either such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Incremental Extension of Credit Amount” means, at any date of determination, a principal amount not to exceed the sum of (a) $700 million and (b) an amount such that, so long as on a Pro Forma Basis after giving effect to the incurrence of any such Incremental Extension of Credit (in the case of an Revolving Credit Commitment Increase, assuming such Revolving Credit Commitment Increase was fully drawn) or any Permitted Debt Offering (and, in each case, after giving effect to any acquisition consummated concurrently therewith), the Consolidated Secured Net Leverage Ratio is equal to or less than 2.00 to 1.00 for the most recently ended Test Period for which Required Financial Statements have been delivered; provided, that, subject to the immediately succeeding sentence, the principal amount of any Incremental Extension of Credit incurred pursuant to Section 2.14 or any Permitted Debt Offerings incurred pursuant to Section 7.02(b)(xxi), in each case shall reduce the amount in clause (a) on a dollar for dollar basis until reduced to zero. In calculating the Maximum Incremental Extension of Credit Amount, the Borrower may utilize capacity available under both clauses (a) and (b) of the preceding sentence in the same transaction and under such circumstances amounts incurred under clause (a) will be disregarded for purposes of calculating the ratio set forth in clause (b); provided that absent direction from the Borrower, if amounts are available under both clauses (a) and (b), the Borrower will be deemed to have first utilized amounts permitted under clause (b) to the extent compliant therewith before any utilization under clause (a).

“Maximum Rate” has the meaning specified in Section 10.09.

“Meredith Family” means, collectively: (a) the lineal descendants by blood or adoption of E.T. Meredith (“descendants”), and the spouses and surviving spouses of such descendants; (b) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals described in clause (a) of this definition; and (c) any corporation, partnership, limited liability company or other business organization so long as (i) one or more individuals or entities described in clause (a) or clause (b) of this definition possess, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, partnership, limited liability company or other business organization, and (ii) substantially all of the ownership, beneficial or other Equity Interests in such corporation, partnership, limited liability company or other business organization are owned, directly or indirectly, by one or more individuals or entities described in clause (a) or clause (b) of this definition.

“Merger Agreement” has the meaning specified in the recitals of this Agreement.

“Merger Agreement Dispositions” means those certain Dispositions listed on Schedule 6.2 of the Disclosure Letter (as defined in the Merger Agreement), each as in effect on the Closing Date.

“Merger Sub” has the meaning specified in the recitals of this Agreement.

“MIRE Event” means, if there are any Mortgages at such time, any increase, extension of the maturity or renewal of any of the Commitments or Loans (including an Incremental Amendment or an Extension, but excluding for the avoidance of doubt (a) any continuation or conversion of borrowings, (b) the making of any Loan or (c) the issuance, renewal or extension of Letters of Credit).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” has the meaning specified in Section 6.11(c).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means:

(a) with respect to any Disposition or Casualty Event, 100% of the cash proceeds actually received by the Borrower or any of its Restricted Subsidiaries from such Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents and Credit Agreement Refinancing Indebtedness) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of its Restricted Subsidiaries including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided, that, if the Borrower intends to use any portion of such proceeds (other than the proceeds from a Material Disposition) to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower or any of its Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired), in each case within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that (x) if any portion of such proceeds are not so used within such 12 month period but within such 12 month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used prior to the expiration of the period ending 180 days after the end of such 12 month period, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso and (y) Net Proceeds from a Material Disposition shall not be subject to this proviso and shall be used to repay the Term Loans in an amount equal to 100% of all such Net Proceeds received in connection therewith); and

(b) with respect to any Indebtedness, 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of its Restricted Subsidiaries of such Indebtedness, net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any of its Subsidiaries shall be disregarded.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) obligations of any Loan Party (or any Non-Guarantor Subsidiary) arising under any Secured Hedge Agreement or any Treasury Services Agreement, excluding, in the case of clauses (a) and (b), with respect to any Guarantor at any time, any Excluded Swap Obligations with respect to such Guarantor (or such Non-Guarantor Subsidiary) at such time. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (i) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (ii) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender may elect to pay or advance on behalf of such Loan Party in accordance with this Agreement.

“obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control, which administers and enforces U.S. economic sanctions regulations set forth under (31 C.F.R. Subtitle B, Chapter V).

“Offering Memorandum” means the offering memorandum, dated January 19, 2018, pursuant to which the Senior Notes were offered to potential purchasers.

“Organization Documents” means, (a) with respect to any corporation, the certificate, charter or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning set forth in Section 2.05(b)(i).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax, other than any connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents or sold or assigned an interest in any Loan or Loan Document.

“Other Encumbrances” has the meaning specified clause (5) of Section 7.01.

“Other Revolving Credit Commitments” means one or more Classes of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Other Term Loan Commitments” means one or more Classes of term loan commitments hereunder to fund Other Term Loans of the applicable Refinancing Series hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outstanding Amount” means (a) with respect to the Term Loans and Revolving Credit Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing), as the case may be, occurring on such date; (b) with respect to Swingline Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Swingline Loans (including any refinancing of outstanding Swingline Loans as a Revolving Credit Borrowing), as the case may be, occurring on such date and (c) with respect to any L/C

Obligations on any date, the outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning set forth in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means a certificate in the form of Exhibit F-1 hereto or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit F-2 hereto or any other form approved by the Collateral Agent.

“Permitted Acquisition” means any Investment permitted under clause (c) of the definition of Permitted Investments.

“Permitted Additional L/C Currency” means any currency (other than Sterling) in which a Letter of Credit is denominated, as agreed between the Borrower and the applicable L/C Issuer in its discretion.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Sections 2.05(b) and 7.04.

“Permitted Debt Offering” means any issuance of senior secured or junior secured or senior unsecured or junior unsecured Indebtedness by any Loan Party after the Closing Date through an incurrence of term loans or through a public offering or private issuance of debt securities under Rule 144A or Regulation S under the Securities Act, or otherwise; provided that, (a) such Indebtedness may be secured by a first priority Lien on the Collateral that is pari passu with the Lien securing the Obligations (other than any Permitted Debt Offering Indebtedness incurred in the form of term loans, which shall not be secured by a first priority Lien on the Collateral), or may be secured by a Lien ranking junior to the Lien on the Collateral securing the Obligations or may be unsecured; (b) such Indebtedness is not secured by any collateral other than the Collateral securing the Obligations; (c) such Indebtedness does not mature on or prior to the Latest Maturity Date of, or have a shorter Weighted Average Life to Maturity than, the Term Loans; (d) the covenants and events of default in respect of such Indebtedness, taken as a whole, are substantially similar, or more favorable to the Loan Parties than, those governing the Senior Notes or are otherwise not more restrictive to the Loan Parties in the aggregate than those set forth in this Agreement (it being understood to the extent that any financial maintenance covenant is added for the benefit of any Permitted Debt Offering, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing Facility); (e) a certificate of a Responsible Officer of the issuing Loan Party delivered to the Administrative Agent at least three Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the issuing Loan Party has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements; (f) none of the Borrower’s Subsidiaries (other than the Loan Parties) is a guarantor or borrower under such Permitted Debt Offering. Any debt securities (including registered debt securities) issued by any Loan Party in exchange for any Indebtedness issued in connection with a Permitted Debt Offering in accordance with the terms of a registration rights agreement entered into in connection with the issuance of such Permitted Debt Offering Indebtedness shall also be considered a Permitted Debt Offering and (g) the Borrower shall be in Pro Forma Compliance with the financial covenant in Section 7.08 (whether or not then required to be tested); provided, further, that a “Permitted Debt Offering” may be incurred in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long term indebtedness (so long as such credit facility includes customary “rollover provisions” that satisfy the requirements of clause (c) above following such rollover), in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, clause (c) of the first proviso in this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Permitted Investments” means:

(a) any Investment in the Borrower or any of its Restricted Subsidiaries; provided, that any Investment by the Loan Parties in Non-Guarantor Subsidiaries pursuant to this clause (a), together with, but without duplication of, Investments made by Loan Parties in Non-Guarantor Subsidiaries pursuant to clause (c) below, Indebtedness of a Non-Guarantor Subsidiary owing to the Borrower or a Subsidiary Guarantor incurred pursuant to Section 7.02(b)(vii) and Disposition Deficiencies shall not exceed an aggregate amount outstanding equal to the greater of (x) $375 million and (y) 33% of Four Quarter EBITDA at the time of such Investment;

(b) any Investment in cash, the Senior Notes, Cash Equivalents and Investments that were Cash Equivalents when made;

(c) any Investment by the Borrower or any of its Restricted Subsidiaries in a Person if as a result of such Investment (i) such Person becomes a Restricted Subsidiary, or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary; provided:

(i) that any Investment by the Loan Parties in a Person that becomes a Non-Guarantor Subsidiary pursuant to this clause (c), together with, but without duplication of, Investments made by Loan Parties in Non-Guarantor Subsidiaries pursuant to clause (a) above, Indebtedness of a Non-Guarantor Subsidiary owing to the Borrower or a Subsidiary Guarantor incurred pursuant to Section 7.02(b)(vii) and Disposition Deficiencies, shall not exceed an aggregate amount outstanding equal to the greater of (x) $375 million and (y) 33% of Four Quarter EBITDA at the time of such Investment;

(ii) subject to Section 1.12, no Event of Default shall exist either immediately before or after such purchase or acquisition;

(iii) such Investment is in compliance with Section 7.10 regarding Change in Nature of Business; and

(iv) Section 6.11 shall be complied with respect to such newly acquired Restricted Subsidiary and property;

and, in each case, any Investment held by such Person at the time such Person becomes a Restricted Subsidiary; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation, transfer or conveyance;

(d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with a Disposition made pursuant to Section 7.04;

(e) any Investment (i) existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date and listed on Schedule 1.01D of the Disclosure Letter or (ii) consisting of any replacement, refinancing, extension, modification or renewal of any Investment listed on Schedule 1.01D of the Disclosure Letter; provided that the amount of any such Investment may only be increased (A) as required by the terms of such Investment as in existence on the Closing Date or (B) as otherwise permitted under this Agreement;

(f) any Investment acquired by the Borrower or any of its Restricted Subsidiaries:

(i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(ii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(iii) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates of the Borrower;

(g) Hedging Obligations permitted under Section 7.02(b)(ix);

(h) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Borrower; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.05(a)(iii);

(i) guarantees of Indebtedness permitted under Section 7.02;

(j) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 7.07(b) (except transactions described in clauses (1), (2), (6), (8), (9), (11), (13) and (17) thereof);

(k) Investments consisting of (i) purchases and acquisitions of inventory, supplies, material, services or equipment, or other similar assets or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business or (ii) the leasing or licensing of intellectual property in the ordinary course of business or the leasing, licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(l) Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any Person that, in the good faith determination of the Borrower, are necessary or advisable to effect any Receivables Facility or any repurchases in connection therewith;

(m) advances to, or guarantees of Indebtedness of, officers, directors and employees of the Borrower and its Subsidiaries not in excess of $10 million outstanding at any one time, in the aggregate;

(n) loans and advances to officers, directors and employees of the Borrower or its Subsidiaries for business-related travel expenses, moving expenses, payroll expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s direct or indirect purchase of Equity Interests of the Borrower;

(o) any Investment by the Borrower or any of its Restricted Subsidiaries in an Unrestricted Subsidiary or a joint venture engaged in a Similar Business in an aggregate amount, taken together with all other Investments made pursuant to this clause (o) that are at the time outstanding, not to exceed the greater of (i) $150 million and (ii) 12.5% of Four Quarter EBITDA (with the fair market value (as determined in good faith by the Borrower) of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (o) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clauses (a) or (c) above and shall not be included as having been made pursuant to this clause (o);

(p) any Investment in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(q) endorsements for collection or deposit in the ordinary course of business;

(r) Investments resulting from pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or that are made in connection with Permitted Liens;

(s) advances, prepayments, loans or extensions of credit to customers and suppliers in the ordinary course of business;

(t) Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture arrangements and similar binding arrangements;

(u) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practice; and

(v) other Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (v) that are at the time outstanding, not to exceed the greater of (i) $500 million and (ii) 50% of Four Quarter EBITDA (with the fair market value (as determined in good faith by the Borrower) of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Junior Secured Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided, that (a) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted Pari Passu Secured Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted Pari Passu Secured Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of Credit Agreement Refinancing Indebtedness, (c) a Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Second Lien Intercreditor Agreement with the Borrower, the Subsidiary Guarantors and the Administrative Agent, and (d) such Indebtedness meets the Permitted Other Debt Conditions. Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” has the meaning assigned to such term in Section 7.01.

“Permitted Other Debt Conditions” means, in respect of any Indebtedness other than the Obligations, that such Indebtedness (a) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred, (b) is not at any time guaranteed by any Subsidiaries other than any Subsidiary Guarantors, (c) to the extent secured, the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (d) in regard to any Refinancing Notes, the other terms and conditions (excluding pricing and optional prepayment or redemption terms) are substantially identical to or (taken as a whole) less favorable to the investors providing such Refinancing Notes than the those applicable to the Term Loans being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Loans and it being understood that the terms contained in the Senior Notes Indenture satisfy the requirements of this clause (d)); provided, that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of the applicable Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness and drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this clause (d) shall be conclusive evidence that such terms and conditions satisfy such requirements.

“Permitted Pari Passu Secured Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured notes; provided, that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (b) such

Indebtedness is not at any time guaranteed by any Subsidiaries other than any Subsidiary Guarantors, (c) such Indebtedness, (i) unless incurred as a Term Loan under this Agreement, does not mature or have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred or issued, and (ii) if incurred as a term loan under this Agreement, does not mature earlier than, or have a Weighted Average Life to Maturity shorter than, the applicable Refinanced Debt, (d) the security agreements relating to such Indebtedness (to the extent such Indebtedness is not incurred hereunder) are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (e) to the extent such Indebtedness is not incurred hereunder, a Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of an Intercreditor Agreement with the Administrative Agent and (f) such Indebtedness, if consisting of Refinancing Notes, satisfies clause (d) of the definition of Permitted Other Debt Conditions. Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Payments” has the meaning set forth in Section 7.05(b).

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided, that (a) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (b) meets the Permitted Other Debt Conditions.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” as such term is defined in Section 3(3) of ERISA established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning assigned to such term in Section 6.02.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Premium” has the meaning specified in Section 2.05(a)(ii).

“Pro Forma Balance Sheet” means a pro forma combined balance sheet of the Borrower that is prepared using the most recent such balance sheet included in the Audited Financial Statements and Quarterly Financial Statements (if any) delivered to the Administrative Agent, with such changes as necessary to give pro forma effect to the Transactions as though the Transactions had been consummated on the date of such balance sheet.

“Pro Forma Basis” and “Pro Forma Compliance” mean, with respect to compliance with any test or covenant hereunder, that such test or covenant shall have been calculated in accordance with Section 1.08.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided, that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 6.02.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation, has total assets exceeding $10 million or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means Equity Interests that are not Disqualified Stock.

“Quarterly Financial Statements” means the unaudited combined balance sheet and related unaudited combined statements of income and cash flows of (a) the Borrower, prepared on a stand-alone basis for each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended after September 30, 2017, and at least 45 days prior to the Closing Date and (b) the Target, prepared on a stand-alone basis for each fiscal (other than the fourth fiscal quarter of any fiscal year) quarter ended after September 30, 2017, and at least 45 days prior to the Closing Date.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Facilities publicly available, a nationally recognized statistical rating organization or organizations, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Ratio” means each of (a) the Consolidated Secured Net Leverage Ratio and (b) the Consolidated Net Leverage Ratio.

“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned by a Loan Party, together with, in each case, all improvements and appurtenant fixtures.

“Receivables Exposure” means, in respect of any Receivables Facility at any time, the amount that would be required to repay, discharge or satisfy all obligations owing to lenders or other third party investors that have made loans to the relevant Receivables Subsidiary or otherwise purchased interests in the receivables sold to the relevant Receivables Subsidiary or extended credit in respect thereof, if such Receivables Facility were to be terminated at such time.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to (or finances its accounts receivable with) one or more Persons that are not Restricted Subsidiaries.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in, one or more Receivables Facilities and other activities reasonably related thereto.

“Recipient” means the Administrative Agent, any Lender and any L/C Issuer, as applicable.

“Refinance” means, in respect of any Indebtedness, Disqualified Stock or Preferred Stock, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness, Disqualified Stock or Preferred Stock in exchange or replacement for, such Indebtedness, Disqualified Stock or Preferred Stock. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing” means the repayment in full of all existing Indebtedness for borrowed money of the Borrower, the Target and each of their Subsidiaries (other than Indebtedness permitted by Section 7.02(b)(iii)) and the termination and release of all commitments, security interests and guarantees in respect thereof.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, and (c) each Additional Refinancing Lender and each Lender that agrees to provide any portion of the Other Term Loans, Other Term Loan Commitments, Other Revolving Credit Loans or Other Revolving Credit Commitments incurred pursuant thereto, in accordance with Section 2.15, and provided, that the Indebtedness pursuant to any such Refinancing Amendment (i) does not mature earlier than, or have a Weighted Average Life to Maturity shorter than, the applicable Refinanced Debt and (ii) is not at any time guaranteed by any Subsidiaries other than Subsidiary Guarantors.

“Refinancing Indebtedness” means Indebtedness, Disqualified Stock or Preferred Stock (including any Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith) that Refinances any Indebtedness, Disqualified Stock or Preferred Stock existing on the Closing Date or incurred thereafter in compliance with this Agreement, including Indebtedness, Disqualified Stock or Preferred Stock that Refinances Refinancing Indebtedness; provided that such Refinancing Indebtedness:

(1) either (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced or (B) does not require payments of principal (other than any such payment that may arise as a result of an acceleration following default or pursuant to customary change of control, asset sale or casualty event provisions) prior to the date that is 91 days following the final scheduled maturity of the Facility;

(2) to the extent such Refinancing Indebtedness refinances (A) Indebtedness subordinated in right of payment to the Facilities or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Facilities or the Guarantee, as applicable, at least to the same extent as the Indebtedness being Refinanced or (B) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(3) shall not include:

(A) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Subsidiary Guarantor; or

(B) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary.

“Refinancing Notes” means Credit Agreement Refinancing Indebtedness incurred in the form of notes rather than loans.

“Refinancing Series” means all Other Term Loans, Other Term Loan Commitments, Other Revolving Credit Loans or Other Revolving Credit Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Other Term Loans, Other Term Loan Commitments, Other Revolving Credit Loans or Other Revolving Credit Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same terms, including the same yield (taking into account any applicable interest rate margin, original issue discount, up-front fees and any LIBOR “floor”) and amortization schedule (if any).

“Refunding Capital Stock” has the meaning set forth in Section 7.05(b)(ii).

“Register” has the meaning set forth in Section 10.06(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Rejection Notice” has the meaning set forth in Section 2.05(b)(vi).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided, that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would be or become a Restricted Subsidiary.

“Related Parties” means, with respect to any Person, its Affiliates and the directors, officers, employees, agents, advisors and representatives of such Person and its Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30 day notice period has been waived.

“Representative” means, with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Repricing Transaction” means (a) any voluntary or mandatory prepayment (including by way of any refinancing, replacement or conversion) of all or a portion of the initial Term Loans with proceeds from the incurrence by the Borrower of any new long-term financing in the bank debt market the primary purpose of which is to lower the All-In Yield below the All-In Yield of the initial Term Loans (excluding any prepayments or refinancings in connection with a Change of Control) (as such comparable yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices), (b) any amendment, amendment and restatement or other modification to this Agreement the primary purpose of which is to reduce the All-In Yield of the initial Term Loans or (c) a Lender must assign its initial Term Loans as a result of its failure to consent to an amendment, amendment and restatement or other modification of the initial Term Loans the primary purpose of which is to reduce the All-In Yield of the initial Term Loans.

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to Swingline Loans, a Swingline Request and (c) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Class Lenders” means, as of any date of determination (subject to Section 10.01(f)), Lenders of a Class having more than 50% of the sum of (a) the Total Outstandings (with, in the case of the Revolving Credit Facility, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) of all Lenders of such Class and (b) the aggregate unused Commitments of all Lenders of such Class; provided, that the unused Commitment and the portion of the Total Outstandings of such Class held or deemed held by, any Defaulting Lender of such Class shall be excluded for purposes of making a determination of Required Class Lenders.

“Required Financial Statements” means the financial statements required to be delivered pursuant to Sections 6.01(a) and (b).

“Required Lenders” means, as of any date of determination (subject to Section 10.01(f)), Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments, and (c) aggregate unused Revolving Credit Commitments; provided, that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent; provided that, for the purposes of Section 6.03, “Responsible Officer” shall only mean the chief executive officer, president, chief financial officer, treasurer or chief accounting officer or other similar officer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted solely in his/her representative capacity on behalf of such Loan Party and not individually.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning set forth in Section 7.05(a).

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary while such entity remains a Subsidiary of the Borrower, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revaluation Date” means with respect to any Letter of Credit denominated in an Alternative Currency, (i) the date of issuance of such Letter of Credit, (ii) each date such Letter of Credit is amended to increase its stated amount, (iii) each date that such Letter of Credit is extended or renewed, (iv) each date of any payment by the applicable L/C Issuer under such Letter of Credit, (v) if such Letter of Credit is denominated in a Permitted Additional L/C Currency, such additional dates as the Administrative Agent or applicable L/C Issuer shall reasonably determine based on changes in exchange rates, and (vi) the last Business Day of each March, June, September and December (unless a Revaluation Date shall have occurred in respect of such Letter of Credit pursuant to clause (i), (ii), (iii), (iv) or (v) above less than 30 days prior to such last Business Day).

“Revolving Commitment Increase Lender” has the meaning specified in Section 2.14(f).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and Class, and in the same currency, and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders of such Class pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b) and (b) purchase participations in L/C Obligations in respect of Letters of Credit and Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.01A of the Disclosure Letter under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders on the Closing Date was $350 million.

“Revolving Credit Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Exposure” means, as to each Revolving Credit Lender at any time, the sum of the outstanding principal amount of each of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share of the amount of the L/C Obligations and Swingline Loans.

“Revolving Credit Facility” means, at any time, the credit facility represented by the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit B-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrower.

“Revolving Extension Offers” has the meaning specified in Section 2.16(a).

“Royal Bank” has the meaning set forth in the preamble of this Agreement.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale and Lease-Back Transaction” means any direct or indirect arrangement providing for the leasing by the Borrower or any of its Restricted Subsidiaries of any real or tangible personal property (other than a lease for a term not exceeding 12 months), which property has been or is to be sold or transferred for value by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Same Day Funds” means immediately available funds.

“Sanctions” has the meaning specified in Section 5.14(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Intercreditor Agreement” means a second-lien intercreditor agreement among the Loan Parties, the Administrative Agent, the Collateral Agent and the trustee, agent or other representative for holders of any Indebtedness (a) constituting Permitted Junior Secured Refinancing Debt and (b) secured by a Lien on the Collateral that is (i) permitted by Section 7.01(38) and (ii) on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted Pari Passu Secured Refinancing Debt and (iii) is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, which intercreditor agreement shall be consistent with the then existing market practice and reasonably acceptable to the Required Lenders (it being understood that (A) any such intercreditor agreement shall be considered acceptable to a Lender if made available to such Lender by the Administrative Agent (through IntraLinks, SyndTrak, DebtDomain or similar facility) and such Lender is informed that such intercreditor agreement shall be considered acceptable to it if there is no objection within five Business Days, and no such objection is made and (B) such intercreditor agreement shall be deemed accepted if accepted or deemed accepted by the Required Lenders).

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party (or Non-Guarantor Subsidiary) and any Hedge Bank, other than any such Swap Contract that, by its terms, or by the terms of any separate agreement between the parties thereto, is agreed not to constitute a Secured Hedge Agreement.

“Secured Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries secured by a Lien. For the avoidance of doubt, Attributable Indebtedness will be considered to be secured by the assets that are the subject of a Sale and Lease-Back Transaction.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” has the meaning specified in Section 4.01(d)(iv).

“Senior Notes” means the Borrower’s senior unsecured notes due 2026 in an aggregate original principal amount of $1,400 million issued under the Senior Notes Indenture.

“Senior Notes Indenture” means the indenture for the Senior Notes, entered into among the Borrower as issuer, U.S. Bank National Association, as trustee, and the other entities from time to time party thereto, as the same may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.

“Series A Preferred Stock” means the Series A Preferred Stock, with an initial stated value equal to $1,000 per share, of the Borrower issued on the Closing Date.

“Similar Business” means any business, services or activities conducted or proposed to be conducted by the Borrower or any of its Subsidiaries on the Closing Date or any business, services or activities that are similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or are extensions or developments of any thereof.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on the sum of its debts and other liabilities, including contingent liabilities; (c) such Person has not incurred debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise); and (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.06(h).

“Specified Equity Contribution” means any cash contribution to the common equity of the Borrower and/or any purchase or investment in Qualified Equity Interests of the Borrower in respect of the Cure Amount pursuant to Section 8.04.

“Specified Merger Agreement Representations” has the meaning specified in Section 4.01(f).

“Specified Representations” means those representations and warranties made by any Loan Party in Section 5.01(a), Section 5.01(b)(ii), Section 5.02(a), Section 5.02(b), Section 5.02(c)(i), Section 5.04, Section 5.12, Section 5.14 (in respect of the incurrence of Credit Extensions hereunder), Section 5.16 and Section 5.17 (subject to the proviso at the end of Section 4.01(d)).

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation (as “Restricted” or “Unrestricted”), merger, amalgamation, consolidation, Incremental Credit Extension or any other transaction, in each case that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Spot Rate” means, in relation to the conversion of one currency into another currency, the spot rate of exchange for such conversion as quoted by the Administrative Agent at the close of business on the Business Day that such conversion is to be made (or, if such conversion is to be made before close of business on such Business Day, then at approximately close of business on the immediately preceding Business Day), and, in either case, if no such rate is quoted, the spot rate of exchange quoted for wholesale transactions by the Administrative Agent on the Business Day such conversion is to be made in accordance with its normal practice.

“Station” means, at any time, a full-service television broadcast station of any Loan Party or its Subsidiaries (a) as set forth on Schedule 5.24 of the Disclosure Letter, or (b) as acquired, directly or indirectly, by any Loan Party or its Subsidiaries thereof after the Closing Date pursuant to a transaction permitted under the Loan Documents; provided that any such television broadcast station that ceases to be owned, directly or indirectly, by a Loan Party or its Subsidiaries pursuant to a transaction permitted under the Loan Documents shall, upon consummation of such transaction, cease to be a “Station” hereunder. This definition of “Station” may be used with respect to any single television station meeting the preceding requirements or all such television stations meeting such requirements, as the context requires.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means:

(a) any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Obligations; and

(b) any Indebtedness of a Guarantor which is by its terms subordinated in right of payment to the Guaranty of such Guarantor.

“Subsidiary” means, with respect to any Person:

(a) any corporation, association, or other business entity (other than a partnership, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(b) any partnership, limited liability company or similar entity of which

(i) more than 50% of the voting interests or general partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

(ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means (a) any Restricted Subsidiary listed on Schedule 1.01C of the Disclosure Letter and party hereto as of the Closing Date that Guarantees the Obligations pursuant to Article XI and (b) those Restricted Subsidiaries that become a party hereto after the Closing Date and Guarantee the Obligations pursuant to Article XI, in each case until its Guarantee is released or terminated in accordance with the terms hereof.

“Successor Company” has the meaning specified in Section 7.03(d).

“Survey” means a survey of any Real Property subject to a Mortgage (and all improvements thereon) which is (a) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Real Property is located and (b) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey.

“Swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1 a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate swaps and options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any Swap.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans up to an aggregate principal amount not to exceed $35 million. The Swingline Commitment is a part of, and not in addition to, the Revolving Credit Commitments.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Credit Lender at any time shall be its Applicable Percentage of the Aggregate Swingline Exposure at such time.

“Swingline Lender” means Royal Bank, in its capacity as the lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Request” has the meaning assigned to such term in Section 2.04(b).

“Target” has the meaning specified in the recitals of this Agreement.

“Target Stock” has the meaning specified in the Merger Agreement for the term “Company Stock”.

“Tax Group” has the meaning specified in Section 7.05(b)(xii).

“Taxes” means any present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings (including backup withholding) or similar charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and Class and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A of the Disclosure Letter under the caption “Term Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate amount of the Term Commitments as of the Closing Date was $1,800 million.

“Term Extension Offers” has the meaning specified in Section 2.16(a).

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means a Loan made pursuant to Section 2.01(a).

“Term Loan Standstill Period” has the meaning set forth in Section 8.01(b).

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Test Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.

“Threshold Amount” means $150 million (or the equivalent thereof in any foreign currency).

“Title Policy” means a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of a Mortgage as a valid mortgage Lien (subject only to Permitted Liens and such other exceptions to title reasonably acceptable to the Administrative Agent) on the mortgaged property described therein in the amount equal to no more than the fair market value of such mortgaged property, issued by a title company reasonably acceptable to the Collateral Agent which shall (a) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent; (b) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount) if multiple policies are simultaneously issued; and (c) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including endorsements, if available, on matters relating to usury, first loss, zoning, contiguity, revolving credit, doing business, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions); provided that, where the cost of a zoning endorsement is excessive in light of the nature of the transaction the Administrative Agent shall reasonably consider the Borrower’s requests to waive such zoning endorsement and to provide a zoning opinion, report or other letter in form and substance reasonably satisfactory to the Administrative Agent.

“Total Outstandings” means the aggregate Outstanding Amount of (a) all Loans and all L/C Obligations or (b) if the context requires, all Loans and all L/C Obligations of the applicable Class.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means (a) the Acquisition and other related transactions contemplated by the Merger Agreement, including for the avoidance of doubt the Merger Agreement Dispositions, (b) the Equity Contribution, (c) the execution and delivery of the Loan Documents and funding of the Term Loans and initial Revolving Credit Loans, (d) the issuance of the Senior Notes, (e) the Refinancing and (f) the payment of Transaction Expenses.

“Treasury Services Agreement” means (x) any agreement between any Loan Party (or any Non-Guarantor Subsidiary) and any Hedge Bank relating to commercial credit or debit card, merchant card, or purchasing card programs (including non-card e-payables services), or treasury, depository, or cash management services (including automatic clearing house transfer of funds, overdraft, controlled disbursement, electronic funds transfer, lockbox, stop payment, return item and wire transfer services) and (y) any agreement between any Loan Party (or any Non-Guarantor Subsidiary) and any Hedge Bank related to a bilateral line of credit to be provided by such Hedge Bank, in each case of the foregoing clauses (x) and (y), other than any such agreement that by its terms, or by the terms of any separate agreement between the parties thereto, is agreed not to constitute a Treasury Services Agreement; provided that, with respect to the lines of credit described in clause (y), (i) any extensions of credit thereunder are permitted by Section 7.02 and (ii) the aggregate principal amount outstanding under all such lines of credit at any time shall not exceed $20 million.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“U.K. Pension Security Obligations” means amounts posted as security under that certain deed of guaranty, dated as of October 19, 2015, among Time Inc., Time Inc. (UK) Ltd. and IPC Media Pension Trustee Limited, or any successor or replacement agreement or amendment thereto, and letters of credit issued or acquired in connection therewith.

“U.S. Lender” means any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning set forth in Section 3.01(d)(ii)(C).

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower pursuant to Section 6.14); and

(b) any Subsidiary of an Unrestricted Subsidiary.

As of the Closing Date, all of the Borrower’s Subsidiaries are Restricted Subsidiaries.

“USA Patriot Act” has the meaning specified in Section 5.14.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors or other governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing: (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (b) the sum of all such payments; provided, that for purposes of determining the Weighted Average Life to Maturity of any Refinanced Debt or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any amortization or prepayments made on such Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Withholding Agent” means any Loan Party, the Administrative Agent and, in the case of any U.S. federal withholding Tax, any other applicable withholding agent.

“Working Capital” means, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital will be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) reclassification after the date hereof in accordance with GAAP of assets or liabilities, as applicable, between current and non-current or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document or the context otherwise requires:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder “and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including; “the words “to” and “until” each mean “to but excluding; “and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h) The term “fair market value (as determined in good faith by the Borrower)” means the fair market value (as determined in good faith by the Borrower) whose determination will be conclusive for all purposes under this Agreement.

SECTION 1.03. Accounting Terms; GAAP. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of this Agreement (including in determining compliance with any test or covenant contained herein) with respect to (i) any Test Period during which any Specified Transaction occurs, the applicable Ratio shall be calculated with respect to such Test Period and such Specified Transaction on a Pro Forma Basis and (ii) any Test Period with respect to which testing is based on a Specified Transaction happening after the end of such Test Period, the applicable Ratio shall be calculated as if such Specified Transaction had taken place on the first day of such Test Period.

(c) If the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP (or in the application thereof) occurring after the Closing Date on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the compliance of the Borrower and its Subsidiaries with such provision shall be determined on the basis of GAAP as in effect (and as applied) immediately before the relevant change became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders. Until such notice is withdrawn or the relevant provision is so amended, the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement setting forth a reconciliation between calculations made with respect to the relevant provision before and after giving effect to such change in GAAP. Notwithstanding any other provision of this agreement, in no event shall a lease obligation that does not constitute a Capitalized Lease Obligation under GAAP as in effect on the Closing Date be treated as a Capitalized Lease Obligation for any purpose hereof.

(d) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any change to GAAP occurring after the Closing Date as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on Closing Date.

SECTION 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 1.05. References to Agreements, Laws, Etc.. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents, and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified or the context otherwise requires, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07. Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08. Pro Forma and Other Calculations. (a) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Ratios, shall be calculated in the manner prescribed by this Section 1.08; provided, that notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.08, when calculating any Ratio for purposes of (i) the definition of “Applicable Rate” and (ii) Section 7.08 (other than for the purpose of determining Pro Forma Compliance with Section 7.08), the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) In the event that the Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the Test Period for which any Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the applicable Ratio is made (the “Ratio Calculation Date”), then the applicable Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred on the last day of the applicable Test Period; provided, however, that, for purposes of any pro forma calculation of the Consolidated Net Leverage Ratio on such determination date pursuant to the provisions described in Section 7.02(a), the pro forma calculation shall not give effect to any Indebtedness incurred on such determination date pursuant to the provisions described under Section 7.02(b).

(c) For purposes of making the computation referred to above, Investments, acquisitions, Dispositions, mergers, amalgamations and consolidations (as determined in accordance with GAAP), in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01 under the Securities Act), a company, a segment, an operating division or unit or line of business that the Borrower, or any of its Restricted Subsidiaries has determined to make and/or made during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP (except as set forth in the last sentence of clause (d) below) assuming that all such Investments, acquisitions, Dispositions, mergers, amalgamations and consolidations (and the change in any associated fixed charge obligations and the change in Consolidated Adjusted EBITDA resulting therefrom, subject to any limitations set forth in clause (a)(x) of the definition thereof, to the extent applicable) had occurred on the first day of the Test Period. If since the beginning of such Test Period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Investment, acquisition, disposition, merger, amalgamation and consolidation, in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01 under the Securities Act), a company, a segment, an operating division or unit or line of business that would have required adjustment pursuant to this Section 1.08, then the applicable Ratio shall be calculated giving pro forma effect thereto for such Test Period as if such Investment, acquisition, disposition, merger and consolidation had occurred at the beginning of the applicable Test Period.

(d) For purposes of making the computation referred to above, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Borrower as set forth in an officer’s certificate, to reflect reasonably identifiable and factually supportable operating expense reductions and other operating improvements or synergies reasonably expected to result from any action taken or expected to be taken within 18 months after the date of any acquisition, amalgamation or merger (subject to any limitations set forth in clause (a)(x) of the definition of Consolidated Adjusted EBITDA, to the extent applicable); provided, that no such amounts shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated Adjusted EBITDA with respect to such period.

SECTION 1.09. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.10. Determination of Dollar Equivalents. The Administrative Agent shall determine the Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency, in each case, on the applicable Revaluation Date. In such determination, the Administrative Agent shall use the Spot Rate for such currency in relation to Dollars in effect on the date that is three Business Days prior to the applicable Revaluation Date, and each resulting amount of such determination shall be the Dollar Equivalent of such Letter of Credit, as the case may be, until the next required calculation thereof pursuant to this Section. The Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of each calculation of the Dollar Equivalent of each Letter of Credit.

SECTION 1.11. Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans (including with Incremental Credit Extensions, Loans in connection with any Refinancing Indebtedness or loans incurred under a new credit facility), in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

SECTION 1.12. Limited Condition Acquisition. Notwithstanding anything to the contrary herein, for purposes of (i) measuring the relevant financial ratios (including the Consolidated Net Leverage Ratio and the Consolidated Secured Net Leverage Ratio and including any calculation in connection with any pro forma calculation of the financial covenant under Section 7.08 or any other financial covenant), the amount of cash or Cash Equivalents (collectively, the “cash amounts”) and baskets measured as a percentage of Consolidated Adjusted EBITDA with respect to the incurrence of any Indebtedness or Liens or the making of any Permitted Acquisition or other similar Investments, Restricted Payment, Dispositions or other sales or dispositions of assets or fundamental changes or the designation of any Restricted Subsidiary as an Unrestricted Subsidiary or (ii) determining compliance with the representations and warranties other than Specified Representations or the occurrence of any Default or Event of Default other than, to the extent set forth in the applicable covenant, an Event of Default under Section 8.01(a) or Section 8.01(f), in the case of clauses (i) and (ii), in connection with a

Limited Condition Acquisition, if the Borrower has made an LCA Election with respect to such Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder (including, in the case of calculating Consolidated Adjusted EBITDA, the reference date for determining which Test Period shall be the most recently ended Test Period for purposes of making such calculation) shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred (with respect to income statement items) at the beginning of, or (with respect to balance sheet items) on the last day of, the most recent test period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio, cash amount, basket or representation and warranty, such ratio, cash amount, basket or representation and warranty shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios, cash amount, baskets or representations and warranties for which compliance was determined or tested as of the LCA Test Date would thereafter have failed to have been satisfied as a result of fluctuations in any such ratio, cash amount or basket, including due to fluctuations in Consolidated Adjusted EBITDA or Consolidated Total Assets, at or prior the consummation of the relevant transaction or action, such cash amount, basket, ratios or representations or warranties will not be deemed to have failed to have been satisfied as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio, cash amount or basket on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires, or the date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Acquisition expires or passes, in each case without consummation of such Limited Condition Acquisition, any such ratio (including the financial covenant under Section 7.08), such cash amount or basket (x) shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds there) have been consummated and (y) with respect to the making of dividends only (and only until such time as the applicable Limited Condition Acquisition is terminated), also on a standalone basis without giving effect to such Limited Condition Acquisition and the other transactions in connection therewith.

SECTION 1.13.    Basket Amounts and Applicability of Multiple Relevant Previsions. Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein, any dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Loan Documents may be accumulated, added, combined, aggregated or used together by any Loan Party and its Subsidiaries without limitation for any purpose not prohibited hereby, (b) any action or event permitted by this Agreement or the other Loan Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in party by one such provision and in part by one or more other provisions of this Agreement and the other Loan Documents and (c) to the extent that the size of any basket or carve-out set forth in Article VII is determined by reference to a percentage of Four-Quarter EBITDA, a percentage of Consolidated Adjusted EBITDA or the Consolidated Secured Net Leverage Ratio, no Default or Event of Default shall be deemed to occur with respect to any transaction consummated or incurred pursuant to such basket or carve-out as a result of any decrease in the amount of Four-Quarter EBITDA, Consolidated Adjusted EBITDA or the Consolidated Secured Net Leverage Ratio subsequent to such consummation or incurrence which results in such basket or carve-out no longer being sufficient to permit such transaction or incurrence.

SECTION 1.14. Currency Translation. For purposes of any determination under Article VI, Article VII (other than Section 7.08) or Article VIII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at currency exchange rates in effect on the date of such determination; provided, however, that for purposes of determining compliance with Article VII with respect to the amount of any Permitted Lien, Indebtedness, Disposition, Restricted Payment, Affiliate Transaction, Permitted Investment or Permitted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Permitted Lien or Indebtedness is incurred or Disposition, Restricted Payment, Affiliate Transaction, Permitted Investment or Permitted Payment is made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.14 shall otherwise apply to such Sections, including with respect to determining whether any Permitted Lien or Indebtedness is incurred or Disposition, Restricted Payment, Affiliate Transaction, Permitted Investment or Permitted Payment is made at any time under such Sections. For purposes of calculation Section 7.08, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the Required Financial Statements.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

SECTION 2.01. The Loans. (a) The Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make to the Borrower, on the Closing Date, Term Loans denominated in Dollars in the aggregate amount of such Term Lender’s Term Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make Loans denominated in Dollars to the Borrower from its applicable Lending Office (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day during the period from and including the Closing Date until the Business Day preceding the Maturity Date for the Revolving Credit Facility; provided, that after giving effect to any Revolving Credit Borrowing, (i) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment and (ii) the aggregate Revolving Credit Exposures shall not exceed the aggregate Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans denominated in Dollars may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

SECTION 2.02. Borrowings, Conversions and Continuations of Loans. (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s notice to the Administrative Agent, which may be given by telephone; provided that this Section shall not apply to Swingline Loans, which shall not be continued or converted. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. New York City time (i) three Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans (or, in the case of any such Borrowing of the initial Term Loans, such shorter period of time as may be agreed to by the Administrative Agent), and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Section 2.14(a), each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $5 million, or a whole multiple of $1 million, in excess thereof. Except as provided in Section 2.03(c), 2.14(a) or the last sentence of this paragraph, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $1 million or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office (i) not later than the later of (A) 1:00 p.m. New York City time and (B) two hours after the Administrative Agent’s receipt of the notice described in Section 2.02(a)(ii), in the case of any Base Rate Loan and (ii) not later than 1:00 p.m. New York City time in the case of any Loan (other than a Base Rate Loan) denominated in Dollars; provided that Swingline Loans shall be made as provided in Section 2.04. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, that if, on the date the Committed Loan Notice with respect to such Revolving Credit Borrowing denominated in Dollars is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing, and second, to the Borrower as provided above.

(c) Except as otherwise provided herein, if a Eurocurrency Rate Loan is continued or converted on any day other than the last day of the Interest Period for such Eurocurrency Rate Loan, the Borrower shall pay the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of demonstrable error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the base rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than (i) six Interest Periods in effect for any Class of Term Loans and (ii) 12 Interest Periods in effect for any Class of Revolving Credit Loans.

(f) The failure of any Lender to make any Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to Section 4.02 and all of the other terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date to the date that is 30 days prior to the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or an Alternative Currency for the account of the Borrower (provided, that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided, that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit, if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (z) the Alternative Currency Exposures (excluding those in respect of Letters of Credit denominated in a Permitted Additional L/C Currency) would exceed the Alternative Currency Sublimit. Letters of Credit denominated in a Permitted Additional L/C Currency shall be subject to the provisions set forth in Section 2.03(p). Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. It is hereby acknowledged and agreed that each of the letters of credit described on Schedule 2.03(a) of the Disclosure Letter (the “Existing Letters of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Closing Date.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last extension, unless (1) each Appropriate Lender has approved of such expiration date or (2) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (1) each Appropriate Lender has approved of such expiration date or (2) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer;

(D) the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer;

(E) the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(F) the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(G) any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(H) after giving effect to such issuance, the Dollar Equivalent of the aggregate face amount of Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Commitment.

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Subject to Section 4.02, each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer during the period specified in

Section 2.03(a) (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Unless otherwise agreed by the Borrower and the relevant L/C Issuer, such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than noon at least one Business Day prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion; provided that in the case of a request of a Letter of Credit denominated in a Permitted Additional L/C Currency, such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 2:00 p.m. at least three Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount and currency thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; and (e) such other matters as the relevant L/C Issuer may reasonably request (which may include the form of the requested Letter of Credit). In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request. Additionally, the Borrower shall furnish to each L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the relevant L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the relevant L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the relevant L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to (regardless of whether the conditions set forth in Section 4.02 have been satisfied), purchase from the relevant L/C Issuer without recourse or warranty a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each 12 month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12 month period to be agreed upon at the time such Letter of Credit is issued. Once an Auto-Extension Letter of Credit has been issued, unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any compliant notice of a drawing under such Letter of Credit and subsequent payment by an L/C Issuer, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. Not later than 1:00 p.m. on the Business Day immediately following the later of the date of payment by an L/C Issuer under a Letter of Credit and the date of notice by an L/C Issuer to the Borrower of such payment (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent (or directly to such L/C Issuer with a written notice to the Administrative Agent) in an amount equal to the amount of such drawing (x) with respect to any Letter of Credit issued in Dollars, in Dollars or (y) with respect to any Letter of Credit issued in an Alternative Currency, in such Alternative Currency (or if requested by the applicable L/C Issuer at least two Business Days prior to the Honor Date, the Dollar Equivalent thereof in Dollars). If the Borrower fails to so reimburse such L/C Issuer by such time, the L/C Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans (or, in the case of an Unreimbursed Amount denominated in an Alternative Currency that is required to be reimbursed in such Alternative Currency, Eurocurrency Loans in such Alternative Currency with an Interest Period of one month) to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Revolving Credit Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided, that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (x) with respect to any Unreimbursed Amount denominated in Dollars, in Dollars or (y) with respect to any Unreimbursed Amount denominated in an Alternative Currency, in Dollars in accordance with Section 2.03(p)(ii) for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 4:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan (or, in the case of an Alternative Currency, a Eurocurrency Loan with an Interest Period of one month) to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until a Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; (C) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (D) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit; or (E) any other occurrence, event or condition, whether or not similar to any of the foregoing, including without limitation, any of the events specified in Section 2.03(e); provided, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (other than such interest and fees) shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent demonstrable error.

(d) Repayment of Participations. (i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any amendment or waiver of or any consent to departure from all or any of the provisions of the Loan Documents;

(vi) any adverse change in the business, assets, operations or financial condition of the Borrower or any of its Subsidiaries; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it by an L/C Issuer prior to the issuance of such Letter of Credit or amendment thereto and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid prior to the issuance of such Letter of Credit or amendment thereto.

(f) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than all documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Related Parties nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders holding a majority of the Revolving Credit Commitments; (ii) any action taken or omitted in the absence of bad faith, gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Related Parties, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, that anything herein to the contrary notwithstanding, the Borrower shall have a claim against an L/C Issuer, and such L/C Issuer shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which were caused by such L/C Issuer’s bad faith, willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of all documents specified in the Letter of Credit strictly complying with the terms and conditions of a Letter of Credit, in each case, as determined in a final judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Notwithstanding anything to the contrary contained in this Section 2.03(f), the Borrower shall retain any and all rights it may have against any L/C Issuer for any liability arising out of the bad faith, gross negligence or willful misconduct of such L/C Issuer, as determined by a final judgment of a court of competent jurisdiction.

(g) Cash Collateral. (i) If an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that has not been repaid and the conditions set forth in Section 4.02 to a Revolving Credit Borrowing cannot then be met, (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn (and arrangements that are reasonably satisfactory to the applicable L/C Issuer have not otherwise been made), (iii) if any Event of Default occurs and is continuing and the Administrative Agent or the Lenders holding a majority of the Revolving Credit Commitments, as applicable, require the Borrower to Cash Collateralize, on a joint and several basis, the L/C Obligations pursuant to Section 8.02, (iv) if, after the issuance of any Letter of Credit, any Revolving Credit Lender becomes a Defaulting Lender or (v) if an Event of Default set forth under Section 8.01(f) occurs and is continuing, then the Borrower shall Cash Collateralize the then Outstanding Amount of (A) the applicable L/C Borrowing, in the case of the preceding clause (i), (B) all L/C Obligations, in the case of the preceding clauses (ii), (iii) and (v), or (C) such L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender that has not been re-allocated to Non-Defaulting Lenders in accordance with Section 2.17(a) in the case of the preceding clause (iv), and shall do so not later than 4:00 p.m., on (x) in the case of the immediately preceding clauses (i) through (iv), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 Noon, or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (v), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Lenders); provided that, if the Borrower requests to Cash Collateralize any or all L/C Obligations, the Borrower, the Administrative Agent and the relevant L/C Issuer or L/C Issuers shall cooperate in good faith to prepare, execute and deliver such documentation as promptly as practicable. Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations then required to be Cash Collateralized, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations then required to be Cash Collateralized and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit outstanding pursuant to this Agreement, which shall accrue at a rate per annum equal to the Applicable Rate on the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Such letter of credit fees shall be due and payable in arrears in Dollars on the date that is three Business Days after the last day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, such fee shall be computed separately for each period during such quarter that such Applicable Rate was in effect. For purposes of determining the Letter of Credit fee applicable to any Letter of Credit denominated in an Alternative Currency (and not for any other purpose), the daily amount available to be drawn under any Letter of Credit shall be determined on the basis of the Dollar Equivalent in effect on the first Business Day of each January, April, July and October and such Dollar Equivalent shall be used for determining the Letter of Credit fee with respect to each Letter of Credit which is outstanding at any time and during such calendar quarter and regardless of the issue date of such Letter of Credit.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it, which shall accrue at a rate per annum equal to 0.125% on the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Such fronting fees shall be due and payable in arrears on the date that is three Business Days after the last day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of determining the fronting fee applicable to any Letter of Credit denominated in an Alternative Currency (and not for any other purpose), the daily maximum amount available to be drawn under any Letter of Credit shall be determined on the basis of the Dollar Equivalent in effect on the first Business Day of each January, April, July and October and such Dollar Equivalent shall be used for determining the fronting fee with respect to each Letter of Credit which is outstanding at any time and during such calendar quarter and regardless of the issue date of such Letter of Credit. In addition, the Borrower shall pay directly to each L/C Issuer for its own account with respect to each Letter of Credit issued by it the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within 10 Business Days of demand and are nonrefundable.

(j) Conflict with Issuer Documents. Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Addition of an L/C Issuer. A Revolving Credit Lender (or an Affiliate of a Revolving Credit Lender) may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender (or Affiliate) and such agreement shall specify such additional L/C Issuer’s L/C Commitment. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(l) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP and, as to all matters not covered thereby, the laws of the State of New York shall apply to each standby Letter of Credit. Notwithstanding the foregoing, but subject to Section 2.03(f), the applicable L/C Issuer shall not be responsible to the Borrower (or any other Person) for, and such L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(m) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is stated to be for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any such Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(n) Reporting of Letter of Credit Information. At any time that any Revolving Credit Lender other than the Person serving as the Administrative Agent is an L/C Issuer, then (i) on the last Business Day of each calendar month, (ii) on each date that a Letter of Credit is amended, terminated or otherwise expires, (iii) on each date that an L/C Credit Extension occurs with respect to any Letter of Credit, and (iv) upon the request of the Administrative Agent, each L/C Issuer (or, in the case of part (ii), (iii) or (iv), the applicable L/C Issuer) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such L/C Issuer) with respect to each Letter of Credit issued by such L/C Issuer that is outstanding hereunder, including any auto-renewal or termination of auto-renewal provisions in such Letter of Credit. No failure on the part of any L/C Issuer to provide such information pursuant to this Section 2.03(n) shall limit the obligation of the Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations, respectively, pursuant to this Section 2.03.

(o) Deemed Issuance. Subject to the terms, conditions and limitations set forth in this Section 2.03, the Borrower may designate letters of credit not otherwise constituting Letters of Credit hereunder issued by any L/C Issuer to be Letters of Credit hereunder by written notice to the applicable L/C Issuer and the Administrative Agent. Following such designation, such letter of credit shall be deemed to be a Letter of Credit hereunder for all purposes and any fees relating to such letter of credit shall be payable as set forth herein (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit).

(p) Permitted Additional L/C Currencies. Upon the issuance of any Letter of Credit denominated in a Permitted Additional L/C Currency (a “Foreign Currency Letter of Credit”), and so long as any Foreign Currency Letter of Credit (or Unreimbursed Amount in respect thereof) remains outstanding, the following provisions shall apply:

(i) Subject to paragraph (iii) below, the obligation of the Borrower to reimburse the applicable L/C Issuer for any Unreimbursed Amount under any Foreign Currency Letter of Credit, and to pay interest thereon, shall be payable only in the currency in which such Unreimbursed Amount is made and shall not be discharged by paying an amount in any other currency; provided that the applicable L/C Issuer may agree, in its sole discretion, to accept reimbursement in another currency, but any such agreement shall not affect the obligations of the Revolving Credit Lenders or the Borrower under paragraphs (ii) and (iii) below if such reimbursement is not actually made to the applicable L/C Issuer when due.

(ii) The obligation of each Revolving Credit Lender under Section 2.03(c) and Section 2.03(d) to pay its Applicable Percentage of any unpaid Unreimbursed Amount under any Foreign Currency Letter of Credit shall be payable only in Dollars and shall be in an amount equal to such Applicable Percentage of the Dollar Amount of such unpaid drawing determined as provided in paragraph (iv) below. Under no circumstances shall the provisions hereof permitting the issuance of Foreign Currency Letters of Credit be construed, by implication or otherwise, as imposing any obligation upon any Revolving Credit Lender to make any Loan or other payment under the Loan Documents, or to accept any payment from the Borrower in respect of any unreimbursed Unreimbursed Amount, in each case in respect of a Foreign Currency Letter of Credit, in any currency other than Dollars.

(iii) If and to the extent that any Lender pays its Applicable Percentage of any unreimbursed Unreimbursed Amount under any Foreign Currency Letter of Credit, then, notwithstanding paragraph (i) above, the obligation of the Borrower to reimburse the portion of such unreimbursed Unreimbursed Amount funded by such Lender shall be converted to, and shall be payable only in, Dollars (in an amount equal to the amount funded by such Lender in Dollars as provided above) and shall not be discharged by paying an amount in any other currency. Interest accrued on such unreimbursed Unreimbursed Amount to and excluding the date of such payment by such Lender shall be for the account of the applicable L/C Issuer and be payable in the applicable currency in which such Unreimbursed Amount was made, but interest thereafter shall accrue on the amount owed to such Lender and shall be payable in Dollars.

(iv) If an Unreimbursed Amount is made by an L/C Issuer in respect of a Foreign Currency Letter of Credit and is not reimbursed by the Borrower as and when required by paragraph (e) of this Section, then such L/C Issuer shall calculate the amount in Dollars (the “Dollar Amount”) that would be required in order for such L/C Issuer to purchase an amount of the currency in which such Unreimbursed Amount was made equivalent to such unpaid Unreimbursed Amount, employing any method of exchange that such L/C Issuer would expect to employ in the conduct of its currency exchange activities. Such L/C Issuer shall notify the Administrative Agent and the Borrower of the Dollar Amount so determined by it, and such determination shall be conclusive.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein (including Section 2.17), in reliance upon the agreements of the other Lenders set forth in this Section 2.04, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time on any Business Day during the period beginning on the Business Day after the Closing Date and until the Maturity Date of the Revolving Credit Facility, denominated in Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the Outstanding Amount of Swingline Loans of the Swingline Lender exceeding its Swingline Commitment or (ii) the aggregate Revolving Credit Exposure exceeding the aggregate Revolving Credit Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan (x) to refinance an outstanding Swingline Loan or (y) if any Lender is at that time a Defaulting Lender and after giving effect to Section 2.17(a), any Fronting Exposure remains outstanding. Each Swingline Loan shall be a Base Rate Loan and shall be repaid in full on the earlier of (x) the funding date of any Borrowing of Revolving Credit Loans and (y) the date of termination of the Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Swingline Lender of such request not later than 2:00 p.m. New York City time on the day of such proposed Swingline Loan, which may be made in a writing substantially in the form of Exhibit A-2, appropriately completed and signed by a Responsible Officer of the Borrower (a “Swingline Request”) or by telephone if confirmed promptly, but in any event, prior to such Borrowing, with such a Swingline Request. Upon receipt of such notice, and subject to the terms of this Agreement, the Swingline Lender shall make a Swingline Loan available to the Borrower by making the proceeds thereof available to the Borrower on the date set forth in the relevant Swingline Request.

(c) The Swingline Lender may at any time forward a demand to the Administrative Agent (which the Administrative Agent shall, upon receipt, forward to the Revolving Credit Lenders) that each Revolving Credit Lender pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Credit Lender’s Applicable Percentage of the outstanding Swingline Loans. Each Revolving Credit Lender shall pay the amount owing by it to the Administrative Agent for the account of the Swingline Lender on the Business Day such Revolving Credit Lender receives a notice or demand therefor. Payments received by the Administrative Agent after 11:00 a.m. New York City time may, in the Administrative Agent’s discretion, be deemed to be received on the next Business Day. Upon receipt by the Administrative Agent of such payment (other than during the continuation of any Event of Default under Section 8.01(f)), such Revolving Credit Lender shall be deemed to have made a Revolving Credit Loan to the Borrower, which, upon receipt of such payment by the Swingline Lender from the Administrative Agent, the Borrower shall be deemed to have used in whole to refinance such Swingline

Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 8.01(f), each Revolving Credit Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swingline Loan in an amount equal to such Lender’s Applicable Percentage of such Swingline Loan. If any payment made by any Revolving Credit Lender as a result of any such demand is not deemed a Revolving Credit Loan, such payment shall be deemed a funding by such Lender of such participation. Upon receipt by the Swingline Lender of any payment from any Revolving Credit Lender pursuant to this clause (c) with respect to any portion of any Swingline Loan, the Swingline Lender shall promptly pay over to such Revolving Credit Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swingline Loan received by the Swingline Lender with respect to such portion.

(d) Each Revolving Credit Lender’s obligations pursuant to clause (c) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, the Administrative Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 4.02 to be satisfied and (C) any adverse change in the condition (financial or otherwise) of any Loan Party.

SECTION 2.05. Prepayments. (a) Optional. (i) The Borrower may, upon notice to the Administrative Agent in a writing substantially in the form of Exhibit I, at any time or from time to time elect to voluntarily prepay Term Loans or Revolving Credit Loans in whole or in part without premium or penalty (except as provided in clause (ii) below); provided, that (1) such notice must be received by the Administrative Agent not later than 10:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any partial prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5 million, or a whole multiple of $100,000, in excess thereof; and (3) any partial prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Class (or Classes) and Type (or Types) of Loans and the order of Borrowing (or Borrowings) to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that the Borrower may rescind any notice of prepayment under this Section 2.05(a)(i) if such prepayment would have resulted from a refinancing or other repayment of all of the Facility or other transaction, which refinancing or transaction shall not be consummated or shall otherwise be delayed. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts then due pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a)(i), the Borrower may in its sole discretion select the Borrowing or Borrowings to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) In the event that, after the Closing Date and on or prior to the date that is 6 months following the Closing Date, the Borrower (A) makes any prepayment of Term Loans in connection with any Repricing Transaction, or (B) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Term Lender, (I) in the case of clause (A), a prepayment premium of 1.00% of the principal amount of the Term Loans being prepaid and (II) in the case of clause (B), a payment equal to 1.00% of the aggregate principal amount of the Term Loans outstanding immediately prior to such amendment that have been repriced (in each case, the “Prepayment Premium”).

(b) Mandatory. (i) If the Borrower or any Restricted Subsidiary Disposes of any property or assets in reliance upon clause (x) of Section 7.04 (other than Merger Agreement Dispositions), any Material Disposition occurs or any Casualty Event occurs, that, in either case, results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Proceeds in excess of $25 million, then, subject to clause (vi) below, the Borrower shall cause to be prepaid on or prior to the date which is 10 Business Days after the date of the realization or receipt by the Borrower or Restricted Subsidiary of such Net Proceeds an aggregate amount of Term Loans in an amount equal to 100% of all Net Proceeds received; provided, that if at the time that any such prepayment would be required, the Borrower (or any Restricted Subsidiary) is required to prepay or to offer to prepay or repurchase any other Indebtedness then outstanding that is secured on a pari passu basis with the Obligations pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Indebtedness required to be prepaid, offered to be so prepaid or repurchased, “Other Applicable Indebtedness”), then the Borrower (or any Restricted Subsidiary) may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided, that the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(i) shall be reduced accordingly; provided further, that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased or prepaid (after giving effect to any requirement that the declined amounts be offered to other holders of such Other Applicable Indebtedness), the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; provided further, that, except with respect to a Material Disposition (for which the Borrower and its Restricted Subsidiaries shall not have reinvestment rights) or a Merger Agreement Disposition (for which the Borrower and its Restricted Subsidiaries shall not be required to make any prepayments under this Section 2.05(b)(i), no prepayment shall be required pursuant to this Section 2.05(b)(i) with respect to such portion of such Net Proceeds that the Borrower or the relevant Restricted Subsidiary shall have reinvested or entered into a binding commitment to reinvest or otherwise determined or may determine to reinvest (as set forth in a notice from the Borrower to the Administrative Agent to be delivered on or prior to the date which is 10 Business Days after the date of receipt of the applicable Net Proceeds), in each case in accordance with the definition of “Net Proceeds” and within the timeframe contemplated thereby.

(ii) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness after the Closing Date (other than Indebtedness permitted to be incurred under Section 7.02), including Credit Agreement Refinancing Indebtedness, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five Business Days after the receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds.

(iii) If for any fiscal year of the Borrower commencing with the fiscal year ending June 30, 2019 there shall be Excess Cash Flow, the Borrower shall cause to be repaid on or prior to the date which is five Business Days after the financial statements are requirement to be delivered pursuant to Section 6.01(a) for such fiscal year, an aggregate principal amount of the Term Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus, at the Borrower’s option, (B) the sum of (1) all voluntary prepayments of Term Loans made during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due and (2) all voluntary prepayments of Revolving Credit Loans during such fiscal year or after year-end and prior to when such Excess Cash Flow payment is due to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (1) and (2), other than prepayments funded with the proceeds of long-term Indebtedness or the issuance of Equity Interests; provided that, to the extent that any amount described in the foregoing clause (B) is (x) credited against the prepayment amount required for a fiscal year, such amount may not be credited against any future prepayment obligation arising under this Section 2.05(b)(iii) and (y) not so credited against the prepayment amount required for any fiscal year, such amount may be credited against any future prepayment obligations arising under this Section 2.05(b)(iii) on a dollar-for-dollar basis for such fiscal year (in each case, without duplication of any such credit in any prior or subsequent fiscal year).

(iv) (A) If for any reason (other than by reason of a change in the Dollar Equivalent of any Letter of Credit on any Revaluation Date) the aggregate Revolving Credit Exposures at any time exceed the aggregate Revolving Credit Commitments then in effect, the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and Swingline Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

(B) If, by reason of a change in the Dollar Equivalent of any Letter of Credit on any Revaluation Date, the aggregate Revolving Credit Exposures exceed 105% of the aggregate Revolving Credit Commitments then in effect, the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

(v) Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be paid to the Lenders in accordance with their respective Pro Rata Shares (provided, that any prepayment of Term Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class (or Classes) of Refinanced Debt), subject to clause (vi) of this Section 2.05(b).

(vi) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans (and/or Cash Collateralization of L/C Obligations) required to be made pursuant to clauses (i) through (iv) of this Section 2.05(b) promptly, and in no event more than three Business Days, following the event giving rise to such mandatory prepayment, such written notice to be in substantially the form of Exhibit I. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Term Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clause (i), (ii) or (iii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one Business Day prior to the proposed date of such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. If a Term Lender delivers a Rejection Notice to the Administrative Agent within the time frame specified above, but fails to specify the principal amount of the Term Loans to be rejected, such Term Lender will be deemed to reject the total amount of such mandatory prepayment. Any Declined Proceeds remaining thereafter may be retained by the Borrower and/or applied, at the discretion of the Borrower, for any purpose not otherwise prohibited by this Agreement.

(vii) Notwithstanding the foregoing, mandatory prepayments to be made pursuant to Section 2.05(b)(i) or Section 2.05(b)(iii) by or with respect to Foreign Subsidiaries shall be limited to the extent that the Borrower reasonably determines that such prepayment or the obligation to make such prepayment would result in material adverse tax consequences (including any withholding tax) related to the repatriation of funds or would be prohibited, restricted or delayed by applicable law. Further, with respect to any mandatory prepayments made pursuant to Section 2.05(b)(i) or Section 2.05(b)(iii) by or with respect to Foreign Subsidiaries there will be no requirement to make any prepayment where by doing so the Borrower and its Restricted Subsidiaries or any of their Affiliates and/or their equity partners would suffer material adverse tax consequences (including any withholding tax) as a result of upstreaming cash to make such prepayments. The non-application of any such prepayment amounts as a result of the foregoing provisions will not constitute a Default or an Event of Default and such amounts shall be available for working capital purposes of the Borrower and its Restricted Subsidiaries as long as not required to be prepaid in accordance with the following provisions. The Borrower will undertake to use commercially reasonable efforts for a period not to exceed one year from the date of the event or calculation giving rise to such repatriation requirement to overcome or eliminate any such restriction and/or minimize any such costs of prepayment and/or use other cash resources of the Borrower and its Restricted Subsidiaries (subject to the considerations above and as determined in the Borrower’s reasonable business judgment) to make the relevant payment. Notwithstanding the foregoing, any prepayments required after application of the above provisions shall be net of any costs, expenses or taxes incurred by the Borrower or any of its Affiliates arising as a result of the Borrower’s undertaking to use commercially reasonable efforts to overcome or eliminate restrictions as required pursuant to the immediately preceding sentence. If at any time within one year of a mandatory prepayment pursuant to Section 2.05(b)(i) or Section 2.05(b)(iii) being forgiven due to such restrictions, or such restrictions are removed, any relevant proceeds will at the end of the then current interest period be applied in prepayments in accordance with Section 2.05(b)(v). Notwithstanding the foregoing, any prepayments made after application of the above provision shall be net of any costs, expenses or taxes incurred by the Borrower and its Restricted Subsidiaries of or any of its Affiliates or equity partners and arising as a result of compliance with the preceding sentence, and the Borrower and its Restricted Subsidiaries shall be permitted to make, directly or indirectly, a dividend or distribution to its Affiliates in an amount sufficient to cover such tax liability, costs or expenses.

(viii) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts due in respect of such Eurocurrency Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

SECTION 2.06. Termination or Reduction of Commitments. (a) Optional. The Borrower may, upon notice to the Administrative Agent, elect to terminate the Revolving Credit Commitments, the Swingline Commitment, the Alternative Currency Sublimit or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Commitments, the Alternative Currency Sublimit or the Letter of Credit Sublimit; provided, that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5 million or any whole multiple of $1 million in excess thereof and (iii) the Borrower shall not elect to terminate or reduce (A) the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings for the Revolving Credit Facility (other than Letters of Credit that have been Cash Collateralized or otherwise subject to arrangements satisfactory to the applicable L/C Issuer) would exceed the Revolving Credit Commitments, (B) the Alternative Currency Sublimit if, after giving effect thereto and to any concurrent prepayment or Cash Collateralization of Alternative Currency Exposure attributable to L/C Obligations, the Alternative Currency Exposure (excluding Alternative Currency Exposure attributing to Letters of Credit denominated in a Permitted Additional L/C Currency) would exceed the Alternative Currency Sublimit or (C) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations (other than Letters of Credit that have been Cash Collateralized or otherwise subject to arrangements satisfactory to the applicable L/C Issuer) would exceed the Letter of Credit Sublimit.

(b) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 10.13). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

SECTION 2.07. Repayment of Loans. (a) Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders (i) on the last day of each March, June, September and December, beginning with the first full fiscal quarter ending after the Closing Date, and ending with the last such date to occur prior to the Maturity Date for the Term Loans, an aggregate principal amount of Term Loans equal to 0.25% of the aggregate principal amount of Term Loans made pursuant to this Agreement on the Closing Date (subject to adjustment as provided below) and (ii) on the Maturity Date for the Term Loans, the aggregate principal amount of all Term Loans outstanding on such date. All prepayments of Term Loans shall be applied to reduce the subsequent scheduled repayments of Term Loans specified in the first sentence of this paragraph as directed by the Borrower by notice to the Administrative Agent (or, absent such direction, in the direct order of maturity thereof); provided that, if any Term Loan is canceled as provided in Section 10.06(k), then such cancellation shall be applied to reduce the subsequent scheduled repayments of Term Loans pro rata.

(b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of the Borrower’s Revolving Credit Loans outstanding on such date.

(c) Swingline Loans. The Borrower shall repay to the Swingline Lender each Swingline Loan on the earlier to occur of (A) the date that is five (5) Business Days after such Loan is made and (B) the Maturity Date applicable to the Revolving Credit Facility; provided that on each date that a Revolving Credit Loan is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested. Notwithstanding Section 2.05, no notice of repayment shall be required to be given by the Borrower in respect of any such repayment of any Swingline Loan.

SECTION 2.08. Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan (including each Swingline Loan) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09. Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate multiplied by the actual daily amount by which the aggregate Revolving Credit Commitment exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans (excluding, for the avoidance of doubt, any outstanding Swingline Loans) and (B) the Outstanding Amount of L/C Obligations; provided, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on the Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes of determining the commitment fee applicable to any Letter of Credit denominated in an Alternative Currency (and not for any other purpose), the Outstanding Amount of L/C Obligations shall be determined on the basis of the Dollar Equivalent in effect on the first Business Day of each January, April, July and October and such Dollar Equivalent shall be used for determining the commitment fee with respect to each Letter of Credit which is outstanding at any time and during such calendar quarter and regardless of the issue date of such Letter of Credit.

(b) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans determined by reference to clause (b) of the definition of “Base Rate” shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

SECTION 2.11. Evidence of Indebtedness. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent demonstrable error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.

SECTION 2.12. Payments Generally. (a) Except as otherwise provided herein, including pursuant to Section 3.01, all payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 3:00 p.m. New York City time. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent on the due date after 3:00 p.m. New York City time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) (i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate as reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent demonstrable error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make its payment under Section 10.04(c).

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Except as otherwise provided herein, whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13. Sharing of Payments. Subject to Section 2.05(b)(vi), if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Exposure of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment (except an assignment permitted by Section 10.06(i)) to the Borrower or any of its Subsidiaries (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

SECTION 2.14. Incremental Credit Extensions. (a) The Borrower may, at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) one or more additional tranches of term loans (the “Incremental Term Loans”) or (ii) increase the amount of the Revolving Credit Commitments (such increase, a “Revolving Credit Commitment Increase” and, together with the Incremental Term Loans, the “Incremental Extensions of Credit”); provided, that upon the effectiveness of any Incremental Amendment referred to below and at the time that any such Incremental Extension of Credit is made (and after giving effect thereto), subject to Section 2.14(d), (i) subject to Section 1.12, no Default or Event of Default shall exist and (ii) the Borrower shall be in Pro Forma Compliance with the financial covenant in Section 7.08 (whether or not then required to be tested). Each Incremental Extension of Credit shall be in an aggregate principal amount that is not less than $25 million (provided, that such amount may be less than $25 million if such amount represents all remaining availability under the limit set forth in the next sentence or if the Administrative Agent consents to such lesser amount). Notwithstanding anything to the contrary herein, the aggregate amount of all Incremental Extensions of Credit (other than, for the avoidance of doubt, those established in respect of Extended Term Loans or Extended Revolving Credit Commitments pursuant to Section 2.16) shall not exceed the Maximum Incremental Extension of Credit Amount.

(b) Subject to Section 1.12, the effectiveness of any Incremental Amendment (as defined below) shall be subject to each of the conditions set forth in Section 4.02 and such further conditions as the Borrower and the applicable Lenders and Additional Lenders shall agree; provided that (i) such Incremental Extensions of Credit shall rank pari passu or junior in right of payment and of security with the Revolving Credit Loans and the Term Loans, (ii) such Incremental Term Loans shall not mature earlier than the Maturity Date with respect to the Term Loans, (iii) such Incremental Term Loans shall not have a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the Term Loans, (iv) such Incremental Term Loans shall be entitled to share in mandatory and voluntary prepayments on a ratable (or less than ratable, but in no event greater than ratable) basis with the Term Loans, and (v) such Incremental Term Loans shall bear interest at rates and be entitled to upfront fees as shall be determined by the Borrower and the applicable new Lenders; provided, however, that if the All-In Yield with respect to any such Incremental Term Loans incurred prior to the date that is 18 months after the Closing Date shall exceed the All-In Yield with respect to the Term Loans by more than 50 basis points, then the interest rate margins applicable to the Term Loans shall be increased so that such excess shall be only 50 basis points. Any Revolving Credit Commitment Increase shall be on the exact same terms and pursuant to the same documentation applicable to the Revolving Credit Facility and Incremental Term Loans shall otherwise be on terms and pursuant to documentation to be determined by the Borrower; provided that, to the extent such terms and documentation are not consistent with the Term Loans with respect to periods on or prior to the Maturity Date thereof (except to the extent permitted by clauses (i) through (v) above), they shall be reasonably satisfactory to the Administrative Agent (it being understood to the extent that any financial maintenance covenant is added or a restrictive covenant is made more restrictive for the benefit of any Incremental Term Loans, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added or similarly made more restrictive for the benefit of any corresponding existing Term Loans or is made applicable only after the Maturity Date of the Term Loans) and subject to clauses (ii) and (iii) above, the amortization schedule (if any) applicable to the Incremental Term Loans shall be determined by the Borrower and the Lenders thereof.

(c) Each notice from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Extension of Credit. Incremental Term Loans may be made by, and Revolving Credit Commitment Increase may be provided by, any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”); provided, that the Administrative Agent shall have consented (with such consent not to be unreasonably withheld or delayed) to such Additional Lender’s making such Incremental Term Loans or providing such Revolving Credit Commitment Increases if such consent would be required under Section 10.06(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Additional Lender. Commitments in respect of Incremental Term Loans and Revolving Credit Commitment Increases shall become Commitments under this Agreement (or in the case of a Revolving Credit Commitment Increase to be provided by an existing Revolving Credit Lender, an increase to such Lender’s applicable Revolving Credit Commitment) pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment shall, without the consent of the Agents or the Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of this Section 2.14. The Borrower may use the proceeds of the Incremental Term Loans or Revolving Credit Commitment Increases, as applicable, for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Revolving Credit Commitment Increases, unless it so agrees.

(d) Notwithstanding anything to the contrary in this Section 2.14 or in Article IV or otherwise in this Agreement, so long as no Event of Default has occurred pursuant to Section 8.01(a) or (f), the lenders providing any Incremental Extension of Credit in connection with a Permitted Acquisition may agree to modify the conditionality with respect to such Incremental Extension of Credit such that the Permitted Acquisition may be consummated on a “certain funds” basis.

(e) The effectiveness of any Incremental Amendment shall be subject to, if requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate, including to reflect any Incremental Extension of Credit provided on a “certain funds” basis) and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Extensions of Credit are provided with the benefit of the applicable Loan Documents.

(f) Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.14, (i) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Credit Commitment Increase (each, a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (ii) if on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Credit Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(g) This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

SECTION 2.15. Refinancing Amendments. (a) On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of (x) the Term Loans then outstanding under this Agreement, in the form of Other Term Loans or Other Term Loan Commitments or (y) the Revolving Credit Loans (or unused Revolving Credit Commitments) under this Agreement, in the form of Other Revolving Credit Loans or Other Revolving Credit Commitments, in each case pursuant to a Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (which, for the avoidance of doubt, shall not require compliance with Section 7.08 for any incurrence of Other Term Loans) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(b) Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is (i) $25 million or an integral multiple of $5 million in excess thereof, unless the Administrative Agent shall otherwise agree in its discretion, (ii) in the case of a refinancing of all Term Loans of a particular Class, such other amount as shall be necessary to refinance all Term Loans of such Class, or (iii) in the case of a refinancing of all Revolving Credit Loans of a particular Class, such other amount as shall be necessary to refinance all Revolving Credit Loans of such Class.

(c) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto, including without limitation to (x) incorporate the applicable lenders in respect of Other Term Loans as “Lenders”, and the Other Term Loans as “Loans” and/or “Term Loans”, for all applicable purposes hereunder, including the definitions of Required Lenders and Required Class Lenders and to establish any tranche of Other Term Loans as an independent Class or Facility, as applicable, and (y) incorporate the applicable lenders in respect of Other Revolving Credit Loans as “Lenders”, and the Other Revolving Credit Loans as “Loans” and/or “Revolving Credit Loans”, for all applicable purposes hereunder, including the definitions of Required Lenders and Required Class Lenders and to establish any tranche of Other Revolving Credit Loans as an independent Class or Facility, as applicable and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment, which shall not, for the avoidance of doubt be subject to Section 10.01.

SECTION 2.16. Extension Offers. (a) Pursuant to one or more offers made from time to time by the Borrower to all Term Lenders of a particular Class by notice to the Administrative Agent, on a pro rata basis (based on the aggregate outstanding Term Loans of such Class) and on the same terms (“Term Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Term Lenders from time to time to extend the maturity date of such Lender’s Term Loans and to otherwise modify the terms of such Lender’s Term Loans pursuant to the terms of the relevant Term Extension Offer (including increasing the interest rate or fees payable in respect of such Lender’s Term Loans and/or modifying the amortization schedule (if any) in respect of such Lender’s Term Loans). Pursuant to one or more offers made from time to time by the Borrower to all Revolving Credit Lenders by notice to the Administrative Agent, on a pro rata basis (based on the aggregate outstanding Revolving Credit Commitments) and on the same terms (“Revolving Extension Offers” and, together with Term Extension Offers, “Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Revolving Credit Lenders from time to time to extend the maturity date of such Lender’s Revolving Credit Commitments and to otherwise modify the terms of such Lender’s Revolving Credit Commitments pursuant to the terms of the relevant Revolving Extension Offer (including increasing the interest rate or fees payable in respect of such Lender’s Revolving Credit Commitments). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentences shall mean, (i) when comparing Term Extension Offers, that the Term Loans are offered to be extended for the same amount of time and that the interest rate changes and fees payable in respect thereto are the same and (ii) when comparing Revolving Extension Offers, that the Revolving Credit Commitments are offered to be extended for the same amount of time and that the interest rate changes and fees payable in respect thereto are the same. Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement pursuant to a Loan Extension Agreement (any such extended Term Loan, an “Extended Term Loan” and any such extended Revolving Credit Commitment, an “Extended Revolving Credit Commitment”).

(b) The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent a Loan Extension Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Credit Commitments of such Extending Lender. Each Loan Extension Agreement shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Credit Commitments; provided, that (i) except as to interest rates, fees, amortization, final maturity date, collateral arrangements and voluntary and mandatory prepayment arrangements (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Borrower and set forth in the Extension Offer), the Extended Term Loans shall have (x) the same terms as the Term Loans being extended, or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the Maturity Date for the Term Loans being extended, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans being extended and (iv) except as to interest rates, fees, final maturity, collateral arrangements and voluntary and mandatory prepayment arrangements, any Extended Revolving Credit Commitment shall be a Revolving Credit Commitment with the same terms as the Revolving Credit Commitments being extended. Upon the effectiveness of any Loan Extension Agreement, this Agreement shall be amended to the extent necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Credit Commitments evidenced thereby and other changes necessary to preserve the intent of this Agreement without the consent of any other Lender and without regard to Section 10.01, including without limitation to incorporate the Extending Lenders as “Lenders”, and the Extended Term Loans and Extended Revolving Credit Commitments as “Loans” and/or “Term Loans” and/or Commitments, for all applicable purposes hereunder, including the definitions of Required Lenders and Required Class Lenders and to establish any tranche of Extended Term Loans or Extended Revolving Credit Commitments as an independent Class or Facility, as applicable. Any such deemed amendment may, at the Borrower’s or the Administrative Agent’s request, be memorialized in writing by the Administrative Agent and the Borrower and furnished to the other parties hereto.

(c) Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Credit Commitment will be automatically designated an Extended Revolving Credit Commitment. For the avoidance of doubt, the commitments and obligations of L/C Issuer in respect of its L/C Commitment can only be extended pursuant to an Extension or otherwise with such Person’s consent.

(d) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including this Section 2.16), (i) no Extended Term Loan or Extended Revolving Credit Commitment is required to be in any minimum amount or any minimum increment; provided, that the aggregate amount of Extended Term Loans or Extended Revolving Credit Commitments for any new Class of Term Loans or Revolving Credit Commitments made in connection with any Extension Offer shall be at least $25 million (or such lesser amount as shall equal the entire amount of outstanding Term Loans of any Class or Revolving Credit Commitments of any Class, as applicable, being extended), (ii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Credit Commitment pursuant to one or more Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Credit Commitment), (iii) there shall be no condition to any Extension of any Loan or Revolving Credit Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension, any conditions set forth in the applicable Extension Offer and the terms of the Extended Term Loan or Extended Revolving Credit Commitment implemented thereby, (iv) the interest rate limitations referred to in the proviso to clause (v) of Section 2.14(b) shall not be implicated by any Extension, (v) all obligations in respect of Extended Term Loans and Extended Revolving Credit Commitments shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents and (vi) no Lender shall have any obligation to extend the maturity date or otherwise modify the terms of its Term Loans or Revolving Credit Commitments pursuant to any Extension Offers made by the Borrower hereunder.

(e) Each extension shall be consummated pursuant to procedures set forth in the associated Extension Offer; provided, that the Borrower shall cooperate with the Administrative Agent prior to making any Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including timing, rounding and other adjustments.

SECTION 2.17. Defaulting Lenders. (a) Reallocation of Participations to Reduce Fronting Exposure. All or any part of a Defaulting Lender’s participation in L/C Obligations or Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject

to Section 10.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) Cash Collateral. If the reallocation described in Section 2.17(a) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the L/C Issuers’ and the Swingline Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.03(g).

(c) New Letters of Credit. Notwithstanding anything in this Agreement to the contrary, so long as any Revolving Credit Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.17(a)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the Borrower, the Administrative Agent, the Swingline Lender and each L/C Issuer, no notice given pursuant to this Section 2.17(d) that such Lender has ceased to be a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

SECTION 2.18. MIRE Events. Prior to the occurrence of a MIRE Event, the Borrower shall provide to the Administrative Agent (and authorize the Administrative Agent to provide to the Revolving Credit Lenders) the following documents in respect of any Mortgage (if any): (a) a flood hazard determination from a third party vendor; (b) if such real property is so determined to be located in a “special flood hazard area”, (i) a notification to the Administrative Agent of that fact and (if applicable) notification to the Administrative Agent that flood insurance is not available through the National Flood Insurance Program; and (c) if required by Flood Laws, evidence of required flood insurance.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

SECTION 3.01. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Recipient under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any Withholding Agent shall be required by any applicable Law to deduct or withhold any Taxes from or in respect of any such payment, (i) the applicable Withholding Agent shall be entitled to make such deductions or withholdings, (ii) the applicable Withholding Agent shall pay the full amount so deducted or withheld to the relevant Governmental Authority in accordance with applicable Law, (iii) as soon as practicable after the date of such payment, if the Borrower or the applicable Subsidiary Guarantor is the Withholding Agent, such

Withholding Agent shall furnish to the Administrative Agent the original or a copy of a receipt evidencing payment thereof, a copy of the tax return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent, and (iv) if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions and withholdings applicable to additional sums payable under this Section 3.01(a)), the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) In addition, the Borrower and the Subsidiary Guarantors agree to pay any and all present or future stamp, court or documentary, intangible, mortgage recording or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, excluding any such Taxes that are Other Connection Taxes imposed as a result of an assignment by a Lender (other than an assignment made pursuant to Section 10.13) (hereinafter referred to as “Other Taxes”) to the relevant Governmental Authority, in accordance with applicable Law.

(c) Each of the Borrower and the Subsidiary Guarantors agrees to, jointly and severally, indemnify each Recipient, within 10 Business Days after written demand therefor, for (i) the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 3.01) payable by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent demonstrable error.

(d) Status of Lenders. Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with such properly completed and executed documentation prescribed by any Laws or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in the rate of, any applicable withholding Tax with respect to any payments to be made to such Lender under any Loan Document. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by any Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Loan Parties or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever any such documentation (including any specific documentation required below in this Section 3.01(d)) becomes obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Without limiting the generality of the foregoing:

(i) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(ii) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or Administrative Agent) on or before the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly executed copies of IRS Form W-8BEN-E or W-8BEN (or any successor form) claiming eligibility for the benefits of an income tax treaty to which the United States is a party and such other documentation as required under the Code,

(B) two properly completed and duly executed copies of IRS Form W-8ECI (or any successor form),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly executed certificates substantially in the form of Exhibit G-1 (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly executed copies of IRS Form W-8BEN-E or W-8BEN (or any successor form), or

(D) to the extent a Foreign Lender is not the beneficial owner, two properly completed and duly executed copies of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, United States Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, IRS Form W-8IMY (or any successor form) and/or any other required information, certification or documentation from each beneficial owner, as applicable (provided, that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a United States Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of such direct or indirect partner (or partners));

(iii) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two properly completed and duly executed copies of any other form prescribed by applicable Laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable Law (including the Treasury Regulations) to permit any Loan Party or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for any Loan Party and the Administrative

Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. For purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any intergovernmental agreement or similar agreement intended to facilitate compliance with, or otherwise related to FATCA.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 3.01 or 3.04(a) shall use its reasonable efforts to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts in the future and would not, in the sole good faith determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(f) If any party determines, in its sole discretion exercised in good faith that it has received a refund in respect of any Taxes as to which indemnification or additional amounts have been paid to it pursuant to this Section 3.01, it shall promptly remit to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party (including any Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such indemnifying party, upon the request of such indemnified party, agrees to promptly repay to such indemnified party the amount paid over to it pursuant to the above provisions of this Section 3.01(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), in the event such indemnified party is required to repay such refund to the relevant Governmental Authority.

(g) For the avoidance of doubt, for purposes of this Section 3.01, the term “Lender” shall include any L/C Issuer and the term “applicable Law” shall include FATCA.

SECTION 3.02. Illegality. If any Lender determines in good faith in its reasonable discretion that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent) convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.03. Inability to Determine Rates. (a) If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof (a) the Administrative Agent determines that (i) deposits in the relevant currency are not being offered to banks in the London interbank eurocurrency market for the applicable amount and Interest Period of such Eurocurrency Rate Loan or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan, or (b) the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans (or, if applicable, Eurocurrency Rate Loans denominated in the affected currency) shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a committed Borrowing of Base Rate Loans in the amount specified therein.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(ii) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(ii) above have not arisen but the supervisory for the administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction in the Applicable Rate). Notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. From and after the making of a determination described in the first sentence of this Section 3.03(b) until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 3.03(b), only to the extent LIBOR for the applicable currency and/or such Interest Period is not available or published at such time on a current basis), any Committed Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Rate Loan shall be ineffective.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement with respect to Eurocurrency Rate Loans as are reflected in the definition of “Eurocurrency Rate”) or any L/C Issuer;

(ii) subject any Recipient or any L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or Swingline Loan or any Loan made by it, or change the basis of taxation of payments to such Recipient or such L/C Issuer in respect thereof (except for (i) Indemnified Taxes and (ii) Excluded Taxes); or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered, to the extent such compensation is sought by such Lender or L/C Issuer from similarly situated borrowers.

(b) Capital Requirements. If any Lender or any L/C Issuer determines in good faith in its reasonable discretion that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy or liquidity), then, to the extent such compensation is sought by such Lender or L/C Issuer from similarly situated borrowers, the Borrower, upon request of such Lender or such L/C Issuer, as the case may be, will pay to such Lender or such L/C Issuer such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent demonstrable error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 3.05. Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (other than loss of margin) actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan of the Borrower on a day other than the last day of the Interest Period for such Loan;

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan of the Borrower on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency and of a comparable amount and period from other banks in the eurodollar market.

SECTION 3.06. Matters Applicable to All Requests for Compensation. (a) Except with respect to any requests for compensation or indemnification under Section 3.01 (requests for which shall be governed by Section 3.01(c)), any L/C Issuer or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error. In determining such amount, such L/C Issuer or such Lender may use any reasonable averaging and attribution methods.

(b) Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to Section 3.01 or 3.04 shall not constitute a waiver of such Lender’s or any L/C Issuer’s right to demand such compensation; provided, that the Borrower shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the event giving rise to such claim has retroactive effect, then such 180 day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurocurrency Rate Loans, or, if applicable, to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided, that such suspension shall not affect the right of such Lender to receive the compensation so requested and shall not apply to other Lenders.

(c) If the obligation of any Lender to make or continue any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended (i) pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day (or days) of the then current Interest Period (or Interest Periods) for such Eurocurrency Rate Loans or (ii) pursuant to Section 3.02 or 3.06(b) hereof, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been converted to Base Rate Loans, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans pursuant to Section 3.02 or 3.03 this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first (1st) day (or days) of the next succeeding Interest Period (or Interest Periods) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective outstanding Loans under the applicable Facility.

SECTION 3.07. Replacement of Lenders under Certain Circumstances. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender gives a notice under Section 3.02 or requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

SECTION 3.08. Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and any assignment of rights by, or replacement of, a Lender or L/C Issuer.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

SECTION 4.01. Conditions to the Initial Credit Extensions. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver of the following conditions precedent:

(a) (i) The Senior Notes shall have been (or, substantially simultaneously with the initial Credit Extension hereunder, shall be) issued in an amount of $1,400 million and (ii) the Equity Contribution shall have been (or, substantially simultaneously with the initial Credit Extension hereunder, shall be) consummated in an amount of not less than $650 million.

(b) The Acquisition shall have been consummated, or substantially simultaneously with the initial Credit Extension hereunder shall be consummated, in all material respects in accordance the terms of the Merger Agreement (and no provision of the Merger Agreement shall have been waived, amended, supplemented or otherwise modified (including any consents thereunder) in a manner material and adverse to the Lenders or the Arrangers without the consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned)).

(c) The Administrative Agent shall have received reasonably satisfactory evidence that the Refinancing has been consummated or, substantially simultaneously with initial Credit Extension hereunder shall be consummated, and after giving effect to the Acquisition, Refinancing and other transactions contemplated hereby, the Borrower and its Restricted Subsidiaries have not have any Indebtedness outstanding other than Permitted Indebtedness.

(d) The Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party (in the case of items required to be executed on behalf of a Loan Party), each dated the Closing Date or, in the case of certificates of governmental officials, a recent date before the Closing Date, and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) counterparts of this Agreement executed by a Responsible Officer of each Loan Party and by each of the other parties to this Agreement;

(ii) (A) the Audited Financial Statements; (B) the Quarterly Financial Statements (if any); and (C) the Pro Forma Balance Sheet, in each case, which the Administrative Agent shall promptly deliver to any requesting Lender;

(iii) a Note executed by the Borrower in favor of each Lender that shall have requested a Note not less than three Business Days prior to the Closing Date;

(iv) a security agreement, in substantially the form of Exhibit E hereto (together with each security agreement supplement delivered pursuant to Section 6.11, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(A) certificates and instruments representing the applicable Collateral referred to therein (to the extent required by the terms of the Security Agreement to be delivered to the Collateral Agent) accompanied by undated stock powers or instruments of transfer executed in blank;

(B) financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement;

(C) copies of such lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) with respect to the Loan Parties that the Administrative Agent reasonably deems necessary or appropriate, none of which shall disclose Liens on the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens), it being understood that such searches shall be conducted by the Administrative Agent or its counsel, and the Borrower shall not be required to conduct such searches;

(D) a Perfection Certificate duly executed by the Borrower; and

(E) a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement (as each such term is defined in the Security Agreement) (together with each other intellectual property security agreement delivered pursuant to Section 6.11, in each case as amended or supplemented, the “Intellectual Property Security Agreements”), duly executed by each applicable Loan Party;

provided, however, that it is understood that (other than the grant and perfection of security interests (x) in assets with respect to which a Lien may be perfected by the filing of a financing statement under the UCC or (y) in Equity Interests with respect to which a Lien may be perfected by delivery of a stock (or equivalent) and related executed, undated transfer power (limited, in the case of Subsidiaries of the Target, after the Borrower uses its commercially reasonable efforts to obtain such certificates, to those certificates and related, executed, undated transfer powers that have been provided by the Target on the Closing Date)) each of the requirements set forth in clause (iv) above shall not constitute conditions precedent to any Credit Extension on the Closing Date after the Borrower’s use of commercially reasonable efforts to provide such items on or prior to the Closing Date, but shall be required to be delivered and/or perfected after the Closing Date pursuant to Section 6.13;

(v) such certifications of resolutions or other action and incumbency certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed;

(vii) favorable opinions of each of (A) Cooley LLP and (B) Nyemaster Goode, P.C., counsel to the Loan Parties and, in each case addressed to the Administrative Agent and each Lender;

(viii) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Section 4.01(e), Section 4.01(f) and Section 4.01(g) have been satisfied;

(ix) a certificate attesting to the Solvency of the Borrower and its Subsidiaries on a combined basis after giving effect to the Transactions, from the Borrower’s chief financial officer, substantially in the form of Exhibit H hereto; and

(x) at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Loan Parties reasonably requested by the Lenders at least 10 Business Days prior to the Closing Date under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, which documentation and other information the Administrative Agent shall promptly deliver to any requesting Lender.

(e) A Company Material Adverse Effect (as defined in the Merger Agreement as in effect on November 26, 2017) has not occurred.

(f) The representations and warranties made by or with respect to the Target in the Merger Agreement that are material to the interests of the Lenders shall be true and correct in all material respects (or, to the extent that such representations and warranties are qualified by materiality, material adverse effect or similar language, they shall be true and correct in all respects) on and as of the Closing Date, but only to the extent that Borrower has the right (taking into account any applicable cure provisions) to terminate its (or any Affiliates of the Borrower has the right to terminate its) obligations under the Merger Agreement, or to decline to consummate the Acquisition (in each case, in accordance with the terms of the Merger Agreement) as a result of such representations and warranties in the Merger Agreement (collectively, the “Specified Merger Agreement Representations”).

(g) The Specified Representations shall be true and correct in all material respects (or, to the extent that such representations and warranties are qualified by materiality, material adverse effect or similar language, they shall be true and correct in all respects) on and as of the Closing Date.

(h) The Administrative Agent and, if applicable, the relevant L/C Issuer shall have received a Request for Credit Extension for the Loans and Letters of Credit to be made, or issued, on the Closing Date in accordance with the requirements hereof.

(i) (i) All fees required to be paid to the Agents and Arrangers on or before the Closing Date shall have been (or, substantially concurrently with the funding of the Term Loans, shall be) paid; (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been (or, substantially concurrently with the funding of the Term Loans, shall be) paid (which fees, in the case of those due to the Term Lenders, may be paid by offset against the proceeds of the Term Loans, to the extent arrangements therefor, satisfactory to the Borrower and the Administrative Agent, have been made); and (iii) all out-of- pocket expenses of the Agents (including the reasonable fees, charges and disbursements of counsel to the Agents) required to be paid or reimbursed by the Borrower on the Closing Date shall have been (or, substantially concurrently with the funding of the Term Loans, shall be) paid, to the extent invoiced at least three Business Days prior to the Closing Date.

SECTION 4.02. Conditions to All Credit Extensions After the Closing Date. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) after the Closing Date is subject to the following conditions precedent:

(a) The representations and warranties of each Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension (except to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date); provided, that, to the extent that such representations and warranties are qualified by materiality, material adverse effect or similar language, they shall be true and correct in all respects.

(b) No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer or Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. Notwithstanding anything to the contrary in this Section 4.02 or in Section 2.14, so long as no Event of Default has occurred pursuant to Section 8.01(a) or (f), the lenders providing any Incremental Extension of Credit in connection with a Permitted Acquisition may agree to modify the conditionality with respect to such Incremental Extension of Credit such that the Permitted Acquisition may be consummated on a “certain funds” basis.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Agents and Lenders that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a Person (i) duly organized or formed, (ii) validly existing and (iii) in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions applicable to it or its properties and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a)(iii), (b)(i), (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a) are within such Loan Party’s corporate or other powers, (b) have been duly authorized by all necessary corporate or other organizational action and (c) do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01) (x) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (y) any material agreement to which such Person is a party; or (iii) violate any material Law applicable to the Loan Parties; except (A) with respect to any conflict, breach, violation or contravention referred to in clause (ii) or (iii), to the extent that such conflict, breach, violation or contravention would not reasonably be expected to have a Material Adverse Effect and (B) subject to obtaining those consents required pursuant to Section 8.02(e).

SECTION 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent, (ii) those approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (or, with respect to consummation of the Transactions, will be duly obtained, taken, given or made and will be in full force and effect, in each case within the time period required to be so obtained, taken, given or made), (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect, (iv) the filing of certain Loan Documents with the FCC after the Closing Date, and (v) those consents required pursuant to Section 8.02(e).

SECTION 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (a) Debtor Relief Laws and by general principles of equity and (b) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent. Prior to the Closing Date, the representation in this Section 5.04 does not apply to any Loan Document (other than this Agreement).

SECTION 5.05. Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements and the Quarterly Financial Statements (if any) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (i) except as otherwise expressly noted therein and (ii) subject, in the case of any Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Litigation. Except as disclosed in Schedule 5.06 of the Disclosure Letter, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Restricted Subsidiaries or against any of their properties or revenues that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Ownership of Property; Liens. Each Loan Party and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all tangible properties, equipment and Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except (i) as set forth on Schedule 5.07 of the Disclosure Letter, (ii) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (iii) Liens permitted by Section 7.01 and (iv) where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.08. Environmental Compliance. (a) Except as disclosed in Schedule 5.08 of the Disclosure Letter, there are no claims, actions, suits, or proceedings pending against the Borrower or any of its Subsidiaries alleging liability or responsibility for violation of, or otherwise relating to, any Environmental Law that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as disclosed in Schedule 5.08 of the Disclosure Letter or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently, or to the knowledge of the Borrower, formerly, owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of the Borrower, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently, or to the knowledge of the Borrower, formerly, owned, leased or operated by any Loan Party or any of its Subsidiaries and Hazardous Materials have not otherwise been released, discharged or disposed of by any Loan Party or any of its Subsidiaries at any other location.

(c) Except as disclosed in Schedule 5.08 of the Disclosure Letter, the properties owned, leased or operated by the Loan Parties and their Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of; (ii) require remedial action under; or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(d) Except as disclosed in Schedule 5.08 of the Disclosure Letter, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(e) Except as disclosed in Schedule 5.08 of the Disclosure Letter, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties or any of their Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

SECTION 5.09. Taxes. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each of the Loan Parties and each of their Subsidiaries has filed all Tax returns required to be filed, and has paid all Taxes required to be paid by it, that are due and payable, except those Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been made to the extent required by GAAP.

SECTION 5.10. ERISA Compliance. (a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan; and (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) The Foreign Plans of the Loan Parties and the Subsidiaries are in compliance with the requirements of any Law applicable in the jurisdiction in which the relevant Foreign Plan is maintained, in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 5.11. Restricted Subsidiaries; Equity Interests. As of the Closing Date (after giving effect to the Transactions), the Borrower does not have any Restricted Subsidiaries other than those disclosed in Schedule 5.11 of the Disclosure Letter, and all of the outstanding Equity Interests owned by a Loan Party in such Restricted Subsidiaries are owned free and clear of all Liens except (a) those created under the Collateral Documents; and (b) any Lien that is permitted under Section 7.01.

SECTION 5.12. Margin Regulations; Investment Company Act. (a) No Loan Party is engaged in, nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB (“Margin Stock”)), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for the purpose of purchasing or carrying Margin Stock (other than purchases by the Borrower of its Capital Stock) or any purpose that violates Regulation U.

(b) None of the Loan Parties or any of the Subsidiaries of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.13. Disclosure. The reports, financial statements, certificates and other written factual information and factual data relating to the Borrower, its Subsidiaries and the Transactions (other than as set forth below and other than information of a general economic or industry nature) furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, when taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not materially misleading in the light of the circumstances under which they were made; provided, that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions that were believed by the Borrower to be reasonable at the time made and at the time furnished hereunder; it being understood that (i) such projected and pro forma financial information (A) is merely a prediction as to future events (in the case of projected financial information) and is not to be viewed as fact and (B) is subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, (ii) no assurance can be given that any particular projections will be realized and (iii) actual results may differ and such differences may be material.

SECTION 5.14. Sanctions, OFAC and Patriot Act. (a) None of the Borrower, any of its Subsidiaries, or any of the Borrower’s directors or officers, nor, to the knowledge of the Borrower, any of its employees and agents or any directors, officers, employees and agents of any of its Subsidiaries, is a Person that is owned or controlled by Persons that are (i) the subject of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(b) The Borrower and each of its Subsidiaries is in compliance in all material respects with the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”) and OFAC.

(c) The Borrower, its Subsidiaries, the Borrower’s directors and officers and, to the knowledge of the Borrower, its employees and agents and the directors, officers, employees and agents of the Borrower’s Subsidiaries, as of the Closing Date, have conducted their business in compliance with, and the Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with, the FCPA, the United Kingdom Bribery Act of 2010 and applicable Sanctions.

SECTION 5.15. Intellectual Property; Licenses, Etc.. Each of the Loan Parties and their Restricted Subsidiaries owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, domain names, social media identifiers, source and business indicators, copyrights, patents, patent rights, technology, software, know-how database rights, design rights, trade secrets and all other intellectual property rights (collectively, “IP Rights”) that are used or held for use in connection with and reasonably necessary for the operation of their respective businesses as currently conducted, except where the failure to so own, license or possess the right to use any such IP Rights would not reasonably be expected to have a Material Adverse Effect. All registered, proprietary IP Rights are subsisting and unexpired, and to the Loan Parties’ knowledge, are valid and enforceable, in each case except to the extent the failure to be so subsisting or unexpired or to be valid and enforceable would not reasonably be expected to have a Material Adverse Effect. No IP Rights and, to the Loan Parties’ knowledge, no advertising, product, process, method, substance, part or other material, in each case used by any Loan Party or any of its Restricted Subsidiaries in the operation of their respective businesses as currently conducted infringes upon any rights held by any other Person except for such infringements, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.16. Solvency. On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis taken as a whole, are Solvent.

SECTION 5.17. Security Documents. (a) Security Agreement. The Collateral Documents are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the appropriate filing offices and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by the Security Agreement or the Intercreditor Agreement (if in effect)), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or taking possession or control, in each case subject to no Liens other than Liens permitted hereunder.

(b) PTO Filing; Copyright Office Filing. In addition to the actions taken pursuant to Section 5.17(a)(i), when the Security Agreement or a short form thereof (including any Intellectual Property Security Agreement) is properly filed in the United States Patent and Trademark Office and the

United States Copyright Office, the Liens created by such Security Agreement (or Intellectual Property Security Agreement) shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors (to the extent intended to be created thereby) in Patents and Trademarks (in each case, as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office and Copyrights (as defined in the Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered or applied-for Trademarks, Patents and Copyrights acquired by the grantors thereof after the Closing Date).

(c) Notwithstanding anything herein (including this Section 5.17) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law.

SECTION 5.18. Use of Proceeds. The Borrower will (or will cause each Loan Party to) use the proceeds of the Loans for the purposes set forth in Section 6.15.

SECTION 5.19. Insurance. Schedule 5.19 of the Disclosure Letter sets forth a description of all material insurance maintained by or on behalf of the Borrower and its Subsidiaries as of the Closing Date. The Borrower and its Restricted Subsidiaries (after giving effect to all self-insurance) have insurance in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character of the Borrower or such Restricted Subsidiary (as applicable) and, to the extent relevant, owning similar properties in localities where such Person operates.

SECTION 5.20. Undisclosed Liabilities. The Borrower and tis Restricted Subsidiaries have no material obligations or liabilities, matured or unmatured, fixed or contingent, other than (i) those set forth or adequately provided for in the financial statements delivered to the Administrative Agent pursuant to this Agreement, (ii) those incurred in the ordinary course of business and not required to be set forth in the financial statements under GAAP, (iii) those incurred in the ordinary course of business since the date of the most recently delivered balance sheet, (iv) those incurred in connection with the execution of this Agreement and (v) those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.21. Labor Matters. After the Closing Date, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party, or to the knowledge of the Borrower, threatened and (b) the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound.

SECTION 5.22. Senior Indebtedness; Subordination. The Obligations hereunder and under the other Loan Documents are within the definition of “First Lien Debt”, “Senior Debt” (or any comparable terms) and “Designated Senior Debt” (or any comparable terms), to the extent applicable, under and as defined in the subordination provisions in the documents governing Subordinated Indebtedness and Junior Lien Secured Indebtedness, if any.

SECTION 5.23. EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 5.24. Broadcast Licenses. (a) Each of the Loan Parties holds such validly issued Broadcast Licenses as are necessary to operate its associated Stations as currently operated in all material respects, and, except as may be set forth in Schedule 5.24 of the Disclosure Letter, each such Broadcast License is in effect in accordance with its terms. As of the Closing Date, the Stations, together with the respective Broadcast License for each, are identified on Schedule 5.24 of the Disclosure Letter, and each such Broadcast License has the expiration date set forth on Schedule 5.24 of the Disclosure Letter.

(b) Subject to such exceptions as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) there is no adverse condition imposed by the FCC as part of any Broadcast License which is neither set forth on the face thereof as issued by the FCC nor contained in the Communications Laws applicable generally to Stations of the type, nature, class, or location of the Station in question; and (ii) except as otherwise set forth on Schedule 5.24 of the Disclosure Letter, each Station is being operated in accordance with the terms and conditions of the Broadcast License applicable to it and the Communications Laws.

(c) Except as otherwise set forth on Schedule 5.24 of the Disclosure Letter, as of the Closing Date, no proceedings are pending or, to the knowledge of Borrower, threatened in writing by or before the FCC, which reasonably would be expected to result in the revocation, modification, non-renewal or suspension of any applicable Broadcast License, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to any Station so as to have, individually or in the aggregate, a Material Adverse Effect, other than proceedings affecting the television broadcasting industry in general.

(d) All reports, applications, and other documents required to be filed by the Loan Parties with the FCC with respect to the Stations have been timely filed, and all such reports, applications and documents are true, correct, and complete in all respects, except for such failures as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Borrower has knowledge of any matters which could reasonably be expected to result in the suspension or revocation of or the refusal to renew any Broadcast License or the imposition on any of the Loan Parties or its Subsidiaries of any fines or forfeitures by the FCC, or the rescission, reversal, or material adverse modification of any Broadcast License so as to have, individually or in the aggregate, a Material Adverse Effect.

(e) To the knowledge of the Borrower, (i) there are no unsatisfied or otherwise outstanding forfeiture orders issued by the FCC with respect to any Station or its operations and (ii) each of the Loan Parties has paid all fees required to be paid pursuant to the Communications Laws, with such exceptions as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable remains unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (and not Cash Collateralized), each of the Loan Parties shall, and shall cause each of their Restricted Subsidiaries to:

SECTION 6.01. Financial Statements. (a) Deliver to the Administrative Agent for prompt further distribution to each Lender within 90 days after the end of each fiscal year of the Borrower beginning with the 2018 fiscal year, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a (A) report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any qualification or exception that is solely with respect to, or resulting solely from, (i) an upcoming maturity date of any Indebtedness or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) (an “Accounting Opinion”) and (B) a customary management discussion and analysis of the financial condition and results of operations for such period; and

(b) Deliver to the Administrative Agent for prompt further distribution to each Lender within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended, and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and a customary management discussion and analysis of the financial condition and results of operations for such period.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided, that, to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by an Accounting Opinion.

Documents required to be delivered pursuant to Section 6.01 and Sections 6.02(b) and (c) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, at the website address listed on Schedule 10.02 of the Disclosure Letter or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks / IntraAgency, SyndTrak, DebtDomain or another relevant website (including without limitation the EDGAR website of the SEC), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

SECTION 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five Business Days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a) (but only together with the delivery of a Compliance Certificate in connection with financial statements delivered pursuant to Section 6.01(a)), (i) a report setting forth the information required by a Perfection Certificate Supplement or confirming that there has been no change in such information since the Closing Date or the date of the last such report (provided that no such Perfection Certificate Supplement or confirmation shall be required in connection with the Compliance Certificate to be delivered for the financial statements relating to the fiscal year ended June 30, 2018) and (ii) a list of the Subsidiaries of the Borrower that identifies each Subsidiary as a Restricted or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a statement confirming that there has been no change in such information since the Closing Date or the date of the last such list;

(d) promptly following completion thereof and in any event within 75 days following the end of each fiscal year, a consolidated annual budget of the Borrower for such fiscal year;

(e) promptly upon any request by the Administrative Agent or any Lender through the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them; and

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

The Loan Parties hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Loan Parties hereby agree that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (i) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agents, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (ii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side

Information;” and (iii) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

SECTION 6.03. Notices. Promptly after a Responsible Officer of the Borrower has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of the occurrence of any ERISA Event, of U.K. Pension Security Obligations or of other encumbrances or restrictions relating to the IPC Media Ltd. pension scheme; and

(c) of any matter (including in regard to any court suit or action) that has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Loan Parties have taken and propose to take with respect thereto and shall be made available to the Lenders by the Administrative Agent.

SECTION 6.04. Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of Taxes imposed upon it (including in its capacity as withholding agent) or upon its income or profits or in respect of its property, except, in each case, (a) to the extent the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been made to the extent required by GAAP.

SECTION 6.05. Preservation of Existence, Etc.. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03 or Section 7.04 and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses (including FCC Licenses) and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.03 or Section 7.04.

SECTION 6.06. Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business and (c) do or cause to be done all thing necessary to be done to obtain, preserve, renew, extend and keep in full force and effect the Intellectual Property which are necessary and material to the conduct of its business.

SECTION 6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. Subject to Section 6.13(a), (a) all such liability insurance policies of the Loan Parties (other than workers’ compensation, officer and director liability or other policies as to which endorsements are not customary) shall name the Collateral Agent as additional insured, and (b) in the case of each casualty insurance policy that insures any Collateral, such policy shall contain a loss payable clause or endorsement that names the Collateral Agent as loss payee. With respect to each parcel of Real Property constituting Collateral that is subject to a Mortgage, obtain flood insurance from financially sound and reputable insurance companies or through the National Flood Insurance Program in such total amount (not exceeding the lesser of (i) the fair market value of the property and (ii) the maximum amount available under a policy issued through the National Flood Insurance Program) as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements on such Real Property are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

SECTION 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Comply in all material respects with all terms and conditions of all Broadcast Licenses maintain all of the Broadcast Licenses in effect in accordance with their terms except for such failures as would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09. Books and Records. Maintain proper books of record and account, in which entries are full, true and correct in all material respects and are in conformity with GAAP consistently applied in all material respects and which reflect all material financial transactions and matters involving the business of the Loan Parties or a Restricted Subsidiary, as the case may be.

SECTION 6.10. Inspection Rights. Permit representatives and agents of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its senior officers, and independent public accountants, all at reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, (a) unless an Event of Default exists, only the Administrative Agent on behalf of the Lenders may exercise the rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year, (b) if an Event of Default exists and an individual Lender elects to exercise rights under this Section 6.10, (x) such Lender shall coordinate with the Administrative Agent and any other Lender electing to exercise such rights and shall share the results of such inspection with the Administrative Agent on behalf of the Lenders and (y) the number of visits and expense associated with such individual Lender inspections must be reasonable, and (c) the Borrower shall have the opportunity to participate in any discussions with the Borrower’s independent public accountants.

SECTION 6.11. Additional Collateral; Additional Guarantors. (a) Subject to this Section 6.11 and Section 6.13(b), with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof (or, with respect to intellectual property, in any event on a quarterly basis) (or, in each case, such later date as the Administrative Agent may agree)) (i) execute and deliver to the Administrative Agent and the Collateral

Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably request to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Liens permitted hereunder; and (ii) take all actions reasonably necessary or advisable to cause such Lien to be duly perfected within the United States to the extent required by such Collateral Document in accordance with all applicable Law, including the filing of financing statements in such jurisdictions within the United States as may be reasonably requested by the Administrative Agent. The Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties to the extent required by the Collateral Documents.

(b) With respect to any Person that is or becomes a Restricted Subsidiary directly owned by a Loan Party after the Closing Date or if any Restricted Subsidiary that was an Excluded Subsidiary ceases to be an Excluded Subsidiary, promptly (and in any event within 30 days after the date such Person becomes a Restricted Subsidiary or the date the Borrower delivers to the Administrative Agent financial statements by which it is determined that such Restricted Subsidiary ceased to be an Excluded Subsidiary (or such later date as the Administrative Agent may agree)) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Restricted Subsidiary owned by such Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder (or holders) of such Equity Interests, and all written intercompany notes, if any, representing Indebtedness owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party (in each case, with respect to Foreign Subsidiaries, to the extent applicable and permitted under foreign laws, rules or regulations) or, if necessary to perfect a Lien under applicable Law, by means of an applicable Collateral Document, to create a Lien on such Equity Interests and intercompany notes in favor of the Collateral Agent on behalf of the Secured Parties and (ii) cause any such Restricted Subsidiary (A) to execute a joinder agreement reasonably acceptable to the Administrative Agent or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Collateral Documents (including the Security Agreement), substantially in the form annexed thereto, and (B) to take all other actions reasonably requested by the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Collateral Documents (including the Security Agreement) to be duly perfected within the United States to the extent required by such agreement in accordance with all applicable Law, including the filing of financing statements in such jurisdictions within the United States as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, (1) compliance with clause (i) of this Section 6.11(b) shall be required only to the extent required by the terms of the Security Agreement, (2) no Excluded Subsidiary shall be required to become a Subsidiary Guarantor or otherwise take the actions specified in clause (ii) of this Section 6.11(b) and (3) no more than 65% of the total voting power of all outstanding voting stock and 100% of the Equity Interests not constituting voting stock of any CFC or CFC Holdco (except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as voting stock for purposes of this Section 6.11(b)) shall be required to be pledged.

(c) Each Loan Party shall grant to the Collateral Agent, within 90 days of the Closing Date or the acquisition thereof (or such later date as the Administrative Agent may agree), as applicable, a security interest in and mortgage in a form reasonably satisfactory to the Administrative Agent and Collateral Agent (a “Mortgage”) on each parcel of Real Property located in the United States and owned in fee by such Loan Party as is owned by such Loan Party on the Closing Date or acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $25 million as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted hereunder). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Liens permitted hereunder. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by Law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such Real Property (including, to the extent so required, a Title Policy, a Survey (if required in order to permit the issuer of the Title Policy to omit a survey exception or issue any survey dependent endorsements requested by the Administrative Agent), local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) and a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination, together with a notice executed by such Loan Party about special flood hazard area status, if applicable, in respect of such Mortgage). Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by any Loan Party after the Closing Date unless the Administrative Agent has provided to the Revolving Credit Lenders (i) if such Mortgaged Property is not located in a “special flood hazard area”, a completed flood hazard determination with respect to such real property from a third-party vendor at least ten (10) days prior to entering into such Mortgage or (ii) if such Mortgage relates to real property located in a “special flood hazard area”, the following documents with respect to such real property at least twenty (20) days prior to entering into such Mortgage: (w) a completed flood hazard determination from a third party vendor, and (x) a notification to the applicable Loan Parties that flood insurance coverage is not available under the National Flood Insurance Program; or (y) if required by relevant requirements of Law, evidence of required flood insurance.

(d) The foregoing paragraphs (a) through (c) shall not require the creation or perfection of pledges of or security interests in, or Mortgage on, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as (i) in the reasonable judgment of the Administrative Agent and the Borrower, the cost of creating or perfecting such pledges or security interests in, or a Mortgage on, such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (ii) such asset constitutes an Excluded Asset (as such term is defined in the Security Agreement). In addition, the foregoing will not require actions under this Section 6.11 by a Person if and to the extent that such action would (a) go beyond the corporate or other powers of the Person concerned (and then only as such corporate or other power cannot be modified or excluded to allow such action); or (b) unavoidably result in material issues of director’s or officer’s personal liability, breach of fiduciary duty or criminal liability. The Administrative Agent may grant extensions of time for the perfection of security interests in, or a Mortgage on, or the obtaining of title insurance or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

(e) Notwithstanding the foregoing provisions of this Section 6.11 or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to this Section 6.11 shall be subject to exceptions and limitations set forth herein, in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Collateral Agent and the Borrower. Notwithstanding the foregoing provisions of this Section 6.11 or anything in this Agreement or any other Loan Document to the contrary, any Subsidiary of the Borrower that Guarantees the Senior Notes shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness.

SECTION 6.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits, (b) obtain and renew all Environmental Permits necessary for its operations and properties, and (c) to the extent the Loan Parties are required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any affected property, in accordance with the requirements of all Environmental Laws.

SECTION 6.13. Post-Closing Conditions and Further Assurances. (a) Within 90 days after the Closing Date (subject to extension by the Administrative Agent in its discretion), deliver each Collateral Document or other deliverable set forth on Schedule 6.13(a) of the Disclosure Letter (as such Schedule may be supplemented or modified on or prior to the Closing Date by agreement between the Administrative Agent and the Borrower), duly executed by each Loan Party that is a party thereto, together with all documents and instruments required to perfect the security interest of the Administrative Agent in the Collateral (if any) free of any other pledges, security interests or mortgages, except Liens permitted hereunder.

(b) Promptly upon request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

SECTION 6.14. Designation of Subsidiaries. (a) After the Closing Date, the Borrower may at any time and from time to time designate any of its Subsidiaries (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Restricted Subsidiary of the Borrower (other than solely any Subsidiary of the Subsidiary to be so designated); provided, that (i) no Default or Event of Default shall have occurred and be continuing before and after giving effect to such designation and (ii) the Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with Section 7.08 for the most recently ended Test Period for which Required Financial Statements have been delivered (whether or not then required to be tested) and provided, further that (A) such designation complies with Section 7.05; and (B) neither the Subsidiary to be so designated nor any of its Subsidiaries has at the time of designation, created, incurred, issued, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of any Loan Party or any Restricted Subsidiary.

(b) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and the Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with Section 7.08 for the most recently ended Test Period for which Required Financial Statements have been delivered (whether or not then required to be tested); provided further, that any Indebtedness of the applicable Subsidiary and any Liens encumbering its property existing as of the time of such designation shall be deemed incurred or established, as applicable, at the time of such designation.

(c) For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the definition of “Investment”. Such designation will be permitted only if an Investment in such amount would be permitted at such time, under any of the provisions of this Agreement, and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

(d) Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the foregoing provisions, whereupon such designation shall be immediately effective.

SECTION 6.15. Use of Proceeds. (a) The Borrower will use the proceeds of the Term Loans solely for the following purposes: (i) as consideration for the Acquisition, (ii) to fund the Refinancing, and (iii) to fund the Transaction Expenses and other fees and expenses relating to the Transactions.

(b) The Borrower will use the proceeds of the Revolving Credit Loans (a) on the Closing Date in an amount up to $75 million plus such additional amounts required to fund any additional upfront fees or OID required to be funded on the Closing Date, and (b) thereafter, for general corporate purposes, including Permitted Investments and Restricted Payments.

(c) The Borrower will use Letters of Credit for general corporate purposes.

(d) The Borrower will not use the proceeds of any Credit Extensions (including any Letter of Credit) for the purpose of (i) furthering an offer, payment, promise to pay, or authorization of the payment of money, to any Person in violation of FCPA or the United Kingdom Bribery Act of 2010 or (ii) funding, financing or facilitating any activities, business or transaction in violation of any applicable Sanctions.

SECTION 6.16. Maintenance of Ratings. Use commercially reasonable efforts to (a) cause each Facility to be continuously rated (but not any specific rating) by S&P and Moody’s and (b) maintain a public corporate rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case for the Borrower.

SECTION 6.17. Lender Calls. At the request of the Administrative Agent or of the Required Lenders and upon reasonable prior notice, hold a conference call (at a location and time selected by the Administrative Agent and the Borrower) with all Lenders who choose to attend such conference call, at which conference call the financial results of the previous fiscal year or first two fiscal quarters of the current fiscal year, as applicable, and the financial condition of the Borrower and its Subsidiaries shall be reviewed; provided, that notwithstanding the foregoing, the requirement set forth in this Section 6.17 may be satisfied with a public earnings call; provided further, in no event shall any such call be required to take place prior to forty-five days after the end of each of the second fiscal quarter of each fiscal year of the Borrower and ninety days after the end of each fiscal year of the Borrower, as applicable; provided further, that the Borrower shall in no event be required to hold more than two such calls during any fiscal year.

SECTION 6.18. Anti-Corruption Laws. The Borrower will maintain in effect policies and procedures designated to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with the FCPA and any other applicable anti-corruption laws.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (and not Cash Collateralized):

SECTION 7.01. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures any obligation or any related guarantee, on any asset or property of the Borrower or any of its Restricted Subsidiaries whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation, or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, trade contracts or government contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or agreements with utilities, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return of money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(2) Liens imposed by law or regulation, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’, contractors’ and other similar Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for Taxes, assessments or other governmental charges not yet overdue for more than 30 days or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or for property taxes on property the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment or charge is to such property;

(4) Liens in favor of issuers of performance, surety bonds or bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, ground leases, servitudes, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph, cable and telephone lines, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness or other covenants, conditions, restrictions and minor defects or irregularities in title (“Other Encumbrances”), in each case which Liens and Other Encumbrances do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to Sections 7.02(b)(iv), 7.02(b)(xii) or 7.02(b)(xvii); provided that (x) Liens securing Indebtedness permitted to be incurred pursuant to Section 7.02(b)(iv) extend only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits therefrom; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender, (y) Liens securing Refinancing Indebtedness permitted to be incurred pursuant to Section 7.02(b)(xii) only secure Refinancing Indebtedness that serves to Refinance any Indebtedness secured by a Lien; provided that such Liens are limited to all or part of the same property or assets (plus additions, accessions, improvements, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced and (z) Liens securing Indebtedness permitted to be incurred pursuant to Section 7.02(b)(xvii) extend only to the assets of Non-Guarantor Subsidiaries;

(7) Liens existing on the Closing Date listed on Schedule 7.01 of the Disclosure Letter;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such Person becoming such a Restricted Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries other than pursuant to customary after acquired-property clauses;

(9) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or a Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary permitted to be incurred under Section 7.02;

(11) Liens securing Hedging Obligations incurred pursuant to Section 7.02(b)(ix);

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) (a) leases, subleases, licenses or sublicenses (including of real property and intellectual property) granted to others in the ordinary course of business and (b) with respect to any leasehold interest held by the Borrower or any of its Subsidiaries, the terms of the leases granting such leasehold interest and the rights of lessors thereunder, which in the case of each of (a) and (b) do not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Loan Parties;

(16) Liens on equipment of the Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) and this clause (18); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (and additions, accessions, improvements, proceeds and replacements and customary deposits in connection therewith and proceeds and products therefrom) and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness, and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and this clause (18) at the time the original Lien became a Permitted Lien under this Agreement, and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such Refinancing;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations that do not exceed $200 million in aggregate amount at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(g) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking or other financial institutions arising as a matter of law or pursuant to customary depositary terms encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted pursuant to Section 7.02; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) banker’s liens, Liens that are statutory, common law or contractual rights of set-off and other similar Liens, in each case (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens pursuant to any Loan Document;

(28) Liens on Collateral securing Indebtedness incurred pursuant to Section 7.02(b)(xxi) or 7.02(b)(xxii), in each case so long as such Indebtedness is subject to an Intercreditor Agreement (or Second Lien Intercreditor Agreement in the case of Permitted Junior Secured Refinancing Debt and such other Indebtedness pursuant to such sections as shall be intended to be secured on a second-lien basis);

(29) Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness of Non-Guarantor Subsidiaries permitted pursuant to Section 7.02;

(30) Liens on the Equity Interests of Unrestricted Subsidiaries;

(31) Liens deemed to exist by reason of (i) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement or (ii) any encumbrance or restriction imposed under any contract for the sale by the Borrower or any of its Subsidiaries of the Capital Stock of any Subsidiary of the Borrower, or any business unit or division of the Borrower or any Subsidiary of the Borrower permitted by this Agreement;

(32) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;

(33) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(34) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(35) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted under this Agreement;

(36) rights deemed to arise under revenue sharing or similar agreements entered into in the ordinary course of business pursuant to which third parties are granted the right to receive a portion of the revenues, income or profits generated from specific assets or operations of the Borrower or any Restricted Subsidiary;

(37) Liens on cash collateral, letters of credit or similar arrangements securing the U.K. Pension Security Obligations in an amount not to exceed at any time £85 million; and

(38) additional Liens securing Indebtedness of the Borrower and its Restricted Subsidiaries permitted to be incurred pursuant to Section 7.02; provided, that at the time of incurrence of such Indebtedness, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, the Consolidated Secured Net Leverage Ratio shall not be greater than 2.00 to 1.00; provided, that any Liens on the Collateral incurred pursuant to this clause (38) shall be subject to an Intercreditor Agreement or a Second Lien Intercreditor Agreement.

For purposes of this Section 7.01, the term “Indebtedness” shall be deemed to include interest on and the costs in respect of such Indebtedness.

For purposes of determining compliance with this Section 7.01, in the event that any Lien meets the criteria of more than one of the categories of Permitted Liens described in clause (1) through (38) of this Section 7.01, the Borrower, in its sole discretion, divide and/or classify on the date of incurrence of such Lien in any manner that complies with this Section 7.01 and may later redivide and/or reclassify (based on circumstances existing at the time of such redivision or reclassification) such Lien in any manner that complies with this covenant; provided that all Liens securing the Facilities on the Closing Date will be treated as incurred on the Closing Date under Section 7.01(27) and will not later be reclassified.

SECTION 7.02. Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for (collectively, “incur” and collectively, an “incurrence”) any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Net Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 3.50 to 1.00, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom); provided further, however, that Non-Guarantor Subsidiaries may not incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to this Section 7.02(a) if, after giving pro forma effect to such incurrence or issuance, more than an aggregate of $300 million at the time of incurrence of such Indebtedness or Disqualified Stock or Preferred Stock of such Non-Guarantor Subsidiaries is outstanding pursuant to this clause (a) and clause (xvii) of Section 7.02(b) in the aggregate.

(b) The provisions of Section 7.02(a) hereof shall not apply to:

(i) Indebtedness of any Loan Party under the Loan Documents;

(ii) Indebtedness represented by the Senior Notes (including any guarantee thereof by a Subsidiary Guarantor) (other than any “Additional Notes” (as defined in the Senior Notes Indenture) or guarantees with respect thereto);

(iii) Indebtedness of the Borrower and its Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clauses (i) and (ii)) listed on Schedule 7.02(b) of the Disclosure Letter;

(iv) (A) Indebtedness (including Capitalized Lease Obligations and Attributable Indebtedness), Disqualified Stock and Preferred Stock incurred or issued by the Borrower or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Indebtedness incurred to refinance any such Indebtedness (and successive refinancings thereof), in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding under this clause (iv)(A), together with the aggregate principal amount of Indebtedness outstanding pursuant to clause (B) of this clause (iv), does not exceed the greater of (x) $300 million and (y) 25% of Four Quarter EBITDA at the time of incurrence and (B) any Indebtedness incurred to Refinance Indebtedness incurred under clause (A) of this clause (iv) (or successive Refinancings of Indebtedness incurred under this clause (B));

(v) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits, property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits, or property, casualty or liability insurance or self-insurance;

(vi) Indebtedness arising from agreements of the Borrower or its Restricted Subsidiaries providing for indemnification, earn-out, holdback, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or Disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of the Borrower to a Restricted Subsidiary or a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that any (A) such Indebtedness (other than such as may arise from ordinary course intercompany cash management obligations) owing by the Borrower or a Subsidiary Guarantor to a Non-Guarantor Subsidiary is expressly subordinated in right of payment to the Obligations, (B) any such Indebtedness (other than such as may arise from ordinary course intercompany cash management obligations) owing by a Non-Guarantor Subsidiary to the Borrower or a Subsidiary Guarantor is pledged to the Administrative Agent pursuant to the terms of the Collateral Documents to the extent required thereby and (C) any such Indebtedness (other than such as may arise from ordinary course intercompany cash management obligations) owing by a Non-Guarantor Subsidiary to the Borrower or a Subsidiary Guarantor, together with, but without duplication of, Investments made by Loan Parties in Non-Guarantor Subsidiaries pursuant to clauses (a) and (c) of the definition of “Permitted Investments” and Disposition Deficiencies shall not exceed an aggregate amount outstanding equal to the greater of (x) $375 million and (y) 33% of Four Quarter EBITDA at the time such Indebtedness is incurred; provided further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in such Preferred Stock being beneficially owned by a Person other than the Borrower or any Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (viii);

(ix) Hedging Obligations not entered into for speculative purposes;

(x) obligations in respect of workers’ compensation claims, self-insurance, performance, bid, appeal and surety bonds and performance or completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bankers’ acceptances, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business;

(xi) (A) Indebtedness or Disqualified Stock of the Borrower and Indebtedness, Disqualified Stock or Preferred Stock of any Subsidiary Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the outstanding principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xi)(A), together with the aggregate principal amount of Indebtedness outstanding pursuant to clause (B) of this clause (xi), does not exceed the greater of (x) $500 million and (y) 50% of Four Quarter EBITDA at the time of incurrence and (B) any Indebtedness incurred to Refinance Indebtedness incurred under clause (A) of this clause (xi) (or successive Refinancings of Indebtedness incurred under this clause (B));

(xii) the incurrence by the Borrower or any Restricted Subsidiary of Refinancing Indebtedness that serves to refinance:

(A) any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under any of Section 7.02(a) and clauses (ii), (iii) and/or (xiii) of this Section 7.02(b), or

(B) any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so Refinance the Indebtedness, Disqualified Stock or Preferred Stock described in clause (A) above,

including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith;

(xiii) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Borrower or a Loan Party incurred to finance an acquisition of any assets, business or Person or (y) Persons that are acquired by the Borrower or any Loan Party or merged into or consolidated with the Borrower or a Loan Party in accordance with the terms of this Agreement; provided that, after giving effect to such acquisition, merger or consolidation, either:

(A) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test set forth in Section 7.02(a), or

(B) the Consolidated Net Leverage Ratio is less than or equal to the Consolidated Net Leverage Ratio immediately prior to such acquisition, merger or consolidation;

(xiv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Indebtedness is extinguished within 10 Business Days of notice of its incurrence;

(xv) Indebtedness of the Borrower or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to the Facilities, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xvi) (A) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement and, in the case of the guarantee by a Loan Party of Indebtedness of Non-Guarantor Subsidiary, only to the extent that the related Investment is permitted;

(B) any guarantee by a Subsidiary Guarantor of Indebtedness of the Borrower, or

(C) any guarantee by the Borrower or a Restricted Subsidiary in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees of the Borrower or any Restricted Subsidiary;

(xvii) (A) Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (xvii)(A), together with the aggregate principal amount of Indebtedness outstanding pursuant to clause (B) of this clause (xvii), does not exceed the greater of (x) $300 million and (y) 25% of Four Quarter EBITDA at the time of incurrence and (B) any Indebtedness incurred to Refinance Indebtedness incurred under clause (A) of this clause (xvii) (or successive Refinancings of Indebtedness incurred under this clause (B));

(xviii) Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(xix) Indebtedness of the Borrower or any of its Restricted Subsidiaries undertaken in connection with cash management, overdraft protection and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(xx) Indebtedness consisting of Indebtedness issued by the Borrower or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower to the extent permitted under Section 7.05(b)(iv);

(xxi) Indebtedness incurred pursuant to a Permitted Debt Offering so long as, at the time of the incurrence thereof, after giving effect thereto, the aggregate principal amount of such Indebtedness does not exceed the Maximum Incremental Extension of Credit Amount; and

(xxii) Credit Agreement Refinancing Indebtedness.

(c) For purposes of determining compliance with this Section 7.02, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxii) of Section 7.02(b) above or is permitted to be incurred pursuant to Section 7.02(a) hereof, the Borrower, in its sole discretion, may divide and/or classify on the date of incurrence such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 7.02 and may later redivide and/or reclassify (based on circumstances existing at the time of such redivision or reclassification) such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness outstanding under the Facilities on the Closing Date will be treated as incurred on the Closing Date under Section 7.02(b)(i) and will not later be reclassified.

Accrual of interest or dividends, the accretion of accreted value and the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends in the form of additional shares of Disqualified Stock or Preferred Stock, as applicable, of the same class, and accretion of original issue discount or liquidation preference will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.02. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.02.

The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated as in effect on the date of such Refinancing.

Notwithstanding anything to the contrary contained in this Section 7.02, the Borrower will not, and will not permit any other Loan Party to, directly or indirectly, incur Indebtedness (including Acquired Indebtedness) that is contractually subordinated in right of payment to any Indebtedness of the Borrower or such other Loan Party, as the case may be, unless such Indebtedness is contractually subordinated in right of payment to the Obligations or such Guarantor’s Guarantee, in all material respects, to the extent and in the manner as such Indebtedness is so subordinated to other Indebtedness of the applicable Loan Party.

For the purposes of this Agreement, (x) Indebtedness that is unsecured is not deemed to be subordinated or junior to secured Indebtedness merely because it is unsecured and (y) Indebtedness is not deemed to be subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

SECTION 7.03. Fundamental Changes. Neither the Borrower nor any of its Restricted Subsidiaries shall merge, dissolve, liquidate, wind up, consolidate with or into another Person, or Dispose of all or substantially all of its properties or assets (whether now owned or hereafter acquired) in one or more related transactions (for the avoidance of doubt, other than in the Transactions) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge or consolidate with (i) the Borrower or a Subsidiary Guarantor (including a merger, the purpose of which is to reorganize such Restricted Subsidiary into a new jurisdiction); provided, that the Borrower or such Subsidiary Guarantor shall be the continuing or surviving Person; or (ii) one or more other Restricted Subsidiaries; provided, that when any Person that is a Loan Party is merging with a Restricted Subsidiary under this clause (a)(ii), a Loan Party shall be the continuing or surviving Person;

(b) (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party; and (ii) any Subsidiary may liquidate or may dissolve into its parent if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries as a whole and is not materially disadvantageous to the Lenders;

(c) the Borrower or any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Restricted Subsidiary; provided, that if the transferor in such a transaction is the Borrower or a Subsidiary Guarantor, then the transferee must be the Borrower or a Subsidiary Guarantor and; provided further, that the Borrower shall remain after such transaction;

(d) so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided, that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation (any such Person, the “Successor Company”) is not the Borrower, (A) the Successor Company shall be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) in the case of a Successor Company for the Borrower, each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee and its pledges and other obligations under the Collateral Documents shall apply to the Successor Company’s obligations under the Loan Documents, including, to the extent reasonably requested by the Administrative Agent, by executing amendments or supplements to the Security Agreement, any Mortgage (if any) and any other Collateral Documents, and (D) the Borrower shall have delivered to the Administrative Agent (i) an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement, (ii) all documentation and information of the type set described in Section 4.01(d)(x) with respect to the Successor Company and (iii) such other certificates and other documentation as reasonably requested by the Administrative Agent; provided further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

(e) so long as no Default exists or would result therefrom, a Subsidiary Guarantor may merge or consolidate with any other Person; provided, that (i) such Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) if the Successor Company is not such Subsidiary Guarantor, (A) the Successor Company shall be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of such Subsidiary Guarantor under this Agreement and the other Loan Documents to which such Subsidiary Guarantor is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, and (C) such Subsidiary Guarantor shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, such Subsidiary Guarantor under this Agreement;

(f) so long as no Default exists or would result therefrom, the Borrower or any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.05; and

(g) so long as no Default exists or would result therefrom, any Restricted Subsidiary may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.04.

SECTION 7.04. Dispositions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate any Disposition, except:

(a) any Disposition of cash, Cash Equivalents or Investment Grade Securities, or of damaged, unnecessary, obsolete or worn out equipment or other property or assets in the ordinary course of business, or of property or assets no longer used or useful or economically practicable to maintain the business of the Borrower and its Restricted Subsidiaries in the reasonable opinion of the Borrower in the ordinary course of business, or of any Disposition of inventory or goods (or other property or assets) in the ordinary course of business;

(b) the Disposition of all or substantially all of the property or assets of the Borrower or any of its Subsidiaries pursuant to Section 7.03;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 7.05;

(d) any Disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value (as determined in good faith by the Borrower) not to exceed $20 million;

(e) any Disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to another Restricted Subsidiary; provided, however, Disposition Deficiencies, together with, but without duplication of, Investments made by Loan Parties in Non-Guarantor Subsidiaries pursuant to clauses (a) and (c) of the definition of “Permitted Investments” and Indebtedness of a Non-Guarantor Subsidiary owing to the Borrower or a Subsidiary Guarantor incurred pursuant to Section 7.02(b)(vii) shall not exceed an aggregate amount outstanding equal to the greater of (x) $375 million and (y) 33% of Four Quarter EBITDA at the time such of such Disposition;

(f) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the sale, lease, assignment, license, sublicense or sub-lease of any real or personal property, assets or services in the ordinary course of business;

(h) any Disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) any Disposition of property or assets subject to a Lien held by the Borrower or a Restricted Subsidiary in a foreclosure, eminent domain, seizure or similar proceeding or exercises of termination rights under any lease, license, concession or other agreement or Dispositions of property or assets required by law, governmental regulation or any order of any court, administrative agency or regulatory body;

(j) sales of accounts receivable, or participations therein, and related assets or rights customarily sold or assigned, in each case in connection with any Receivables Facility; provided that the aggregate Receivables Exposure shall not exceed $150 million;

(k) (A) non-exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles of, and (B) exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles in the ordinary course of business of, the Borrower or the Restricted Subsidiaries;

(l) sales, transfers and other Dispositions of Investments or other interests in joint ventures or similar entities to the extent required by, or made pursuant to, customary buy/sell arrangements or rights of first refusal between the parties set forth in joint venture arrangements and similar binding arrangements;

(m) the lapse or abandonment of intellectual property rights in the ordinary course of business, which in the good faith determination of the Borrower is not material to the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(n) the granting of Liens not prohibited by Section 7.01;

(o) the unwinding of any Hedging Obligations;

(p) an issuance of Equity Interests pursuant to benefit plans, employment agreements, equity plans, stock subscription or shareholder agreements, stock ownership plans and other similar plans, policies, contracts or arrangements established in the ordinary course of business or approved by the Borrower in good faith;

(q) any surrender or waiver of obligations of trade creditors or customers or contract rights or the settlement, release or surrender of contractual rights, tort or other claims of any kind;

(r) Dispositions or discounts of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(s) any financing transaction (excluding by way of a Sale and Lease-Back Transaction) with respect to property constructed, acquired, replaced, repaired or improved by the Borrower or any of its Restricted Subsidiaries after the Closing Date;

(t) Dispositions of leasehold improvements or leased assets in connection with the termination of any operating lease;

(u) any swap of assets, in the ordinary course of business, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, as determined in good faith by an Borrower;

(v) Dispositions of Investments in joint ventures and, to the extent any joint venture constitutes a Restricted Subsidiary, the property of such joint venture, so long as the aggregate fair market value (as determined in good faith by the Borrower) (determined, with respect to each such Disposition, as of the time of such Disposition), of all such Dispositions does not exceed $20 million;

(w) the Merger Agreement Dispositions; and

(x) Dispositions (including by way of any Sale and Lease-Back Transaction) with respect to which (i) the Borrower or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Disposition at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold or otherwise Disposed of; and (ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, that the amount of:

(i) any liabilities (as shown on the Borrower’s most recent consolidated balance sheet or in the footnotes thereto or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the transferee of any such assets (or are otherwise extinguished by the transferee in connection with the transactions relating to such Disposition) and for which the Borrower and all such Restricted Subsidiaries have been released,

(ii) any notes or other obligations or securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the date of such Disposition, and

(iii) any Designated Non-cash Consideration received by the Borrower or such Restricted Subsidiary in such Disposition having an aggregate fair market value (as determined in good faith by the Borrower) taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding (but, to the extent that any such Designated Non-cash Consideration is sold or otherwise liquidated for cash, minus the lesser of (A) the amount of the cash received (less the cost of Disposition, if any) and (B) the initial amount of such Designated Non-cash Consideration) not to exceed $150 million at the time of receipt, with the fair market value (as determined in good faith by the Borrower) of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value shall be deemed to be cash for purposes of this clause (x) and for no other purpose.

SECTION 7.05. Restricted Payments. (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including the Capital Stock issued in connection with the Equity Contribution), including any dividend, payment or distribution payable in connection with any merger or consolidation, other than:

(A) dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower; or

(B) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, repurchase, defease or otherwise acquire or retire for value any Equity Interests of the Borrower (including in connection with any merger or consolidation), to the extent held by a Person other than the Borrower or a Restricted Subsidiary;

(iii) make any principal payment on, or purchase, redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Junior Indebtedness of the Borrower or a Subsidiary Guarantor other than the payment, purchase, redemption, repurchase, defeasance, acquisition or retirement of:

(A) Indebtedness permitted under Section 7.02(b)(vii); or

(B) Junior Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, redemption, repurchase, defeasance, acquisition or retirement; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a Pro Forma Basis, the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test set forth in Section 7.02(a) for the most recently ended Test Period for which Required Financial Statements have been delivered; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries (and not rescinded or refunded) after the Closing Date (including Restricted Payments permitted by Section 7.05(b)(i), but excluding all other Restricted Payments permitted by Section 7.05(b)), is less than the sum of (without duplication);

(A) (i) 100% of Consolidated Adjusted EBITDA of the Borrower for the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the Closing Date occurs to the end of the Borrower’s most recently ended Test Period for which Required Financial Statements have been delivered at the time of such Restricted Payment, minus (ii) the product of (x) 1.4 and (y) Consolidated Interest Expense of the Borrower for the same period (taken as one accounting period); plus

(B) 100% of the aggregate net cash proceeds and the fair market value (as determined in good faith by the Borrower) of marketable securities or other property received by the Borrower from the issuance or sale of Equity Interests of the Borrower (other than a Specified Equity Contribution, Disqualified Stock or Refunding Capital Stock (as defined below)) or otherwise contributed to the equity (other than through an issuance of Disqualified Stock) of the Borrower after the Closing Date (other than an issuance or sale to a Subsidiary of the Borrower or an issuance or sale to an employee stock ownership plan or other trust established by the Borrower or its Restricted Subsidiaries to the extent funded by the Borrower or its Subsidiaries); plus

(C) 100% of the aggregate net cash proceeds and the fair market value (as determined in good faith by the Borrower) of marketable securities or other property received by the Borrower or any Restricted Subsidiary from the issuance or sale (other than to the Borrower or a Restricted Subsidiary or to an employee stock ownership plan or other trust established by the Borrower or its Subsidiaries to the extent funded by the Borrower or its Restricted Subsidiaries) by the Borrower or any Restricted Subsidiary after the Closing Date of any Indebtedness or Disqualified Stock that has been converted into or exchanged for Equity Interests of the Borrower (other than Disqualified Stock), plus, without duplication, any cash proceeds and the fair market value (as determined in good faith by the Borrower) of marketable securities or other property received by the Borrower or any Restricted subsidiary upon such conversion or exchange; plus

(D) in the event that the Borrower or any Restricted Subsidiary has made or makes any Investment in a Person subsequent to the Closing Date that, as a result of or in connection with such Investment, becomes a Subsidiary Guarantor, an amount equal to the existing Investment of the Borrower or any Restricted Subsidiary in such Person to the extent it was previously treated as a Restricted Payment.

(b) The provisions of the preceding clause (a) will not prohibit any of the following (collectively, “Permitted Payments”):

(i) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;

(ii) the purchase, redemption, defeasance, repurchase, retirement or other acquisition of any Equity Interests of the Borrower or of Junior Indebtedness of any Loan Party, in exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Restricted Subsidiary or to an employee stock ownership plan or other trust established by the Borrower or its Restricted Subsidiaries to the extent funded by the Borrower or its Restricted Subsidiaries) of, Equity Interests (other than Disqualified Stock) of the Borrower (collectively, the “Refunding Capital Stock”);

(iii) the purchase, redemption, defeasance, repurchase, retirement or other acquisition of (x) Junior Indebtedness of any Loan Party made by, in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Indebtedness of any Loan Party or (y) Disqualified Stock of any Loan Party made in exchange for, or out of the proceeds of the substantially concurrent issuance of Disqualified Stock of any Loan Party, in each case that is incurred in compliance with Section 7.02) so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Junior Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock, as applicable, being so purchased, redeemed, defeased, repurchased, retired or acquired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Junior Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such new Indebtedness is subordinated to the Loans or the applicable Guarantee and the Collateral at least to the same extent as such Junior Indebtedness so purchased, redeemed, defeased, repurchased, retired or acquired;

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Junior Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, retired or acquired; and

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Junior Indebtedness or Disqualified Stock being so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired;

(iv) a Restricted Payment to pay for the purchase, repurchase, retirement or other acquisition for value of Equity Interests (other than Disqualified Stock) of the Borrower held by any future, present or former member of management, employee, director or consultant of the Borrower or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement or upon the termination of such member’s, employee’s, director’s or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this Section 7.05(b)(iv) do not exceed in any calendar year $50 million (with unused amounts in any calendar year being carried over for one additional calendar year); provided further, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than a Specified Equity Contribution or Disqualified Stock) of the Borrower to future, present or former members of management, employees, directors or consultants of the Borrower or any of its Subsidiaries that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 7.05(a)(iii); plus

(B) the cash proceeds of key man life insurance policies received by the Borrower or any of its Restricted Subsidiaries after the Closing Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this Section 7.05(b)(iv);

and provided further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former members of management, employees, directors or consultants of the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 7.05 or any other provision of this Agreement;

(v) purchases, redemptions, defeasances, repurchases or other acquisitions of Equity Interests deemed to occur (i) upon exercise of stock options, stock appreciation rights or warrants if such Equity Interests represent a portion of the exercise price of such options, stock appreciation rights or warrants or (ii) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award that was granted or awarded to an employee;

(vi) other Restricted Payments in an aggregate amount taken together with all other outstanding Restricted Payments made pursuant to this Section 7.05(b)(vi), not to exceed $250 million;

(vii) distributions or payments of Receivables Fees;

(viii) any Restricted Payment attributable to, or arising or made in connection with the Transactions and the fees and expenses related thereto;

(ix) the repurchase, redemption, defeasance or other acquisition or retirement of Equity Interests of the Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Borrower or its Subsidiaries, in each case permitted under this Agreement;

(x) the repurchase, redemption or other acquisition for value of Equity Interests of the Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Borrower or its Subsidiaries, in each case permitted under this Agreement;

(xi) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to, the Borrower or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(xii) for any taxable period in which the taxable income of the Borrower and/or any of its Subsidiaries is included in a consolidated, combined or similar income tax group of which a direct or indirect parent of the Borrower is the common parent (a “Tax Group”), an amount not to exceed the tax liabilities that the Borrower and the applicable Subsidiaries, in the aggregate, would have been required to pay in respect of such taxable income if the Borrower and such Subsidiaries were a standalone group of corporations separate from such Tax Group (it being understood and agreed that, if the Borrower or any Subsidiary pays any portion of such tax liabilities directly to any taxing authority, a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (xii);

(xiii) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiaries issued or incurred in accordance with Section 7.02;

(xiv) payments of cash, or dividends, distributions or advances by the Borrower or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person; and

(xv) mandatory redemptions or repurchases of Disqualified Stock the issuance of which itself constituted a Restricted Payment or Permitted Investment otherwise permissible hereunder;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi) or (xi), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of clauses (ii) and (iii) above, a Restricted Payment shall be deemed to have been made substantially concurrently with the applicable event if made or irrevocably committed to be made within 90 days of such event.

The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined in good faith by the Borrower) on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

SECTION 7.06. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries on its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(b) make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Closing Date on substantially the terms described in the Offering Memorandum, including those arising under the Loan Documents;

(2) (i) the Senior Notes Indenture, the Senior Notes and, in each case, the guarantees thereunder and (ii) any agreement governing Indebtedness permitted to be incurred pursuant to Section 7.02; provided that the provisions relating to restrictions of the type described in clauses (a) through (c) above contained in such agreement, taken as a whole, are (in the good faith determination of the Borrower) not materially more restrictive than the provisions contained in this Agreement or in the Senior Notes Indenture, in each case as in effect when initially executed;

(3) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired or leased;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person (including an Unrestricted Subsidiary that becomes a Restricted Subsidiary whether by redesignation or otherwise) acquired by or merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower, that impose restrictions solely on the assets to be sold;

(7) any Hedging Obligations;

(8) Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 7.01 and 7.02;

(9) restrictions on cash or other deposits or net worth imposed by leases, customers under contracts or other contracts or agreements entered into in the ordinary course of business;

(10) other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to Section 7.02;

(11) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture;

(12) customary provisions contained in leases, sub-leases, licenses or sub-licenses, permits, contracts and other agreements, in each case, entered into in the ordinary course of business;

(13) any agreements entered into in the ordinary course of business, not relating to Indebtedness and that do not, individually or in the aggregate, materially impair (in the good faith determination of the Borrower) the ability of the Borrower or the Subsidiary Guarantors to pay the principal and interest owing and unpaid in respect of the Loans, L/C Obligations or any other Obligations;

(14) any agreement for the sale or other Disposition of all or substantially all the Capital Stock or the assets of a Restricted Subsidiary to the extent it restricts distributions by that Restricted Subsidiary pending such sale or other Disposition;

(15) customary provisions imposed on the transfer of copyrighted or patented materials;

(16) encumbrances or restrictions relating to the IPC Media Ltd. pension scheme;

(17) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith determination of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(18) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Borrower, are necessary or advisable to effect such Receivables Facility; provided that such restrictions apply only to the applicable Receivables Subsidiary.

For purposes of determining compliance with this Section 7.06, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock will not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Borrower or any Restricted Subsidiary to other Indebtedness incurred by the Borrower or any Restricted Subsidiary will not be deemed a restriction on the ability to make loans or advances.

SECTION 7.07. Transactions with Affiliates. (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25 million, unless:

(i) such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at the time of such transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(ii) any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $100 million is approved by a majority of the Board of Directors of the Borrower; and

(iii) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $200 million, an opinion as to the fairness to the Borrower or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

(b) The foregoing provisions will not apply to the following:

(1) transactions between or among the Borrower and any of its Restricted Subsidiaries (including transactions between or among the Borrower’s Restricted Subsidiaries) (or an entity that becomes a Restricted Subsidiary as a result of, or in connection with, such transaction, so long as neither such entity nor the selling entity was an Affiliate of the Borrower or any Restricted Subsidiary prior to such transaction);

(2) Restricted Payments permitted to be made pursuant to Section 7.05 or Permitted Investments;

(3) the payment of reasonable fees and compensation paid to, and indemnities and reimbursements and employment, benefit and severance arrangements and agreements provided on behalf of, or entered into with, officers, directors, employees or consultants of the Borrower or any of its Restricted Subsidiaries;

(4) (i) any agreement or arrangement as in effect as of the Closing Date (or transactions pursuant thereto), or (ii) any amendment, modification or supplement to the agreements referenced in clause (i) above or any replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, supplemented or replaced are not materially more disadvantageous to the Lenders when taken as a whole compared to the applicable agreements or arrangements as in effect on the Closing Date, as determined in good faith by the Borrower;

(5) the Transactions;

(6) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(7) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrower and the granting of registration and other customary rights in connection therewith;

(8) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(9) payments or loans (or cancellation of loans) to employees, directors or consultants of the Borrower or any of its Restricted Subsidiaries and employment agreements, benefit plans, equity plans, stock option and stock ownership plans and other similar arrangements with such employees, directors or consultants which, in each case, are approved by the Borrower in good faith;

(10) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(11) transactions in which the Borrower or any Restricted Subsidiary, as the case may be, has delivered to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 7.07(a)(i);

(12) the issuances of securities or other payments, loans (or cancellation of loans), awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, benefit plans, equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower in good faith;

(13) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Borrower or any of its Restricted Subsidiaries owns an Equity Interest in or otherwise controls such Person;

(14) any transaction in which the only consideration paid by the Borrower or any of its Restricted Subsidiaries is in the form of Equity Interest (other than Disqualified Stock) of the Borrower to Affiliates of the Borrower or any contribution to the capital of the Borrower or any Restricted Subsidiary (other than in consideration of Disqualified Stock);

(15) the provision to Unrestricted Subsidiaries of cash management, accounting, business and strategic management, legal, human resources, centralized purchasing, leasing and other overhead services (including any necessary or incidental use of equipment, goods or services involving intellectual property that are related to the foregoing) in the ordinary course of business undertaken in good faith and not for the purpose of circumventing any covenant set forth in this Agreement;

(16) intellectual property licenses in the ordinary course of business;

(17) transactions between the Borrower or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because a director of which is also a director of the Borrower or any other direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent of the Borrower, as the case may be, on any matter involving such other Person;

(18) payments by the Borrower or any of its Restricted Subsidiaries pursuant to tax sharing agreements among the Borrower or any of its Restricted Subsidiaries; and

(19) intercompany transactions undertaken after consultation of the Borrower with the Administrative Agent for the purpose of improving the consolidated tax efficiency of the Borrower and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein, so long as, after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired.

SECTION 7.08. Financial Covenant. The Borrower shall not permit the Consolidated Net Leverage Ratio as of the last day of any Test Period to be higher than 4.25 to 1.00.

The provisions of this Section 7.08 are for the benefit of the Revolving Credit Lenders only and the Required Class Lenders for the Revolving Credit Facility may amend, waive or otherwise modify this Section 7.08 or the defined terms used for purposes of this Section 7.08 (but solely for such purposes) or waive any Default resulting from a breach of this Section 7.08 without the consent of any Lenders other than such Required Class Lenders in accordance with the provisions of clause (iv) of the second proviso of Section 10.01(a).

Notwithstanding the foregoing, this Section 7.08 shall be in effect (and shall only be in effect) when the aggregate principal amount of outstanding Revolving Credit Loans, Swingline Loans and Letters of Credit (other than Letters of Credit that have been Cash Collateralized) exceeds 30% of the Revolving Credit Commitments at the end of the applicable Test Period.

SECTION 7.09. Accounting Changes. The Borrower shall not, and shall not permit any Restricted Subsidiary to, make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change the fiscal year of the Target and its Subsidiaries to the fiscal year of the Borrower.

SECTION 7.10. Change in Nature of Business. The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any business other than Similar Businesses, except as would not be material to the Borrower and its Restricted Subsidiaries, taken as a whole.

SECTION 7.11. Sale and Lease-Back Transactions. The Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Lease-Back Transaction; provided, that the Borrower or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if (a) the Borrower or such Restricted Subsidiary, as applicable, could have (i) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale and Lease-Back Transaction under Section 7.02, (ii) incurred a Lien to secure such Indebtedness pursuant to Section 7.01 and (b) the transfer of assets in such Sale and Lease-Back Transaction is permitted by Section 7.04.

SECTION 7.12. Modifications of Organizational Documents. The Borrower will not, and will not permit any Restricted Subsidiary to, terminate, amend, modify or change any of its Organizational Documents (including by filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), other than any such amendments, modifications or changes or such new agreements which are not materially adverse to the interests of the Lenders.

SECTION 7.13. Sanctions. The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.01. Events of Default. Any of the following shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) within three Business Days after the same becomes due, any interest on any Loan or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to the existence of the Borrower), Section 6.15, or Article VII; provided, that a Default as a result of a breach of Section 7.08 (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to any Term Loans, Incremental Term Loans or Extended Term Loans unless and until the Revolving Credit Lenders have declared all amounts outstanding under the Revolving Credit Facility to be immediately due and payable and all outstanding Revolving Credit Commitments to be immediately terminated, in each case in accordance with this Agreement (the “Term Loan Standstill Period”); or

(c) Other Defaults. Any Loan Party (other than a Loan Party that is an Immaterial Subsidiary) fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days following the date of receipt by the Borrower of notice thereof from the Administrative Agent (given at the request of any Lender); or

(d) Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any other Loan Party (other than a Loan Party that is an Immaterial Subsidiary) herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. The Borrower or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (including any outstanding letters of credit thereunder, but other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs that would constitute a default under such Indebtedness (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made or require cash collateralization thereof, prior to its stated maturity; provided, that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder; or

(f) Insolvency Proceedings, Etc. (i) Any Loan Party (other than a Loan Party that is an Immaterial Subsidiary) or any Material Non-Guarantor Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Loan Party (other than a Loan Party that is an Immaterial Subsidiary) or Material Non-Guarantor Subsidiary and the appointment continues undischarged or unstayed for 60 calendar days; or (iii) any proceeding under any Debtor Relief Law relating to any Loan Party (other than a Loan Party that is an Immaterial Subsidiary) or Material Non-Guarantor Subsidiary or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or (iv) any Loan Party (other than a Loan Party that is an Immaterial Subsidiary) or any Material Non-Guarantor Subsidiary becomes unable or fails generally to pay its debts as they become due; or

(g) Judgments; Attachments. (i) There is entered against any Loan Party (other than a Loan Party that is an Immaterial Subsidiary) or any Material Non-Guarantor Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not disputed coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days; or (ii) in respect of an obligation in excess of the Threshold Amount, any writ or warrant of attachment or execution or similar process is otherwise issued or levied against all or any material part of the property of the Loan Parties (other than a Loan Party that is an Immaterial Subsidiary) and any Material Non-Guarantor Subsidiary, taken as a whole, and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Invalidity of Guaranties. Any Guaranty by any Guarantor (other than a Loan Party that is an Immaterial Subsidiary) pursuant to Article XI hereof shall cease to be, or shall be asserted by any Loan Party (other than a Loan Party that is an Immaterial Subsidiary) not to be, in full force and effect, except as a result of the release or termination of such Guaranty in accordance with this Agreement; or

(i) Change of Control. There occurs any Change of Control; or

(j) Collateral Documents. Any Lien created under any Collateral Document on assets of any Loan Party (other than a Loan Party that is an Immaterial Subsidiary) shall for any reason cease to be a valid Lien, perfected to the extent, and with the priority, required by the Collateral Documents, on and security interest in any material portion of the Collateral, subject to Liens permitted under Section 7.01, except (i) to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of any stock certificate, promissory note or other instrument actually delivered to it under the Collateral Documents or to properly file Uniform Commercial Code financing statements or continuation statements, (ii) as a result of the release of any Lien or Liens in accordance with the Loan Documents or (iii) to the extent due to foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries; or

(k) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of a Loan Party, a Restricted Subsidiary or any ERISA Affiliate under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (iii) with respect to any Foreign Plan, a termination, withdrawal or noncompliance with applicable Law or plan terms or the foreclosure on any assets securing the U.K. Pension Security Obligations, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions (or, to the extent such Event of Default solely comprises a Financial Covenant Event of Default, prior to the expiration of the Term Loan Standstill Period, at the request of the Required Class Lenders with respect to the Revolving Credit Facility only, and in such case only with respect to the Revolving Credit Loans, Revolving Credit Commitments, and any Letters of Credit):

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law subject to Section 8.02(e) hereof;

provided, that upon the entry of an order for relief with respect to the Borrower under the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(e) Notwithstanding anything to the contrary contained herein or in any other Loan Document, any foreclosure on, sale, transfer or other disposition of any Collateral or any other action taken or proposed to be taken hereunder that would affect the operational, voting, or other control of any Loan Party or affect the ownership of any FCC License issued by the Federal Communications Commission (the “FCC”) to a Loan Party shall be in accordance with the Communications Act of 1934, as amended (the “Communications Act”) and, if and to the extent required thereby, subject to the prior consent of the FCC and any other applicable Governmental Authority. Notwithstanding anything to the contrary contained herein, (i) the Administrative Agent and the Lenders shall not take any action pursuant hereto that would constitute or result in any assignment of any FCC License or the transfer of control of any Loan Party if such assignment or transfer of control would require, under then existing law (including the Communications Act), the prior approval of the FCC, without first obtaining such approval of the FCC and notifying the FCC of the consummation of such assignment or transfer of control (to the extent required to do so); (ii) voting rights in any Collateral representing direct or indirect control of any FCC License shall remain with the FCC-approved holder thereof notwithstanding the existence of any Event of Default until all required consents of the FCC shall have been obtained; (iii) if the Administrative Agent or the Lenders exercise any remedies of foreclosure in respect to any such pledged interest following the occurrence of an Event of Default, there shall be either a private or public arm’s-length sale of such pledged interest; and (iv) prior to the exercise of voting rights by any purchaser at a public or private arm’s-length sale of any Collateral representing direct or indirect control of any FCC License, the consent and approval of the FCC as required pursuant to 47 U.S.C. § 310(d) of the Communications Act of 1934 shall have first been obtained. The Collateral shall not include any FCC License or other authorization issued by the FCC to the extent (but only to the extent) that at such time the Administrative Agent or the Lenders may not validly possess a security interest therein pursuant to applicable Communications Laws, but the Collateral shall include, to the maximum extent permitted by law, all rights incident or appurtenant to any FCC License and the right to receive any consideration or proceeds derived from or in connection with the sale, assignment or transfer of any FCC License. Each Loan Party agrees to use its best efforts to take any lawful action which the Administrative Agent may request in order to obtain and enjoy the full rights and benefits granted to the Administrative Agent and the Lenders by this Agreement, including, but not limited to, after the occurrence of an Event of Default, the use of such Loan Party’s best efforts to assist in obtaining any approval of the FCC and any other Governmental Authority that is then required under the Communications Act or under any other Law for any action or transaction contemplated by this Agreement, including, without limitation, the sale or transfer of Collateral.

SECTION 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, Swingline Loans and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Swingline Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, as directed by the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, as directed by the Borrower.

SECTION 8.04. Equity Cure. (a) Notwithstanding anything to the contrary contained in Section 8.01, in the event that the Borrower fails to comply with the requirements of the covenant under Section 7.08 at the end of any fiscal quarter, from and after the beginning of the relevant fiscal quarter until the expiration of the tenth (10th) Business Day subsequent to the date the financial statements are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable, any net cash proceeds of any common equity contribution made, directly or indirectly to the Borrower, or any net cash proceeds of any issuance of Qualified Equity Interests of the Borrower, in each case, from and after the beginning of the fiscal quarter then ended for which the Borrower has failed to comply with Section 7.08 and/or following the end of such fiscal quarter and on or prior to such tenth (10th) Business Day, in each case in an aggregate amount equal to the amount necessary to cure the relevant failure to comply with such covenant may, at the election of the Borrower be included in the calculation of Consolidated Adjusted EBITDA for purposes of determining compliance with such covenant (the “Cure Right”), and upon the receipt by the Borrower of such cash proceeds (the “Cure Amount”), such covenant shall be recalculated with Consolidated Adjusted EBITDA being increased by such Cure Amount; and

(b) Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period of the Borrower there shall be at least two (2) fiscal quarters in which the Cure Right is not exercised, and the Cure Right may not be exercised more than five (5) times during the term of this Agreement, (ii) the Cure Amount shall not exceed the amount required to cause the Borrower to be in compliance with the covenant under Section 7.08; (iii) Cure Amounts shall only be counted as Consolidated Adjusted EBITDA for a fiscal quarter for which a Cure Right is exercised and solely for the purpose of compliance with Section 7.08 and not for any other purposes under the Loan Documents, (iv)

from and after the date on which the Borrower provides notice of their intention to use the Cure Right, (A) no Default or Event of Default shall be deemed to have occurred or be continuing with respect to Section 7.08 unless the Cure Amount is not paid by the date so required (provided that, if the Cure Amount is not paid on or before the date the Borrower’s ability to cure has lapsed without exercise of the Cure Right, such Event of Default or potential Event of Default shall be deemed, to exist from the date of the end of the applicable fiscal quarter) and (B) neither the Administrative Agent nor any Lender or Secured Party shall exercise any remedy under the Loan Documents or applicable law on the basis of an Event of Default caused by the failure to comply with Section 7.08 until the earliest of (x) the date the Borrower’s ability to cure has lapsed without exercise of the Cure Right and (y) the date the Borrower confirms in writing that they do not intend to exercise the Cure Right. No Lender will be required to extend new Revolving Credit Loans or issue or extend new Letters of Credit until the date the Cure Amount is received. To the extent that the Cure Amount (x) is used to repay Indebtedness, there shall be no pro forma or other reduction in Indebtedness with the Cure Amount for determining compliance with Section 7.08 for the for any period which includes the fiscal quarter for which a Cure Right is exercised or (y) is not used to repay Indebtedness, there shall be no reduction in Indebtedness by cash netting for determining compliance with Section 7.08 for any period which includes the fiscal quarter for which a Cure Right is exercised.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

SECTION 9.01. Appointment and Authority. (a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints Royal Bank to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Sections 9.07 and 9.09) are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 9.02. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02), in each case in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05. Non-Reliance on Administrative Agent and Other Lenders; Certain ERISA Matters. (a) Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code, such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(c) In addition, unless sub-clause (i) in the immediately preceding clause (b) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (b), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent or the Arrangers or their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loan Document Obligations);

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(d) The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 9.06. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.07. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (which shall not be unreasonably withheld or delayed and, if an Event of Default has occurred and is continuing, shall not be required), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (with the consent of the Borrower, if so required) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (with the Borrower’s consent, as aforesaid) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that if, after the expiry of such 30 day period, the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment and that it elects that its resignation become effective, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuers directly (or, in the case of determinations, by the Required Lender), until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Royal Bank as Administrative Agent pursuant to this Section 9.07 shall also constitute its resignation as a L/C Issuer and Swingline Lender, unless it remains a Lender; provided that, if Royal Bank does not remain a Lender (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of Royal Bank as retiring L/C Issuer and Swingline Lender and (ii) Royal Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents as a Swingline Lender and as an L/C Issuer except with respect to Letters of Credit previously issued by it.

SECTION 9.08. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders, the L/C Issuers and the Administrative Agent under Section 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

SECTION 9.09. Collateral and Guaranty Matters. Each of the Lenders (including in its capacity as a potential Hedge Bank) and each L/C Issuer irrevocably authorize the Collateral Agent:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Treasury Services Agreements and Secured Hedge Agreements, except as to amounts that are due and payable thereunder for which the Administrative Agent has received a written notice from the applicable Hedge Bank) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or back-stopped by a letter of credit, or are otherwise subject to arrangements, in each case reasonably satisfactory to the applicable L/C Issuer), (ii) that is sold or to be sold or otherwise transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes “Excluded Assets” (as such term is defined in the Security Agreement), (iv) if approved, authorized or ratified in writing in accordance with Section 10.01, (v) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (b) below or (vi) upon the terms of the Collateral Documents or the Intercreditor Agreement (if in effect), Second Lien Intercreditor Agreement (if in effect), or any other intercreditor agreement entered into pursuant hereto;

(b) to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, or becomes an Excluded Subsidiary or an Unrestricted Subsidiary or (ii) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Treasury Services Agreements and Secured Hedge Agreements, except as to amounts that are due and payable thereunder for which the Administrative Agent has received a written notice from the applicable Hedge Bank) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or back-stopped by a letter of credit, or are otherwise subject to arrangements, in each case reasonably satisfactory to the applicable L/C Issuer); and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(6) (but solely in the case of Indebtedness incurred pursuant to clause (iv) of Section 7.02(b)).

Upon request by the Administrative Agent or the Collateral Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.09. The Administrative Agent or the Collateral Agent, as applicable, will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of any item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release any Loan Party from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09.

Notwithstanding the foregoing, if, in compliance with the terms and provisions of Section 7.04 hereof, any portion of the Collateral is sold or otherwise transferred to a Person or Persons, none of which is a Loan Party, then such portion of the Collateral shall, upon the consummation of such sale or transfer, be automatically released from the Lien of the Collateral Agent pursuant to any Collateral Document.

The Lenders hereby authorize the Administrative Agent and Collateral Agent, as applicable, to enter into any Intercreditor Agreement, any Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement and the Lenders acknowledge that any such intercreditor agreement shall be binding upon the Lenders. The Administrative Agent and Collateral Agent, as applicable, agree, upon the request of the Borrower and at the Borrower’s expense, to negotiate in good faith and enter into any Intercreditor Agreement, any Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement.

SECTION 9.10. No Other Duties, Etc.. Anything herein to the contrary notwithstanding, none of the Arrangers or Documentation Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent a Lender or an L/C Issuer hereunder.

SECTION 9.11. Treasury Services Agreements and Secured Hedge Agreements. No Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral Document by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Services Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank, as the case may be.

SECTION 9.12. Withholding Tax. To the extent required by any applicable Laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payment in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent demonstrable error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.12, include each L/C Issuer and Swingline Lender.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Amendments, Etc.. (a) Except as otherwise set forth in this Agreement, none of this Agreement, any Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that:

(i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment;

(ii) no such agreement shall:

(A) increase any Commitment of any Lender without the written consent of such Lender;

(B) except as expressly provided otherwise in the definition of Eurocurrency Rate, reduce or forgive the principal amount of any Loan or payment obligation in respect of any L/C Obligation or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or change the amount of the Default Rate;

(C) postpone the maturity of any Loan, or the required date of reimbursement of any L/C Obligation, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (it being understood that the waiver of any Default or any mandatory prepayment shall not constitute a postponement, waiver or excuse of any payment of principal, interest, fees or other amounts); provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or change the amount of the Default Rate;

(D) change Section 2.12(g) or 2.13 in a manner that would alter the pro rata sharing of payments required thereby, or the definition of “Pro Rata Share”, in each case, without the written consent of each Lender;

(E) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders”, “Required Class Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(F) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(G) release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

(H) change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments or prepayments due to Lenders with Commitments or Obligations of any Class differently than those with Commitments or Obligations of any other Class without the written consent of the Required Class Lenders of the adversely affected Class;

(I) change or waive any of the provisions in Section 4.02 as it relates to any Revolving Credit Loan, Swingline Loan or L/C Extension without the written consent of the Required Class Lenders under the Revolving Credit Facility; or

(J) change any of the provisions of Section 8.03, without the written consent of each Lender adversely affected thereby;

provided further that (i) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, the Swingline Lender or any L/C Issuer without the prior written consent of such Agent, the Swingline Lender or such L/C Issuer, as the case may be; (ii) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class (but not of the other Classes) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Lenders of such Class; (iii) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iv) no amendment, waiver or consent shall be made to modify Section 7.08 or any definition related thereto (as any such definition is used for purposes of Section 7.08) or waive any Default or Event of Default resulting from a failure to perform or observe the requirements of Section 7.08 without the written consent of the Required Class Lenders under the Revolving Credit Facility; provided, however, that the waivers described in this clause (iv) shall not require the consent of any Lenders other than the Required Class Lenders under such Facility; and

(iii) the Administrative Agent and the Borrower (without the consent or approval of another Person) are expressly permitted to amend this Agreement and the other Loan Documents and to enter into customary intercreditor agreements as they determine to be necessary or appropriate to provide for the pari passu treatment of obligations secured by a Lien on the Collateral as provided for under Section 7.01(20).

(b) Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except that (i) the Commitment of such Defaulting Lender may not be increased or extended, (ii) the maturity date of any Loan held by such Defaulting Lender may not be extended and (iii) the principal or interest in respect of any Loans held by such Defaulting Lender shall not be reduced or forgiven, in each case without the consent of such Defaulting Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

(c) Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the other Agents, the Swingline Lender and the L/C Issuers) if (i) by the terms of such agreement the Commitments of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan owed to it and all other amounts owing to it or accrued for its account under this Agreement.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional Classes of credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders. Notwithstanding anything to the contrary herein, this Agreement and the other Loan Documents may be amended as set forth in Sections 2.14, 2.15 and 2.16.

(e) If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender or each adversely affected Lender and that has been approved by the Required Lenders or Required Class Lenders (as applicable), the Borrower may replace such non-consenting Lender in accordance with Section 10.13.

(f) Notwithstanding anything in this Section 10.01 or in the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and the Total Outstandings, aggregate unused Term Commitments and aggregate unused Revolving Credit Commitments held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions. In addition, notwithstanding anything to the contrary contained herein, no Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II).

SECTION 10.02. Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing (including by electronic communication) and shall be delivered as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 of the Disclosure Letter; and

(ii) if to any Lender or L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender or L/C Issuer on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non- public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent;

provided, that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower or the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender, L/C Issuer and Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by the Agents, L/C Issuer and Lenders. The Administrative Agent, the Collateral Agent, the L/C Issuers, the Swingline Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each L/C Issuer, the Swingline Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct by such Person. All telephonic notices to and other telephonic communications with the Administrative Agent or the Collateral Agent, may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender (as applicable)) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.04. Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, disbursements and other charges of a single firm of counsel for the Administrative Agent, and if reasonably required by the Administrative Agent, local or specialist firms of counsel (which may include a single firm of counsel acting in multiple jurisdictions)), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable and documented out-of-pocket expenses incurred by an L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) after the occurrence and during the continuance of an Event of Default, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Swingline Lender, any Lender or any L/C Issuer (including the reasonable fees, disbursements and other charges of legal counsel for the Administrative Agent, the Swingline Lender, the Lenders and the L/C Issuers) in connection with the enforcement or protection of its rights in connection with this Agreement and the Loans made or Letters of Credit issued hereunder, including all out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that reasonable fees, disbursements and other charges of such legal counsel shall be limited to (x) one primary firm of counsel for the Administrative Agent, the Swingline Lender the Lenders and the L/C Issuers and, if reasonably required by the Administrative Agent, local or specialist firms of counsel (which may include a single firm of counsel acting in multiple jurisdictions) and (y) if there is an actual or perceived conflict of interest that requires separate representation for any Lender and such Lender informs the Borrower of such conflict, in which case such Lender and those Lenders similarly affected shall, as a whole, be entitled to one separate firm of counsel and, to the extent reasonably necessary, local or specialist firms of counsel (which may include a single firm of counsel acting in multiple jurisdictions).

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent, each Documentation Agent, each Arranger, the Swingline Lender, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities of any kind or nature and reasonable, documented and invoiced out-of-pocket fees and expenses (including the reasonable and documented out-of-pocket legal expenses of (x) one firm of counsel for all such Indemnitees, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such affected Indemnitees, taken as a whole and (y) if there is an actual or perceived conflict of interest that requires separate representation for any Indemnitee and such Indemnitee informs the Borrower of such conflict, one separate firm of counsel and, to the extent reasonably necessary, local or specialist firms of counsel (which may include a single firm of counsel acting in multiple jurisdictions) for such Indemnitee and similarly affected Indemnitees, taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including in connection with the arranging and syndication of the credit facilities provided for herein), or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents; (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (B) any material breach of the obligations of such Indemnitee or any of its Related Parties under the Loan Documents; (y) result from any such proceeding that does not involve an act or omission by the Borrower or any Restricted Subsidiary and that is brought by an Indemnitee against another Indemnitee (other than disputes involving claims against any Agent in its capacity as such) or (z) are incurred by an Indemnitee not acting in its capacity hereunder as a Lender, Agent, Swingline Lender, L/C Issuer or Related Party of any of the foregoing. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to an Agent (or any sub-agent thereof), the Swingline Lender, any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), the Swingline Lender, such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent), the Swingline Lender or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent), the Swingline Lender or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than 10 Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Loan Documents and the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.05. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender or L/C Issuer, or any Agent or any Lender or L/C Issuer exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender or such L/C Issuer in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred; and (b) each Lender severally agrees to pay to the applicable Agent upon demand its applicable share of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

SECTION 10.06. Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (other than as permitted pursuant to Section 7.03), neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b); (ii) by way of participation in accordance with the provisions of Section 10.06(d); or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) or (iv) to an SPC in accordance with the provisions of Section 10.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than (i) the parties hereto, (ii) their respective successors and assigns permitted hereby, (iii) Participants to the extent provided in clause (d) of this Section and (iv) to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment (or Commitments) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations) at the time owing to it); provided, that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5 million, in the case of any assignment in respect of the Revolving Credit Facility, or $1 million, in the case of any assignment in respect of Term Loans, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or (f) (excluding sub-clause (iv) of such clause (f)) has occurred and is continuing, the Borrower otherwise consents; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under each applicable Facility, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations under one Facility on a non- pro rata basis relative to its rights and obligations under another Facility.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or (f) (excluding sub-clause (iv) of such clause (f)) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (which, in the case of an assignment in respect of the Revolving Credit Facility, shall be a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund with respect to such Lender; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment (and associated Revolving Credit Loans and participations in L/C Obligations) if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility or (in the case of a Term Commitment only) an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the L/C Issuers and the Swingline Lender (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Revolving Credit Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries except as permitted by Section 10.06(i), (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective (without the Borrower’s and the Administrative Agent’s consent) unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 3.01, 3.04, 3.05 and 10.04 with respect to amounts payable thereunder and accruing for such Lender’s benefit but not paid prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent demonstrable error and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to its own interests only), at any reasonable time and from time to time upon reasonable prior notice. This Section 10.06(c) and Section 2.12 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and the Treasury regulations thereunder.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or any L/C Issuer sell participations to any Eligible Assignee (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Agents, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that adversely affects such Participant. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections and Section 10.13 and the Participant’s compliance with Section 3.01(d)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent demonstrable error, and the Borrower and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided, that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any Loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that any Loans are in registered form for U.S. federal income tax purposes (including under Section 5F.103-1(c) of the Treasury regulations).

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results in a Change in Law that occurs after the Participant acquired the applicable participation.

(f) Certain Pledges. Any Lender may at any time, without consent or notice, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), such L/C Issuer may, subject to the remainder of this paragraph, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such L/C Issuer. If any L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of such L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C

Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)(i)). Upon the appointment of a successor L/C Issuer such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer.

(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan; (ii) any grant of such an option to any SPC shall not constitute a novation, if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof, and in no event shall any Granting Lender be released from its obligations hereunder. Each party hereto hereby agrees that (i) each SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections and Section 10.13) to the same extent as if it were a Granting Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided, that an SPC shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Granting Lender would have been entitled to receive with respect to the SPC granted to such SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable; and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the related Granting Lender; and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Assignments to the Borrower and its Subsidiaries. Notwithstanding anything to the contrary set forth herein, the Borrower and its Subsidiaries may acquire outstanding Term Loans, and each Term Lender shall have the right at any time to assign all or a portion of its Term Loans to the Borrower or any of its Subsidiaries, on the following basis:

(i) such assignment shall be made pursuant to (A) an open-market transaction on a non-pro rata basis or (B) a Dutch Auction open to all Lenders of the applicable Class of Term Loans on a pro rata basis, and in each case the Borrower or such Subsidiary shall identify itself as such to the assignor Lender (it being agreed that such assignment shall be made pursuant to an assignment agreement in form and substance consistent with this paragraph (i) and otherwise reasonably satisfactory to the Borrower and the assignor Lender; provided, that (A) the Borrower or such Subsidiary, as applicable, shall (1) make a customary representation to the assignor Lender to the effect that it does not possess material non-public information with respect to the Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Term Lenders generally (other than Term Lenders who have elected not to receive such information) other than information that the Borrower or such Subsidiary has offered to disclose to the assignor Lender and such Lender has declined to receive, or (2) make a statement that such representation cannot be made or the assignor Lender shall deliver to such assignee a customary “big boy” letter containing customary “big boy” assurance by the assignor Lender to the effect that it is a sophisticated investor and is willing to proceed with the assignment;

(ii) at the time of such assignment and after giving effect thereto, no Default shall have occurred and be continuing;

(iii) the Borrower shall not use the proceeds of Revolving Credit Loans to make such acquisition; and

(iv) upon any such acquisition by the Borrower or any Subsidiary of any Term Loans, such Term Loans shall, without further action by any Person, be deemed cancelled and no longer outstanding (and may not be resold by the Borrower or such Subsidiary) for all purposes of this Agreement and the other Loan Documents, including with respect to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders or Required Class Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document.

SECTION 10.07. Treatment of Certain Information; Confidentiality. Each of the Agents, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and that the disclosing party shall be liable for the failure of any such Persons to adhere to the requirements of this Section 10.07); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or securitization relating to the Borrower and its obligations, (g) with the consent of the Borrower; (h) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder; (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to an Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries (or any of their respective representatives) that is not itself, to the knowledge of such Person, in breach of a confidentiality obligation to the Borrower or any Subsidiary in connection with the disclosure of such Information, (j) to any credit insurance provider relating to the Borrower and its obligations and (i) in consultation with the Borrower, to Rating Agencies.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary (or any of their respective representatives) relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to any

Agent, any Lender or any L/C Issuer on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary (or any of their respective representatives). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agents, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be; (b) it has developed compliance procedures regarding the use of material non-public information; and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws. In addition, any Agent or Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to any Agent or Lender in connection with the administration and management of this Agreement and the other Loan Documents.

SECTION 10.08. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have.

SECTION 10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender or L/C Issuer shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender or L/C Issuer exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.10. Counterparts; Effectiveness. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or email pdf of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or email pdf be confirmed by a manually signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or email pdf. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

SECTION 10.11. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.12. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.13. Replacement of Lenders. If any Lender gives a notice under Section 3.02 or requests compensation under Section 3.04, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender, if Section 10.01(e) applies to any Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(A) the Administrative Agent shall have received the assignment fee specified in Section 10.06(b), unless waived by it as provided therein;

(B) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances and, other than in the case of a Defaulting Lender, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee and any amounts payable by the Borrower then due pursuant to Section 3.01, 3.04 or 3.05 from the Borrower (it being understood that the Assignment and Assumption relating to such assignment shall provide that any interest and fees that accrued prior to the effective date of the assignment shall be for the account of the replaced Lender and such amounts that accrue on and after the effective date of the assignment shall be for the account of the replacement Lender);

(C) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(D) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 10.13, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided, that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

Notwithstanding the foregoing, if the Borrower elects to replace a Term Lender in connection with a Repricing Transaction, such Lender shall be entitled to the Prepayment Premium paid in accordance with Section 2.05(a)(ii).

SECTION 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby; and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Borrower and the Administrative Agent, the Swingline Lender or the applicable L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 10.15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN OR ANY APPELLATE COURT FROM ANY SUCH COURT, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT, EACH LENDER AND EACH L/C ISSUER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, EACH AGENT, EACH LENDER AND EACH L/C ISSUER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY

OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.16. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.17. Binding Effect. This Agreement shall become effective when it shall have been executed by the Administrative Agent and the Loan Parties and the Administrative Agent shall have been notified by each Lender and L/C Issuer that each such Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent, each Lender and each L/C Issuer and their respective successors and assigns, in each case in accordance with Section 10.06 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.03.

SECTION 10.18. No Advisory or Fiduciary Responsibility. (a) In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and the other Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers, Documentation Agents and the Lenders, are arm’s-length commercial transactions between the Borrower, the other Loan Parties and its and their respective Affiliates, on the one hand, and the Agents, the Arrangers, Documentation Agents and the Lenders, on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Borrower and each of the other Loan Parties are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Agents, Documentation Agents, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, the other Loan Parties or any of its or their respective Affiliates, or any other Person; and (ii) neither the Agents, Documentation Agents, the Arrangers nor the Lenders have any obligation to the Borrower, the other Loan Parties or any of its or their respective Affiliates with respect to the transactions contemplated hereby except (x) those obligations expressly set forth herein and in the other Loan Documents and (y) pursuant to any separate advisory agreement; and (c) the Agents, the Arrangers,

Documentation Agents, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and its and their respective Affiliates, and neither the Agents, Documentation Agents, the Arrangers nor the Lenders have any obligation to disclose any of such interests to the Borrower, the other Loan Parties or any of its or their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waive and release any claims that it may have against the Agents, Documentation Agents, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

(b) No Documentation Agent shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Documentation Agents in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.

SECTION 10.19. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents, the Secured Hedge Agreements or the Treasury Services Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.20. USA Patriot Act. Each Lender that is subject to the USA Patriot Act and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and tax identification number of each Loan Party and other information regarding each Loan Party that will allow such Lender or Agent, as applicable, to identify each Loan Party in accordance with the USA Patriot Act. This notice is given in accordance with each requirement of the USA Patriot Act and is effective as to the Lenders and the Agents. The Borrower shall, promptly following a request by an Agent or any Lender, provide all documentation and other information that such Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

SECTION 10.21. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.22. Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor in the Agreement Currency, the Applicable Creditor shall refund the amount of such excess to the applicable Borrower. The obligations of the parties contained in this Section 10.22 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.23. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent company, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE XI

GUARANTEE

SECTION 11.01. The Guarantee. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower (other than such Guarantor), and all other Obligations from time to time owing to the Secured Parties by any Loan Party (or any Non-Guarantor Subsidiary) under any Loan Document, any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof, excluding, with respect to any Guarantor at any time, Excluded Swap Obligations with respect to such Guarantor at such time (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Notwithstanding anything to the contrary, this Section 11.01 shall not require or result in the application of any amount received from any Loan Party to any Excluded Swap Obligation of such Loan Party (or any Non-Guarantor Subsidiary).

SECTION 11.02. Obligations Unconditional. The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(A) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(B) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(C) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(D) any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected;

(E) the release of any other Guarantor pursuant to Section 11.09; or

(F) the expiration of any statute of limitations.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against the Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 11.03. Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 11.04. Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 11.05. Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the Obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

SECTION 11.06. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 11.07. Continuing Guarantee. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 11.08. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 11.09. Release of Liens and Guarantees. If, in compliance with the terms and provisions of the Loan Documents, any Subsidiary Guarantor ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary, then such Subsidiary Guarantor shall be automatically released from its Guaranty and other obligations under this Agreement (including under Section 10.04 hereof) and any other Loan Document to which it is a party including its obligations to pledge and grant a Lien on any Collateral owned by it pursuant to any Collateral Document, and all Liens granted by it pursuant to the Collateral Documents, in each case shall be automatically released and such Subsidiary Guarantor shall cease to be a party to this Agreement and each other Loan Document to which it is a party. If, in compliance with the terms and provisions of the Loan Documents, any Loan Party Disposes of any Collateral (other than to another Loan Party) in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 10.01, in each case the security interest in such Collateral created by the Collateral Documents shall be automatically released. So long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request to the effect that such release is permitted, the Collateral Agent shall take such actions as requested by the any Loan Party to confirm each release described in this Section 11.09.

SECTION 11.10. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Agents, the L/C Issuers and the Lenders, and each Guarantor shall remain liable to the Agents, the L/C Issuers and the Lenders for the full amount guaranteed by such Guarantor hereunder.

SECTION 11.11. Subject to Intercreditor Agreement. Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Collateral Agent pursuant to the Collateral Documents are expressly subject to any Intercreditor Agreement (if in effect), any Second Lien Intercreditor Agreement (if in effect) and any other intercreditor agreement entered into pursuant hereto and (ii) the exercise of any right or remedy by either Agent hereunder or under any Intercreditor Agreement (if in effect), any Second Lien Intercreditor Agreement (if in effect) and any other intercreditor agreement entered into pursuant hereto is subject to the limitations and provisions of any Intercreditor Agreement (if in effect), any Second Lien Intercreditor Agreement (if in effect) and such other intercreditor agreement entered into pursuant hereto. In the event of any conflict between the terms of any Intercreditor Agreement (if in effect), any Second Lien Intercreditor Agreement (if in effect) or any other such intercreditor agreement and terms of this Agreement, the terms of any Intercreditor Agreement (if in effect), any Second Lien Intercreditor Agreement (if in effect) or such other intercreditor agreement, as applicable, shall govern.

SECTION 11.12. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.12, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.12 shall remain in full force and effect until the release of this Guaranty under Section 9.09(b)(ii). Each Qualified ECP Guarantor intends that this Section 11.12 constitute, and this Section 11.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first above written.

MEREDITH CORPORATION

By:	/s/ Joseph H. Ceryanec
Name: Joseph H. Ceryanec
Title: Chief Financial Officer

GOTHAM MERGER SUB, INC.
ALLRECIPES.COM, INC.
EATING WELL, INC.
SELECTABLE MEDIA INC.
MEREDITH XCELERATED MARKETING CORPORATION
MYWEDDING, LLC

By:	/s/ Joseph H. Ceryanec
Name: Joseph H. Ceryanec
Title: President

KPHO BROADCASTING CORPORATION
KPTV-KPDX BROADCASTING CORPORATION
KVVU BROADCASTING CORPORATION
MEREDITH PERFORMANCE MARKETING, LLC

By:	/s/ Joseph H. Ceryanec
Name: Joseph H. Ceryanec
Title: Treasurer

MEREDITH SHOPPER MARKETING, LLC

By:	/s/ John S. Zieser
Name: John S. Zieser
Title: President

[Signature Page to the Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first above written.

BIZRATE INSIGHTS INC.

BOOK-OF-THE-MONTH CLUB, INC.

COZI INC.

ENTERTAINMENT WEEKLY INC.

FANSIDED INC.

HEALTH MEDIA VENTURES INC.

HELLO GIGGLES, INC.

MNI TARGETED MEDIA INC.

NEWSUB MAGAZINE SERVICES LLC

NSSI HOLDINGS INC.

SI DIGITAL GAMES, INC.

SOUTHERN PROGRESS CORPORATION

SYNAPSE DIRECT, INC.

SYNAPSE GROUP, INC.

SYNAPSE RETAIL VENTURES, INC.

SYNAPSE VENTURES, INC.

SYNAPSECONNECT, INC.

TI ADMINISTRATIVE HOLDINGS LLC

TI BOOKS HOLDINGS LLC

TI CIRCULATION HOLDINGS LLC

TI CORPORATE HOLDINGS LLC

TI DISTRIBUTION HOLDINGS LLC

TI INTERNATIONAL HOLDINGS INC.

TI LIVE EVENTS INC.

TI MAGAZINE HOLDINGS LLC

TI MARKETING SERVICES INC.

TI MEDIA SOLUTIONS INC.

TI MEXICO HOLDINGS INC.

TI PAPERCO INC.

TI SALES HOLDINGS LLC

TIME CONSUMER MARKETING, INC.

TIME CUSTOMER SERVICE, INC.

TIME DIRECT VENTURES LLC

TIME DISTRIBUTION SERVICES INC.

TIME INC.

TIME INC. AFFLUENT MEDIA GROUP

TIME INC. BOOKS

TIME INC. LIFESTYLE GROUP

TIME INC. PLAY

TIME INC. RETAIL

TIME INC. VENTURES

TIME PUBLISHING VENTURES, INC.

VIANT TECHNOLOGY HOLDING INC.

By	/s/ Joseph H. Ceryanec
Name: Joseph H. Ceryanec
Title: President

[Signature Page to the Credit Agreement]

ROYAL BANK OF CANADA,
as Administrative Agent and Collateral Agent

By:	/s/ Ann, Hurley
Name: Ann, Hurley
Title: Manager, Agency

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender, L/C Issuer and Swingline Lender

By:	/s/ Alfonse Simone
Name: Alfonse Simone
Title: Authorized Signatory

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender and L/C Issuer

By:	/s/ Judith E. Smith
Name: Judith E. Smith
Title: Authorized Signatory

By:	/s/ Joan Park
Name: Joan Park
Title: Authorized Signatory

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as a Lender and L/C Issuer

By:	/s/ Robert Chen
Name: Robert Chen
Title: Managing Director

[Signature Page to Credit Agreement]

CITIBANK N.A., as a Lender and L/C Issuer

By:	/s/ Matthew S. Burke
Name: Matthew S. Burke
Title: Vice President

[Signature Page to Credit Agreement]

BNP PARIBAS, as a Lender and L/C Issuer solely with respect to Existing Letters of Credit

By:	/s/ David L. Berger
Name: David L. Berger
Title: Director

By:	/s/ Sang W. Han
Name: Sang W. Han
Title: Vice President

[Signature Page to Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Nirmal Bivek
Name: Nirmal Bivek
Title: Duly Authorized Signatory

[Signature Page to Credit Agreement]

FIFTH THIRD BANK, as a Lender

By:	/s/ Suzanne Rode
Name: Suzanne Rode
Title: Managing Director

[Signature Page to Credit Agreement]

BANKERS TRUST COMPANY, as a Lender

By:	/s/ Todd W. Wishman
Name: Todd W. Wishman
Title: Vice President

[Signature Page to Credit Agreement]

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Lisa DeCristofaro
Name: Lisa DeCristofaro
Title: SVP

[Signature Page to Credit Agreement]

EXHIBIT A-1

[FORM OF]

COMMITTED LOAN NOTICE

To:	Royal Bank of Canada, as Administrative Agent

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 31, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Meredith Corporation, an Iowa corporation, as borrower (the “Borrower”), the Subsidiary Guarantors party thereto from time to time, each lender party thereto from time to time and Royal Bank of Canada, as Administrative Agent, Collateral Agent and Swingline Lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby requests (select one):

A Borrowing of new Loans

A conversion of Loans made on

A continuation of Loans made on

to be made on the terms set forth below:

(A) Class of Borrowing[1]

(B) Date of Borrowing, conversion or continuation (which is a Business Day)

(C) Principal amount[2]

(D) Type of Loan[3]

(E) Interest Period and the last day thereof[4]

(F) Location and number of applicable Borrower’s account to which proceeds of Borrowings are to be disbursed:

[1]	Term Loans or Revolving Credit Loans.
[2]	For Eurocurrency Rate Loans, borrowing minimum of $5 million or a whole multiple of $1 million in excess thereof. For Base Rate Loans, borrowing minimum of $1 million or a whole multiple of $500,000 in excess thereof.
[3]	Specify Eurocurrency Rate or Base Rate.
[4]	Applicable for Eurocurrency Rate Borrowings/Loans only.

EXHIBIT A-1 - 1

[The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on and as of the date of the Borrowing contemplated by this Committed Loan Notice, the conditions to lending specified in Section 4.02(a) and (b) of the Credit Agreement shall have been satisfied.]5

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[5]	Insert bracketed language if the Borrower is requesting a Borrowing of new Revolving Credit Loans after the Closing Date.

EXHIBIT A-1 - 2

MEREDITH CORPORATION

By:
Name:
Title:

[Signature Page to Committed Loan Notice]

EXHIBIT A-2

[FORM OF]

SWINGLINE REQUEST

To:	Royal Bank of Canada, as Swingline Lender

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 31, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Meredith Corporation, an Iowa corporation, as borrower (the “Borrower”), the Subsidiary Guarantors party thereto from time to time, each lender party thereto from time to time and Royal Bank of Canada, as Administrative Agent, Collateral Agent and Swingline Lender, this represents the Borrower’s request to borrow as follows:

The Borrower hereby gives you irrevocable notice pursuant to Section 2.04(b) of the Credit Agreement that it requests Swingline Loans under the Credit Agreement (the “Proposed Advance”) and, in connection therewith, sets forth the following information:

1. The date of the Proposed Advance is [•] (the “Funding Date”)

2. The aggregate principal amount of the Proposed Advance is $[•]

The undersigned is a duly authorized officer of the Borrower executing this Swingline Request and hereby certifies on behalf of the Borrower that as of the Funding Date:

(i) the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects, in each case on and as of the requested Funding Date (or true and correct in all material respects as of a specified date, if earlier); and

(ii) at the time of and immediately after giving effect to the Borrowing contemplated hereby, no Default or Event of Default has occurred and is continuing.

MEREDITH CORPORATION
as the Borrower

By:
Name:
Title:

EXHIBIT A-2 - 1

EXHIBIT B-1

LENDER: [•]

PRINCIPAL AMOUNT: $[•]

[FORM OF]

TERM NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, Meredith Corporation, an Iowa corporation (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in accordance with the provisions of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds to the Administrative Agent for the benefit of the Lender at the Administrative Agent’s Office (such term, and each other capitalized term used but not otherwise defined herein, having the meaning assigned to it in the Credit Agreement, dated as of January 31, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Subsidiary Guarantors party thereto from time to time, each lender party thereto from time to time and Royal Bank of Canada, as Administrative Agent, Collateral Agent and Swingline Lender) (i) on the dates set forth in the Credit Agreement, the principal installment amounts set forth in the Credit Agreement with respect to Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement and (ii) interest at the rate or rates per annum and payable on such dates as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in (and to the extent required by) the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

EXHIBIT B-1 – 1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

EXHIBIT B-1 - 2

MEREDITH CORPORATION

By:
Name:
Title:

[Signature Page to Term Note]

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT B-2

LENDER: [•]

PRINCIPAL AMOUNT: $[•]

[FORM OF]

REVOLVING CREDIT NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, Meredith Corporation, an Iowa corporation (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in accordance with the provisions of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds to the Administrative Agent for the benefit of the Lender at the Administrative Agent’s Office (such term, and each other capitalized term used but not otherwise defined herein, having the meaning assigned to it in the Credit Agreement, dated as of January 31, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Subsidiary Guarantors party thereto from time to time, each lender party thereto from time to time and Royal Bank of Canada, as Administrative Agent, Collateral Agent and Swingline Lender) (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and (B) interest on the principal amount from time to time outstanding on each such Revolving Credit Loan at the rate or rates per annum and payable on such dates, as provided in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in (and to the extent required by) the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Revolving Credit Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

EXHIBIT B-2 - 1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

EXHIBIT B-2 - 2

MEREDITH CORPORATION

By:
Name:
Title:

[Signature Page to Revolving Credit Note]

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT C

[FORM OF]

COMPLIANCE CERTIFICATE

[Date]

Reference is made to the Credit Agreement, dated as of January 31, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Meredith Corporation, an Iowa corporation, as borrower (the “Borrower”), the Subsidiary Guarantors party thereto from time to time, each lender party thereto from time to time and Royal Bank of Canada, as Administrative Agent, Collateral Agent and Swingline Lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:

1.	[Attached hereto as Exhibit A is the consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 20[•] and related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, prepared in accordance with generally accepted auditing standards and not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any qualification or exception that is solely with respect to, or resulting solely from, (A) an upcoming maturity date of any Indebtedness or (B) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) and (ii) a customary management discussion and analysis of the financial conditions and results of operations for such period.][1]

[Attached hereto as Exhibit A is the consolidated balance sheet of the Borrower and its Subsidiaries as of [•] and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail. These present fairly in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and a customary management discussion and analysis of the financial conditions and results of operations for such period.]2

[1]	To be included if delivered in connection with annual financial statements only.
[2]	To be included if delivered in connection with quarterly financial statements only.

EXHIBIT C - 1

2.	To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default has occurred and is continuing. [If unable to provide the foregoing certification, fully describe the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto on Annex A attached hereto.]

3.	The following represent true and accurate calculations, as of [•], 20[•], to be used to determine compliance with the covenant set forth in Section 7.08 of the Credit Agreement:

Consolidated Net
Leverage Ratio:

Consolidated Total Net Debt=	[•]
Consolidated Adjusted
EBITDA=	[•]
Actual Ratio=	[•] to 1.00
Maximum Ratio (as of the last	4.25 to 1.00
day of any Test Period)

Supporting detail showing the calculation of the Consolidated Net Leverage Ratio is attached hereto as Schedule 1.3

4.	[Attached hereto is the information required by Section 6.02(c) of the Credit Agreement.][4]

[3]	Used for computing margin and if Section 7.08 is applicable for reporting period.
[4]	To be included only in annual compliance certificate.

EXHIBIT C - 2

SCHEDULE 1

(A)	Consolidated Net Leverage Ratio: Consolidated Total Net Debt, to Consolidated Adjusted EBITDA for the most recently ended Test Period.

(1)	Consolidated Total Net Debt as of [•], 20[•]:

(a) The total amount of:

(i) Indebtedness for borrowed money,

(ii)  Indebtedness evidenced by bonds, notes, (other than notes in favor of trade creditors evidencing trade payables incurred in the ordinary course of business), debentures or other similar instruments,

(iii) Capitalized Lease Obligations,

(iv) the Senior Notes, and

(v) guarantees of the foregoing,

in each case of the Borrower and of its Restricted Subsidiaries (excluding (w) the U.K. Pension Security Obligations, (x) Indebtedness in respect of undrawn letters of credit and bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), except to the extent of unreimbursed amounts drawn thereunder, (y) intercompany Indebtedness and (z) Indebtedness in respect of Hedging Obligations not yet due and owing) outstanding on such date;

(b) less up to $250 million of Eligible Cash included on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date of determination;[1]

(c)   plus the greater of (i) the aggregate liquidation value and (ii) maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Borrower and the Subsidiary Guarantors and all Preferred Stock of Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP.

[1]	provided that (1) for purposes of determining the Consolidated Net Leverage Ratio in connection with the incurrence of any Incremental Credit Extensions incurred pursuant to Section 2.14 of the Credit Agreement or any Permitted Debt Offerings incurred pursuant to Section 7.02(b)(xxi) of the Credit Agreement only, the cash proceeds of such Incremental Credit Extensions and/or Permitted Debt Offering being incurred shall not be deemed to be included on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

EXHIBIT C - 3

Consolidated Total Net Debt

(2)	Consolidated Adjusted EBITDA:

(a) Consolidated Net Income:

The aggregate Net Income of the Borrower and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(i) any after-tax effect of extraordinary, non-recurring or unusual gains or losses or expenses (including fees and expenses relating to (i) the Transactions, (ii) severance, relocation and transition costs and (iii) any rebranding or corporate name change) shall be excluded;

(ii) the cumulative effect of a change in accounting principles during such period shall be excluded;

(iii)  any after-tax effect of income (or loss) from disposed or discontinued operations and any net after-tax gains (or losses) on disposal of disposed, abandoned or discontinued operations shall be excluded;

(iv) any after-tax effect of gains (or losses) (less all fees and expenses relating thereto) attributable to asset Dispositions other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded;

EXHIBIT C - 4

(v)    any impairment charge or asset write-off or write-down, including impairment charges, write-offs or write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities, in accordance with GAAP or as a result of a change in law or regulation, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(vi)  the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary in respect of such period;

(vii)  the Net Income for such period of any Non-Guarantor Subsidiary shall be excluded to the extent of any portion of its Net Income that may not be transferred (including by way of any one or more of the following (i) dividends or similar distributions, (ii) returns of capital, (iii) loans or advances or the repayment thereof or (iv) other conveyances) at the date of determination without any prior governmental approval (which has not been obtained) and without violating, directly or indirectly, the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other

EXHIBIT C - 5

distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period;

(viii)   any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, employee benefit plans or agreements, stock options, restricted stock or other rights, and any non-cash deemed finance charges or expenses in respect of any pension liabilities or other retiree provisions or on the revaluation of any benefit plan obligation and any non-cash charges or expenses in respect of curtailments, discontinuations or modifications to pension plans shall be excluded;

(ix) any after-tax effect of income (or loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(x)    any unrealized foreign currency translation or transaction gains or losses (or similar charges) (i) in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, (ii) relating to translation of assets and liabilities denominated in foreign currencies and (iii) in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary shall be excluded;

EXHIBIT C - 6

(xi)  accruals and reserves for liabilities or expenses that are established or adjusted as a result of the Transactions, calculated in accordance with GAAP, within 18 months after the Closing Date shall be excluded;

(xii)  any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, Disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(xiii)   losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition, sale, conveyance, transfer or other Disposition of assets will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days) shall be excluded;

EXHIBIT C - 7

(xiv) losses, charges and expenses with respect to liability or casualty events or business interruption, to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for reimbursement by the insurer and such amount (A) is not denied by the applicable carrier in writing and (B) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days) shall be excluded;

(xv)   the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to the Transactions or any acquisition consummated before or after the Closing Date, and the amortization, write-down or write-off of any amounts thereof, shall be excluded;

(xvi) all non-cash gains, losses, expenses or charges attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments shall be excluded; and

(xvii)  any deferred tax expense associated with tax deductions or net operating losses as a result of the Transactions, or the release of any valuation allowance related to such item shall be excluded.

EXHIBIT C - 8

(b)	plus (without duplication) to the extent the same were deducted (and not added back) in computing such Consolidated Net Income (other than clause (x)):

(i)  provision for taxes based on income or profits or capital gains, including federal, state, provincial, local, foreign, non-U.S. franchise, excise, value added and similar taxes, foreign withholding taxes and taxes (whether paid in full or in installments) incurred as a result of or in order to consummate the Transactions, of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations; plus

(ii) Consolidated Interest Expense of such Person for such period; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv)  any fees, premiums, expenses or charges related to (x) the Transactions (y) any actual, proposed or contemplated Equity Offering, Permitted Investment, acquisition, Disposition, recapitalization, the incurrence or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) or (z) any amendments, consents, waivers or other modifications relating to the Senior Notes, or the Facilities (whether or not consummated or successful); plus

(v)    the amount of any restructuring charge, accrual or reserve, integration cost or other business optimization expense, including any restructuring costs incurred in connection with the Transactions, acquisitions, mergers or consolidations after the Closing Date and any other restructuring expenses, severance expenses, one-time compensation charges, post-retirement employee benefits plans, any expenses relating to reconstruction, decommissioning or recommissioning fixed assets for alternate use, expenses or charges relating to facility closing costs, acquisition integration costs and signing, retention or completion bonuses or expenses; plus

EXHIBIT C - 9

(vi)  any other non-cash charges or expenses, including any write-offs or write-downs and non-cash compensation charges or expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period); plus

(vii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(viii) the amount of loss on sale of receivables and related assets to any Receivables Subsidiary in connection with a Receivables Facility; plus

(ix)  any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 7.05(a)(iii) of the Credit Agreement: plus

EXHIBIT C - 10

(x)    other than with respect to the Transactions, the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Borrower in good faith to result from actions taken or to be taken in connection with any Investment, acquisition, Disposition, merger, amalgamation, consolidation, discontinued operations, operational changes or other action being given pro forma effect (which will be added to Consolidated Adjusted EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such actions have been taken or are expected to be taken within 18 months after the consummation of the Investment, acquisition, Disposition, merger, amalgamation, consolidation, discontinued operations, operational change or other action expected to result in such cost savings or other benefits, (y) such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Borrower) and (z) the aggregate amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies added back pursuant to this clause (x) in any Test Period shall not exceed 20% of Consolidated Adjusted EBITDA (prior to giving effect to such addbacks); plus

(xi)  solely with respect to the Transactions, such add-backs reflected in the financial model delivered by the Borrower to the Arrangers on or about October 17, 2017, and projected by the Borrower in good faith to result from actions with respect to the Transactions that have been taken or are expected to be taken (in the good faith determination of the Borrower) within 18 months of the Closing Date, in an aggregate amount not to exceed $400 million;

EXHIBIT C - 11

(c)   minus (without duplication) the amount of non-cash gains increasing such Consolidated Net Income, excluding (i) any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Adjusted EBITDA in any prior period and (ii) any non-cash gains in respect of which cash was actually received in a prior period so long as such cash did not increase Consolidated Adjusted EBITDA in such prior period; and (iii) the accrual of revenue in the ordinary course of business; and

(d) plus or minus (without duplication)

(i) any net loss or gain resulting in such period from Hedging Obligations and the application of Financial Accounting Codification No. 815- Derivatives and Hedging; and

(ii)  any net loss or gain resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

Consolidated Adjusted EBITDA

Consolidated Total Net Debt to Consolidated Adjusted EBITDA	[•]: 1.00

Covenant Requirement (as of the last day of any Test Period)	4.25 to 1.00

EXHIBIT C - 12

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, has executed this certificate for and on behalf of the Borrower and has caused this certificate to be delivered as of the first date written above.

MEREDITH CORPORATION

By:
Name:
Title:

[Signature Page to Compliance Certificate]

EXHIBIT D

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the] [each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[5]	Include all applicable subfacilities.

Exhibit D - 1

related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]]

3.	Borrower: Meredith Corporation

4.	Administrative Agent: Royal Bank of Canada, as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of January 31, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Meredith Corporation, as Borrower, the Subsidiary Guarantors party thereto from time to time, each lender party thereto from time to time and Royal Bank of Canada, as Administrative Agent, Collateral Agent and Swingline Lender.

Exhibit D - 2

6.	Assigned Interest:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment/ Loans for all Lenders[9]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[10]	CUSIP Number
			$	$
%
			$	$
%
			$	$
%

7.	[Trade Date: ___________________][11]

Effective Date: _____________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Commitment”, etc.).
[9]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit D - 3

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

[Signature Page to Assignment and Assumption]

[Consented to and]1 Accepted:

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

[Consented to:][2]

By:
Name:
Title:

[1]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[2]	To be added only if the consent of the Borrower and/or other parties (e.g., L/C Issuer) is required by the terms of the Credit Agreement.

[Signature Page to Assignment and Assumption]

Annex 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

Representations and Warranties.

1.1. Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its respective Subsidiaries or Affiliates or any other Person of any of its respective obligations under any Loan Document.

1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06 of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(i)(B) or 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the] [such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will be bound by the terms of the Credit Agreement and perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender including its obligations under Section 3.01(d) of the Credit Agreement.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any conflicts of laws provisions that would result in the application of the laws of another jurisdiction.

EXHIBIT E

[FORM OF]

SECURITY AGREEMENT

EXHIBIT F-1

[FORM OF]

PERFECTION CERTIFICATE

(See Attached)

EXHIBIT F-2

[FORM OF]

PERFECTION CERTIFICATE SUPPLEMENT

This Perfection Certificate Supplement, dated as of [•] is delivered pursuant to Section 6.02(c) of that certain Credit Agreement, dated as of January 31, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Meredith Corporation, an Iowa corporation, as borrower (the “Borrower”), the Subsidiary Guarantors party thereto from time to time, each lender party thereto from time to time and Royal Bank of Canada as Administrative Agent, Collateral Agent and Swingline Lender. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

The undersigned hereby certifies (in my capacity as [•] of the Borrower and not in my individual capacity) to the Collateral Agent and each of the other Secured Parties that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Closing Date (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, the undersigned has hereunto signed this Perfection Certificate Supplement as of the date first written above.

MEREDITH CORPORATION as the Borrower

By:
Name:
Title:

[Signature Page to Perfection Certificate Supplement]

EXHIBIT G-1

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 31, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Meredith Corporation, an Iowa corporation, as borrower (the “Borrower”), the Subsidiary Guarantors party thereto from time to time, each lender party thereto from time to time (collectively, the “Lenders” and individually, a “Lender”) and Royal Bank of Canada, as Administrative Agent, Collateral Agent and Swingline Lender. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01 (d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

Exhibit G-1 - 1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:	, 20[•]

[Signature Page to United States Tax Compliance Certificate]

EXHIBIT G-2

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 31, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the Credit Agreement”), among Meredith Corporation, an Iowa corporation, as borrower (the Borrower), the Subsidiary Guarantors party thereto from time to time, each lender party thereto from time to time (collectively, the “Lenders” and individually, a “Lender”) and Royal Bank of Canada, as Administrative Agent, Collateral Agent and Swingline Lender. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Sections 3.01(d) and 10.06(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

Exhibit G-2 - 1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:	, 20[•]

[Signature Page to United States Tax Compliance Certificate]

EXHIBIT G-3

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 31, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Meredith Corporation, an Iowa corporation, as borrower (the “Borrower”), the Subsidiary Guarantors party thereto from time to time, each lender party thereto from time to time (collectively, the “Lenders” and individually, a “Lender”) and Royal Bank of Canada, as Administrative Agent, Collateral Agent and Swingline Lender. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Documents are effectively connected with the undersigned’s or its direct or indirect partners’/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

Exhibit G-3 - 1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:	, 20[•]

[Signature Page to United States Tax Compliance Certificate]

EXHIBIT G-4

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 31, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Meredith Corporation, a corporation, as borrower (the “Borrower”), the Subsidiary Guarantors party thereto from time to time, each lender party thereto from time to time (collectively, the “Lenders” and individually, a “Lender”) and Royal Bank of Canada, as Administrative Agent, Collateral Agent and Swingline Lender. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Sections 3.01(d) and 10.06(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners’/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) and IRS Form W- 8IMY accompanied by an IRS Form W-8BEN OR W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

Exhibit G-4 - 1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated: ______________________, 20[•]

[Signature Page to United States Tax Compliance Certificate]

EXHIBIT H

[FORM OF]

SOLVENCY CERTIFICATE

Date: ______________, 2018

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of Meredith Corporation, a corporation organized under the laws of Iowa (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 4.01(d)(ix) of the Credit Agreement, dated as of January 31, 2018 (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Subsidiary Guarantors party thereto from time to time, each lender party thereto from time to time and Royal Bank of Canada, as Administrative Agent, Collateral Agent and Swingline Lender. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), determined in accordance with GAAP consistently applied.

EXHIBIT H - 1

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of Identified Contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(f) “Do not have Unreasonably Small Capital”

The Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section 4.01(d)(ii) of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

EXHIBIT H - 2

4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), it is my opinion that (i) the Fair Value of the assets of the Borrower and its Subsidiaries taken as a whole exceeds their Stated Liabilities and Identified Contingent Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceeds their Stated Liabilities and Identified Contingent Liabilities; (iii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

EXHIBIT H - 3

IN WITNESS WHEREOF, the undersigned has executed this certificate in such undersigned’s capacity as Chief Financial Officer of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

MEREDITH CORPORATION

By:
Name:
Title: Chief Financial Officer

[Signature Page to Solvency Certificate]

EXHIBIT I

[FORM OF]

PREPAYMENT NOTICE

To: Royal Bank of Canada, as Administrative Agent

[Date]1

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 31, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Meredith Corporation, an Iowa corporation, as borrower (the “Borrower”), the Subsidiary Guarantors party thereto from time to time, each lender party thereto from time to time and Royal Bank of Canada, as Administrative Agent, Collateral Agent and Swingline Lender. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The undersigned Borrower hereby gives you notice that, pursuant to Section 2.05[(a)(i)][(b)[•]] of the Credit Agreement, the undersigned intends to make a prepayment on the terms set forth below:

1.	Date of Prepayment: _______________.

2.	Class of Borrowing: _______________.[2]

3.	Type of Loans: _______________.[3]

4.	In the principal amount of $______________.[4]

5.	Conditions to Prepayment (if any): ______________.

6.	[Manner of Application ______________.][5]

[1]	Notice must be received by the Administrative Agent not later than 10:00 a.m. (New York City time) (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the day of prepayment of Base Rate Loans. In the case of mandatory prepayments required under Section 2.05(b), notice must be delivered three (3) Business Days following the event giving rise to the mandatory prepayment.
[2]	E.g., Term Loans, Revolving Credit Loans, Extended Term Loans, or Replacement Term Loans.
[3]	Specify whether Eurocurrency Rate Loans, Base Rate Loans or a combination thereof.
[4]	If a combination of Eurocurrency Rate Loans and Base Rate Loans, specify the principal amount allocable to each. If a prepayment is required by Section 2.05(b), please attach a reasonably detailed calculation of the amount of such payment.
[5]	To be provided in the case of prepayments of Term Loans. If not specified, such prepayment of Term Loans shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07(a) of the Credit Agreement.

EXHIBIT I - 1

MEREDITH CORPORATION

By:
Name:
Title:

[Signature Page to Prepayment Notice]